UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Tanger Factory Outlet Centers, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Tanger® Outlets

2023 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Tanger
Outlets

May 19, 2023

JOIN THE MEETING AT:

www.meetnow.global/MX9HSJD

About Tanger

Tanger Outlet Centers attract over 120 million visitors each year. Our centers are the smart shopper's ideal one-stop destination for style at great savings. Our portfolio of 37 upscale outlet shopping centers in 20 U.S. states and in Canada showcase a tenant mix of leading designers and brand name retailers in an open-air environment designed to make shopping relaxing, rewarding and fun.

At Tanger Outlets, we are dedicated to making our retail partners successful, year after year. Focusing on our customers is our main priority. Each shopper visit is important to our success, and we want to deliver the right products, the best brand name and designer stores, and superior properties each day. Our success is enriched by gaining the loyalty of our existing shoppers and introducing new generations to the Tanger Outlet experience.

Our commitment to our partners' ongoing growth and success is a reflection of how we do business — always focused on the best interests and longstanding relationships with partners and shoppers.

kate spade
NEW YORK
TangerOutlets
60% OFF

Message from Our Lead Director

We have invested in the team and the technology to execute on our core initiatives of strategic leasing, efficient operations and a data-driven approach to marketing, which we believe will create value for all of our stakeholders over time. As the leader of your Board of Directors, I am proud to work with this talented group of Tanger professionals and our management team whose keen business insights assist us in focusing on long-term results. Collectively, we are committed to unlocking additional value in our portfolio and delivering long-term growth for Tanger shareholders.

Dear Fellow Shareholders:
Thank you for the trust you have placed in us. As our 2023 Annual Meeting approaches, we would like to highlight a few important topics: 2022 Performance Highlights, Chief Financial Officer Succession, Outlook for 2023, and Shareholder Engagement.
2022 PERFORMANCE HIGHLIGHTS
We had an extraordinary year in 2022 and we greatly exceeded our expectations. We proactively enhanced our balance sheet and liquidity position, extended our maturities and reduced the applicable pricing margin on our term loan. Net debt to Adjusted EBITDA and interest coverage ratio both improved in 2022. Consumers demonstrated their desire to shop at Tanger during 2022 where we provide curated, engaging and value-filled experiences, and retailers recognized the benefits of a productive sales model and clearance channel. In May, we broke ground on our center in Nashville, Tennessee which is on track for grand opening in September 2023. We also entered into a strategic partnership to assume the marketing, leasing and property management responsibilities at the rebranded Tanger Outlets Palm Beach. We are proud that we ended 2022 with the highest two-year total return of 154 publicly traded equity REITs as our achievements are recognized by investors.
CHIEF FINANCIAL OFFICER SUCCESSION
In November 2022, Michael Bilerman became the Company’s Executive Vice President, Chief Financial Officer and Chief Investment Officer. Mr. Bilerman will leverage his significant industry knowledge and relationships as he focuses on further enhancing the company's strategic growth initiatives, managing the finance, capital markets and investor relations teams. Mr. Bilerman has spent the entirety of his career in real estate. He started his career at Goldman Sachs, where he spent 6 years in Investment Banking and Equity Research. For the last 15 years, Mr. Bilerman has been at Citi where he and his team have been named to Institutional Investor's All-America Research Team for the last 14 years, including being the #1 rated analyst team for the last 5 consecutive years. In recognition of Mr. Bilerman's impact on the industry, he was presented with Nareit's prestigious Industry Achievement Award in November 2020.
OUTLOOK FOR 2023
2023 is a milestone year for Tanger, marking our 30th year as a public company traded on the New York Stock Exchange. We have entered this year with an attractive growth outlook and a well-positioned balance sheet with the liquidity and flexibility to execute on our strategy. We continue to drive rent growth through increased occupancy with a focus on diversified and elevated partners. Incremental revenue sources remain a focus as we mature our outparcel, marketing partnerships and sustainability efforts.
SHAREHOLDER ENGAGEMENT
We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. We are proud of our track record of being responsive to our shareholders, and based on feedback we have received, we have made many positive changes, especially related to our executive compensation programs. This past year, 96% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation. As we believe it is important to continue to engage with our shareholders, we again conducted outreach efforts this past year. I led our outreach efforts, together with Thomas Reddin, the Chair of our Compensation and Human Capital Committee.
The Board remains committed to serving your interests, and we are focused on long-term value creation for all shareholders.
DAVID B. HENRY
Lead Director

2023 PROXY STATEMENT	1

Notice of Annual Meeting of Shareholders

DATE AND TIME May 19, 2023 (Friday) 10:00 AM (Eastern Time)	LOCATION The Annual Meeting will be held online at www.meetnow.global/MX9HSJD	WHO CAN VOTE Shareholders as of March 24, 2023 are entitled to vote

Voting Items

1	See page 16	2	See page 79	3	See page 82	4	See page 87	5	See page 91

	To elect the nine director nominees named in the attached Proxy Statement for a term of office expiring at the 2024 Annual Meeting of Shareholders	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023		To approve the amendment and restatement of the Incentive Award Plan		To approve, on an advisory (non-binding) basis, named executive officer compensation		To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on executive compensation

	“FOR” each director nominee	“FOR”		“FOR”		“FOR”		“ONE YEAR”

We will also transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.
Only common shareholders of record at the close of business on March 24, 2023 will be entitled to vote at the meeting or any postponement(s), continuation(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.
It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting online. Please vote by internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials, or if you received printed proxy materials, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares during the meeting if you subsequently choose to attend the meeting online and wish to change your vote.
We encourage shareholders to submit their proxy online, by mail, by phone or using your smartphone or tablet. As always, we encourage you to vote your shares prior to the Annual Meeting.
Sincerely,
STEPHEN J. YALOF
President,
Chief Executive Officer
April 6, 2023

How to Vote

ONLINE www.envisionreports.com/SKT	BY PHONE 1-800-652-VOTE (8683)	BY MAIL Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	QR CODE Use your smartphone or tablet to scan the QR Code

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FRIDAY, MAY 19, 2023. This Proxy Statement and our Annual Report for the year ended December 31, 2022 (the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.

2	Tanger Outlets

2023 PROXY STATEMENT	3

Performance Highlights

2022 Business Recap
We entered 2022 committed to executing our strategy to accelerate our business, strengthen our position as a leading real estate operating company focused on customer experience, drive cash flows and deliver growth. Our 2022 financial results delivered on these objectives, demonstrating our ability to:
■provide curated, engaging and value-filled experiences for our shoppers,
■offer a productive sales model and clearance channel for our retailers,
■elevate and diversify our tenancy, and
■deliver a platform providing both reliable earnings and attractive growth opportunities while maintaining prudent leverage levels.
During 2022, we also prioritized our commitment to create value for our shareholders, raising our dividend by 20% to $0.88 per share on an annualized basis and providing a total shareholder return that significantly outpaced the retail REIT, total REIT and S&P 500 indices. In May, we broke ground on our center in Nashville, Tennessee, which is on track for grand opening in September 2023. We also entered into a strategic partnership to assume the marketing, leasing and property management responsibilities at the rebranded Tanger Outlets Palm Beach. Our success in Palm Beach is a proof point to the strength of the Tanger brand to our retailers and our shoppers combined with our ability to leverage our world-class leasing, operations and marketing teams across retail platforms.

Tanger Factory Outlet Centers, Inc. 1-Year and 2-Year Total Shareholder Return - 2022

1-Year Total Shareholder Return(1)

2-Year Total Shareholder Return(1)

(1)Total shareholder return as of December 31, 2022 based on an initial investment of $100 for each respective period shown.

4	Tanger Outlets

Performance Highlights

NET INCOME
Net income available to common shareholders was $0.77 per share, or $81.2 million, for the year ended December 31, 2022 compared to net income available to common shareholders of $0.08 per share, or $8.3 million, for the prior year.

CORE FUNDS FROM OPERATIONS (“CORE FFO”)*	Core FFO available to common shareholders was $1.83 per share, or $201.8 million, for the year ended December 31, 2022 compared to $1.76 per share, or $188.4 million, for the prior year.

SAME CENTER NET OPERATING INCOME (“NOI”)*
Same Center NOI for the consolidated portfolio increased to $298.1 million for 2022 from $283.5 million for 2021 driven by growth in occupancy and rental rates during 2022, as well as the benefit from a net reversal of revenue reserves of approximately $4.1 million compared to approximately $1.2 million of net reserves recorded in 2021.

OCCUPANCY	97% occupancy for the consolidated portfolio on December 31, 2022 (compared to 95% on December 31, 2021).

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.8025 per share in dividends during 2022. We have paid an all-cash dividend every year since becoming a public company in May 1993.

AVERAGE TENANT SALES	Average tenant sales were $445 per square foot for the total portfolio for the year ended December 31, 2022, an increase of 11.8% compared to 2019.

NET DEBT TO ADJUSTED EBITDA RATIO*
Net debt to Adjusted EBITDA (calculated as net debt* divided by Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”))* for the consolidated portfolio improved to 4.9 times for the year ended December 31, 2022 from 5.3 times for the year ended December 31, 2021.

INTEREST COVERAGE RATIO	Interest coverage ratio (calculated as Adjusted EBITDA* divided by interest expense) for the consolidated portfolio improved to 5.1 times for 2022 from 4.4 times for 2021.

DEBT COMPLIANCE	Remained in full compliance with all debt covenants as of December 31, 2022.

OCCUPANCY COST RATIO	Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 8.6% for the year ended December 31, 2022 compared to 8.1% for the year ended December 31,2021.

*Core FFO, Same Center NOI, Net debt, Adjusted EBITDA, Net debt to Adjusted EBITDA ratio and interest coverage ratio are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDA including a reconciliation to the closest GAAP equivalent, please see Appendix A.
During 2022, we further strengthened our balance sheet to position Tanger with the liquidity and flexibility to invest in our growth. In the second half of 2022, we amended and restated our bank term loan, increasing the outstanding balance from $300 million to $325 million, extending the maturity from April 2024 to January 2027 (plus a one-year extension option) and reducing the applicable pricing margin from LIBOR plus 125 basis points to adjusted SOFR plus 120 basis points based on our current credit rating. We also refinanced secured mortgages at the Columbus, Ohio and Southaven, Mississippi joint venture properties, extending the maturity dates to October 2032 and October 2026 (plus a one-year extension option), respectively.

2023 PROXY STATEMENT	5

Performance Highlights
As of December 31, 2022, our consolidated outstanding debt aggregated approximately $1.4 billion with $76.1 million of floating rate debt, representing approximately 5% of total consolidated debt and 2% of total enterprise value. Approximately 93% of our total consolidated square footage was unencumbered by mortgages. As of December 31, 2022, our outstanding debt had a weighted average interest rate of 3.2% and a weighted average term to maturity, including extension options, of approximately 5.6 years. We have no significant debt maturities until September 2026, and we ended 2022 with $265 million of cash and cash equivalents and short-term investments, along with full capacity available under our $520 million unsecured lines of credit.

6	Tanger Outlets

Performance Highlights
Our Environmental, Social and Governance Approach
At Tanger, we work to create long-term value for our shareholders, retail partners and employee team members while we build strong communities and consider the future of our planet. We integrate environmental, social and governance (ESG) principles into our business practices and seek to address the issues most important to Tanger stakeholders. Our Core Values – Consider Community First, Seek the Success of Others, Act Fairly and with Integrity, and Make it Happen – form the foundation of our approach as we set goals to create positive social and economic impact while reducing our environmental footprint. Additionally, a portion of our 2022 short-term incentive plan for our named executive officers was contingent on achieving goals related to our solar energy infrastructure, EV charging capacity and third-party certifications.
Our goal is to utilize best practices in every aspect of our business, including our ESG reporting, which is guided by the following standards and reporting frameworks:
■Global Reporting Initiative (GRI)
■Sustainability Accounting Standards Board (SASB, now part of the International Sustainability Standards Board)
■Global Real Estate Sustainability Benchmark (GRESB)
■CDP (formerly the Carbon Disclosure Project)
■Task Force on Climate-related Financial Disclosures (TCFD)
In light of our progress, we have evolved our strategic pillars:

Our People	Our Community	Our Planet	Our Governance

Creating a Positive Workplace	Contributing to Strong, Vibrant Communities	Minding Our Environmental Impact	Managing Our Business with Integrity

We aim to create an engaging, equitable workplace where all people are welcomed, valued and have opportunities to thrive	We actively serve our communities through partnerships with nonprofits, community leaders and tenants	We are committed to taking steps to mitigate climate change through embedding energy efficiency and sustainability measures in center operations, new center development and tenant partnerships	We build trusting relationships and seek to create long-term value for our stakeholders with ethics as the foundation for our approach to ESG and our entire business

ESG Priorities And Impacts

At Tanger, we are strategically embedding sustainability in all that we do. We engage stakeholders, executives and our Board members to determine opportunities and risks and identify key ESG issues, which are integrated into operational priorities and processes across the company. As a result of a robust assessment conducted by a third party in 2021, we have identified the following priority issues that we believe are of greatest relevance to the Company and our stakeholders:	Diversity, Equity & Inclusion
Energy Use & Efficiency
Community Involvement
Climate Change
Tenants’ Environmental & Social Footprint

2023 PROXY STATEMENT	7

Performance Highlights

Tanger’s Progress Towards Long-Term Sustainability Goals in 2022

In 2022, Tanger reached several important milestones in its sustainability and resiliency journey by transforming our goals into actions, as follows:

■	Announced our plan to achieve net zero Scope 1 and 2 emissions by 2050	■	Added over 160 electric vehicle charging stations, doubling our shoppers’ access to free EV charging
■	Became a signatory to the United Nations Global Compact in 2022, committing to the adoption of sustainable and socially responsible policies, alignment with the Compact’s Ten Principles, and reporting on implementation	■	Purchased over 30 electric cars and golf carts in support of our goal of electrifying 100% of our operational fleet by 2030
		■	Attained LEED Gold certification at an additional four centers, pushing over 50% of gross leasable area to this certification
■	Achieved the International WELL Building Institute’s WELL Health-Safety Rating for Facility Operations and Management in all its United States-based centers*
		■	Received U.S. Green Building Council Awards at our centers in Savannah, Grand Rapids and Howell
■	Strategically invested in renewable energy by procuring 6.2 MW of photovoltaic panels for four new solar system installations, doubling our solar infrastructure	■	Grew our urban beehive portfolio to nine centers by adding hives in Pittsburgh, Locust Grove and Westgate
*    Includes all consolidated properties and unconsolidated joint ventures managed by the Company

Our Mission	Our Vision

To deliver the best value, experience and opportunity for our communities, stakeholders and partners	Using customer insights and experience to inform the future of shopping

Consider Community First	Act Fairly & With Integrity

Our diverse communities are the heartbeat of our business. Our decision-making must reflect the varied perspectives that contribute to making Tanger a welcoming environment for all. We work to embrace these differences which strengthen Tanger. Our philanthropic and sustainable commitments exist to better all the communities we serve.

Our bond is strongest when we act with integrity and fairness in everything we do. Tanger’s commitment to ethics lives throughout every level, interaction, and function of the organization, and is what we are known for.

Seek The Success Of Others	Make It Happen

We are all in this together, and we believe true success can only be achieved when it is experienced by our shoppers, retailers and team members alike. We strive to create a culture of inclusion, where we can all be better-together.

This is the Tanger state of mind, and it is deeply rooted in our heritage. We are empowered to take smart risks, innovate and to use our voices to advocate for our ideas and for others within our communities.

8	Tanger Outlets

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. Please read the Proxy Statement in its entirety before voting. The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 19, 2023. Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc. and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. The terms “we,” “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires. We anticipate that our Proxy Statement and proxy card will be first sent or available to shareholders on or about April 6, 2023. Certain statements in this summary and the Proxy Statement are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast,” or similar expressions. Such forward-looking statements include, but are not limited to, statements regarding anticipated opening of our Nashville, TN location, our ESG program, our executive compensation program and creating long-term shareholder value. Important factors that may cause actual results to differ materially from current expectations include, but are not limited to those set forth under Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022, as may be updated in our other filings with the SEC. Actual results could differ materially from those projected in the forward-looking statements. Additionally, we may provide information in this Proxy Statement or our other reporting that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. . Except as required by applicable law, we assume no, and expressly disclaim any, obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 19, 2023. All holders of record of our common shares, par value $0.01 per share (referred to as “Common Shares”), as of the close of business on the record date, March 24, 2023, are entitled to attend and vote on all proposals at the Annual Meeting.
General Information

Meeting:	Annual Meeting of Shareholders	Stock Symbol:	SKT
Date:	May 19, 2023	Exchange:	New York Stock Exchange
Time:	10:00 a.m., Eastern Time	Common Shares Outstanding:	105,316,253
Location:	www.meetnow.global/MX9HSJD	State of Incorporation:	North Carolina
Record Date:	March 24, 2023	Public Company Since:	1993
The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetnow.global/MX9HSJD. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Corporate Website: www.tangeroutlets.com
Investor Relations Website: investors.tangeroutlets.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FRIDAY, MAY 19, 2023.
This Proxy Statement and our Annual Report for the year ended December 31, 2022 (the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.
The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

2023 PROXY STATEMENT	9

Proxy Summary

PROPOSAL 1

Election of Directors

The Board recommends a vote FOR each director nominee.	See page 16

Directors
We believe that the composition of our Board of Directors (the “Board” or “the Board of Directors”) is balanced, that it reflects diversity in experience, professional background, gender, ethnicity, areas of expertise and perspectives, and that the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives. As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives.
The table below outlines the ages, tenures, independence and committee membership of our director nominees for the annual meeting to be held on May 19, 2023. For more information about our director nominees and their qualifications, please see “Proposal 1 - Election of Directors.”

	Age	Years on Board	Independent	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee
Jeffrey B. Citrin	65	8
David B. Henry*	74	7
Sandeep L. Mathrani	60	1
Thomas J. Reddin	62	12
Bridget M. Ryan-Berman	62	14
Susan E. Skerritt	68	4
Steven B. Tanger**	74	29
Luis A. Ubiñas	60	3
Stephen J. Yalof	60	2

* Lead Director	Member	Chair
** Executive Chair

10	Tanger Outlets

Proxy Summary

Independence

■	Employee Directors
■	Independent Directors

Gender and Racial/Ethnic Diversity*

Racial/Ethnic Diversity
■	Gender Diversity (Female)
■	Not Diverse Based on Gender or Race/Ethnicity

Tenure

■	3 years or less
■	4-10 years
■	Greater than 10 years

Age

40-60 Years
■	61-70 Years
■	71+
*The four Board members identified as diverse do not overlap in either gender or racial/ethnic diversity.
Governance Highlights
Strong Corporate Governance Practices

INDEPENDENCE	BEST PRACTICES

■7 of 9 current directors are independent	■Active shareholder engagement process
■Independent Lead Director of the Board	■Diversity reflected in Board and Senior Management
■All Board committees composed entirely of independent directors	■Current Board includes 5 audit committee financial experts
■Regular executive sessions of independent directors	■Strategy and risk oversight by the Board and its Committees
■Board and committees may hire outside advisors independently of management	■Share ownership guidelines for named executive officers and non-employee directors

2023 PROXY STATEMENT	11

Proxy Summary
Shareholder Engagement
We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. We are proud of our track record of being responsive to our shareholders, and based on feedback we have received, we have made many positive changes, especially related to our executive compensation programs.
For example, this past year, 96% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation. As we believe it is important to continue to engage with our shareholders, we again conducted outreach efforts this past year. During 2022, we reached out to and received feedback from certain shareholders. The results of our feedback indicated that our shareholders continue to support the overall design and framework of our current compensation programs, and, as such, we have kept the overall design and framework of our programs virtually the same for 2022 and 2023. David B. Henry, our Lead Director, led our outreach efforts, together with Thomas J. Reddin, the Chair of our Compensation and Human Capital Committee.

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board recommends a vote FOR this proposal.	See page 79

PROPOSAL 3

Approval of the Amended and Restated Incentive Award Plan

The Board recommends a vote FOR this proposal.	See page 82

PROPOSAL 4

Approval, on an Advisory Basis, of Executive Compensation

The Board recommends a vote FOR this proposal.	See page 87

12	Tanger Outlets

Proxy Summary

PROPOSAL 5

Approval, on an Advisory Basis, of the Frequency of Future Votes on Executive Compensation

The Board recommends a vote of ONE YEAR as the frequency of future votes on executive compensation.	See page 91

We will also transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

2023 PROXY STATEMENT	13

Proxy Summary
2022 Compensation
The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, and annual long-term equity-based incentive compensation subject to time-based or performance-based vesting conditions. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also considering annual accounting cost and the impact of share dilution. Mr. Bilerman, our current CFO and Mr. Williams, our former CFO, are excluded from the calculations below, as Mr. Bilerman was not eligible for a cash bonus in 2022 and Mr. Williams did not receive any cash bonus with respect to 2022 performance. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

Pay Element
CEO	Other NEOs	Objectives

Base Salary	Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers

Annual Incentive Cash Bonus	Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation together with a quantitative and qualitative assessment of individual contributions

Annual Long-Term Equity Incentive	Annual Long-Term Equity Incentive
To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

Performance Share Plan	Performance Share Plan	To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for TSR performance in excess of rigorous, predetermined absolute and relative hurdles

14	Tanger Outlets

Proxy Summary
Executive Compensation Governance Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company maximize shareholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

WHAT WE DO	WHAT WE DO NOT DO

  Utilize an Executive Compensation Program Designed to Align Pay with Performance
  Conduct an Annual Say-on-Pay Vote
  Seek Input From, Listen to and Respond to Shareholders
  Employ a Clawback Policy
  Prohibit Hedging and Restrict Pledging of the Company’s Common Shares

  Utilize Share Ownership Guidelines for NEOs and directors, with a 10x base salary requirement for our Executive Chair and 6x base salary requirement for our CEO
  Retain an Independent Compensation Consultant
  Mitigate Inappropriate Risk Taking
  Employ a Rigorous Bonus Program
Provide Tax Gross-ups Provide Excessive Perquisites Reprice Share Options Provide Excessive Change of Control or Single-Trigger Change of Control Severance Payments

2023 PROXY STATEMENT	15

PROPOSAL 1

Election of Directors

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders. The Board has nominated nine director candidates for election to the Board at the annual meeting. Each of the nine nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, or for good cause will not serve, the proxies reserve discretion to vote for a substitute nominee or nominees designated by the Board of Directors, or the Board may elect to reduce its size. The terms of all of our directors expire at the next Annual Meeting of Shareholders or when their successors are elected and qualified.

The Board recommends that you vote FOR all of the nominees set forth below.

Director Resignation Policy
Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. The resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of the resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (excluding the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.
Board Diversity and Refreshment
The Board seeks a mix of backgrounds and experience among its members. We believe that decision-making is improved when various perspectives contribute to the discussion. In evaluating director candidates, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience, gender, race, ethnicity and other attributes, taken as a whole, contribute to the high standards of Board service at the Company. While the Board does not follow any ratio or formula to determine the appropriate mix, the Board is committed to increasing gender and racial diversity among directors over time and, as reflected in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is committed to including highly qualified women and minority candidates in each search the Board undertakes. The Nominating and Corporate Governance Committee assesses its performance as to all aspects of the selection and nomination process for directors, including diversity, as part of its annual self-evaluation process.
The recent additions of Sandeep L. Mathrani, Stephen J. Yalof, Luis A. Ubiñas and Susan E. Skerritt to our Board reflect the Board’s focused effort to refresh the composition of the Board while also considering diversity. Currently of the nine directors on the Board, two are women, one is Asian and one is Latino. At the May 13, 2022 Board Meeting, Susan E. Skerritt was appointed to serve as Audit Committee Chair and Luis A. Ubiñas was appointed to serve as Nominating and Corporate Governance Committee Chair. These appointments reflect our thoughtful approach and commitment to ongoing Board and committee refreshment and diversification. These changes have further increased the diversity of our Board and committee leadership in terms of gender, ethnicity and career experience.

16	Tanger Outlets

Proposal 1 Election of Directors
Nominee Qualifications
The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction of or managing and overseeing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders, and as a result, we believe has developed the ability to judge leadership qualities. Each also has experience in serving as an executive or on the board of directors of at least one other major corporation, which we believe provides additional relevant experience on which each nominee can draw.
Information Regarding Nominees

JEFFREY B. CITRIN Independent Director Age 65 Director since July 28, 2014 Managing Principal of Hectad Strategic Partners Committees: Audit, Compensation & Human Capital
BACKGROUND

■Managing Principal of Hectad Strategic Partners, a private investment firm he founded in 2021.
■Vice Chairman and Senior Advisor of Square Mile Capital Management LLC, a private New York-based investment firm he founded focusing on real estate-related opportunities, from 2017 to 2020; Managing Principal of Square Mile from 2006 to 2017.
■President of Blackacre Capital Management LLC (now known as Cerberus Institutional Real Estate), which he co-founded, from 1994 to 2005.
■Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994.

■Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. from 1991 to 1993.
■Vice President of the Real Estate Investment Banking Unit of Chemical Bank from 1986 to 1991.
■Attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986.
■Previously served as an Independent Trustee of First Union Real Estate and Mortgage (now known as Winthrop Realty Trust) from 2001 to 2003.
■Serves on the advisory boards of the Hospital for Special Surgery in New York and the Hood Museum of Art.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Citrin has over 33 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board benefits from this technical experience as well as from Mr. Citrin’s extensive executive, management and legal experience.
OTHER CURRENT PUBLIC COMPANY BOARDS
Trinity Place Holdings Inc. (NYSE: TPHS)

2023 PROXY STATEMENT	17

Proposal 1 Election of Directors

DAVID B. HENRY
Lead Independent Director
Age
74
Director since
January 1, 2016
Retired Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation
Committees:
Audit, Compensation & Human Capital, Nominating & Corporate Governance

BACKGROUND

■Lead Director since January 1, 2021; Non-Executive Chair of the Board from May 17, 2019 to December 31, 2020.
■Chief Executive Officer of Kimco Realty Corporation, a publicly-traded REIT, from December 2009 and Vice Chairman of the Board of Directors from April 2001 until his retirement from both positions in January 2016.
■A 23-year career at G.E. Capital Real Estate, General Electric’s former real estate division, including serving as Senior Vice President and Chief Investment Officer, as well as Chairman of G.E. Capital Investment Advisors.
■Co-founder and Chairman of Peaceable Street Capital, a preferred equity lender for income producing commercial real estate properties.

■Previously served on the Board of Directors of VEREIT, Inc. from September 2015 to November 2021, and Columbia Property Trust, Inc. from January 2016 to December 2021.
■Director of Fairfield County Bank, a private Connecticut mutual savings bank, and Starwood Real Estate Income Trust, a non-traded REIT.
■Serves on the real estate advisory boards of New York University, Bucknell University, Baruch College, ALTO Real Estate Funds, Orangewood Partners and Pine Tree, LLC.
■Former Trustee and 2011-2012 Chairman of the International Council of Shopping Centers.
■Former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts.
■Former member of the Executive Board of the Real Estate Roundtable.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Henry has over 42 years of real estate industry experience with multinational, publicly traded companies. The Board benefits from his familiarity with the REIT industry, particularly the retail sector, as well as from his extensive executive, financial and management expertise.
OTHER CURRENT PUBLIC COMPANY BOARDS
Healthpeak Properties, Inc. (NYSE: PEAK)

18	Tanger Outlets

Proposal 1 Election of Directors

SANDEEP L. MATHRANI Independent Director Age 60 Director since June 3, 2021 Chief Executive Officer of WeWork Inc. Committees: Compensation & Human Capital
BACKGROUND

■Chief Executive Officer of WeWork Inc., a commercial real estate company, since 2020.
■Chief Executive Officer of Brookfield Properties’ retail group, a commercial real estate agency, and Vice Chairman of Brookfield Properties from 2018 to 2019.
■Chief Executive Officer of GGP Inc. for eight years, during which he recapitalized the company from bankruptcy in 2010 and led eight successful years of growth prior to the successful $9.25 billion acquisition of GGP by Brookfield Property Partners in 2018.

■President of Retail at Vornado Realty Trust, a real estate investment trust company, from 2002 to 2010.
■Executive Vice President at Forest City Ratner Companies, LLC from 1994 to 2002.
■Former Chair and current Executive Board member of the National Association of Real Estate Investment Trusts, as well as a former Trustee of the International Council of Shopping Centers.

QUALIFICATIONS FOR THE TANGER BOARD
With more than three decades of professional experience and insight, as well as a proven record of success in the real estate industry, Mr. Mathrani brings dynamic value and further strengthens the talent represented on Tanger's Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
WeWork Inc. (NYSE: WE)
Bowlero Corp. (NYSE: BOWL)
Dick’s Sporting Goods, Inc. (NYSE: DKS)

THOMAS J. REDDIN
Independent Director
Age
62
Director since
July 26, 2010
Managing Partner and Owner of Red Dog Ventures, LLC
Committees:
Audit, Compensation & Human Capital (Chair), Nominating & Corporate Governance

BACKGROUND

■Non-Executive Chair of the Board from May 20, 2016 to May 17, 2019.
■Managing Partner and Owner of Red Dog Ventures, LLC, a venture capital firm, since 2009.
■Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009.
■Chief Executive Officer of LendingTree.com from 2005 to 2007; President and Chief Operating Officer from 2000 to 2005.

■Various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995.
■Previously served on the Board of Directors of Premier Farnell plc from September 2010 to October 2016 and of Valassis Communications Inc. from July 2010 to February 2014 and R.H. Donnelley from July 2007 to January 2010.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Reddin has over 36 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables him to provide invaluable insights into helping the Company elevate its brand.
OTHER CURRENT PUBLIC COMPANY BOARDS
Asbury Automotive Group (NYSE: ABG)
Deluxe Corporation (NYSE: DLX)

2023 PROXY STATEMENT	19

Proposal 1 Election of Directors

BRIDGET M. RYAN-BERMAN Independent Director Age 62 Director since January 1, 2009 Managing Partner of Ryan Berman Advisory, LLC Committees: Compensation & Human Capital, Nominating & Corporate Governance
BACKGROUND

■Managing Partner at Ryan Berman Advisory, LLC, a strategic advisory and consulting firm, since January 2018.
■Chief Experience Officer of Enjoy Technology, Inc., a provider of setup and training services for tech products, from June 2016 to December 2017.
■Independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the customer experience from 2015 to 2016.
■Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalog division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories from 2011 to 2015.
■Independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services.
■Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.
■Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.

■Various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores and Allied Stores Corp. from 1982 to 1992.
■Serves on the Board of Directors of Tegra Global, a private apparel manufacturing and supply chain provider.
■Previously served on the Board of Directors of J. Crew Group, Inc. and as Chair of the Board of Directors of BH Cosmetics.
■Co-founder of Miraclefeet, a non-profit organization providing technical and financial support to children and families for the treatment of clubfoot in developing countries.
■Chair of the Dean's Cabinet of the Advisory Council for Virginia Tech’s Pamplin College of Business. She serves on the University’s Alumni Association Board and was previously on the University's Foundation Board. She also serves on the Board of Trustees for Benedictine Schools of Richmond.

QUALIFICATIONS FOR THE TANGER BOARD
Ms. Ryan-Berman has over 40 years of experience in the retail business and, as a senior level executive, has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. She serves as a strategic advisor and board director for multi-channel consumer companies focused on the acceleration of brand growth and business development, digital transformation and consumer engagement. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.
OTHER CURRENT PUBLIC COMPANY BOARDS
Asbury Automotive Group (NYSE: ABG)
Newell Brands Inc. (NASDAQ: NWL)

20	Tanger Outlets

Proposal 1 Election of Directors

SUSAN E. SKERRITT Independent Director Age 68 Director since July 30, 2018 Chief Executive Officer of West Walk Advisors, LLC Committees: Audit (Chair), Compensation & Human Capital
BACKGROUND

■Chief Executive Officer of West Walk Advisors, LLC, a private advisory firm she founded in 2018.
■Former Senior Advisor to Boston Consulting Group, a global consulting firm, providing treasury management services to the group’s clients from 2019 to 2022.
■Former Senior Advisor to Promontory Financial Group, a financial service company and an IBM company, guiding clients on regulatory and risk management measures, from 2018 to 2021.
■Former Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas, Deutsche Bank’s U.S. commercial banking entity, from 2016 to 2018. Beginning in 2013, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business.
■A seven-year career at Bank of New York Mellon Trust Company, N.A., including serving as an Executive member of the Board of Directors and as an Executive Vice President, co-leading the acquisition and integration of the JPMorgan Corporate Trust business.

■Various leadership roles at companies including Morgan Stanley, Treasury Strategies, Inc., Ernst & Young and Manufacturers Hanover Trust Company.
■Previously served on the Board of Directors of VEREIT, Inc. from February 2021 to November 2021.
■Serves as a Director of the Falcon Group, a private inventory management solutions business.
■Previously served as a Director of RBC U.S. Group Holdings LLC, the private intermediate holding company for Royal Bank of Canada’s U.S. operations.
■Serves on the Board of Trustees of Hamilton College since 1994 and as an elected trustee of the Village of Saltaire in Fire Island, New York since 2022.
■Previously served on the Board of Trustees of The Brooklyn Hospital Center from 2013 to 2022.

QUALIFICATIONS FOR THE TANGER BOARD
With a 39-year financial career as a demonstrated leader with deep expertise in global financial markets, regulatory compliance, and risk management, Ms. Skerritt brings valuable perspective to Tanger’s Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
Community Bank System, Inc. (NYSE: CBU)
IG Group Holdings plc (LSE: IGG)

2023 PROXY STATEMENT	21

Proposal 1 Election of Directors

STEVEN B. TANGER Executive Chair of the Board Age 74 Director since May 13, 1993 Former Chief Executive Officer Committees: None
BACKGROUND

■Executive Chair of the Board since January 1, 2021.
■Served as the Company’s Chief Executive Officer from May 2017 to December 2020; President and Chief Executive Officer from January 2009 to May 2017; President and Chief Operating Officer from January 1995 to December 2008; and Executive Vice President from 1986 to December 1994.
■Served on the Board of Directors of The Fresh Market, Inc. from June 2012 to April 2016.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 36 upscale outlet shopping centers in 20 states and in Canada, totaling approximately 13.5 million square feet leased to approximately 2,900 stores operated by more than 700 different brand name companies (as of December 31,2022). Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.
OTHER CURRENT PUBLIC COMPANY BOARDS
None

LUIS A. UBIÑAS Independent Director Age 60 Director since July 29, 2019 Former President, Ford Foundation Committees: Audit, Nominating & Corporate Governance (Chair)
BACKGROUND

■Serves on the Board of Trustees of the Pan American Development Foundation, which invests nearly $100 million annually in sustainable development projects in Latin America and the Caribbean, since 2014.
■President of the Ford Foundation from 2008 to 2013, then the second-largest foundation in the United States, where he led a broad-based restructuring of the organization, including a strategic resetting of its programs, reinvestment of over 80% of the endowment, and a rebuilding of facilities and systems.
■An 18-year career at McKinsey & Company where, as a Senior Partner, he led the firm’s media practice during the transition from analog to digital and omnichannel platforms.

■Previously served on the Board of Directors of Boston Private Financial Holdings.
■Serves on the Board of Trustees of Mercer Funds, a registered management investment company.
■Previously served on the Board of Directors of Aura Financial and of CommerceHub, Inc., both private companies.
■Serves on the Board of Directors and as Chair of the finance committee of the New York Public Library, Chair of the Statue of Liberty-Ellis Island Foundation and is a member of the Advisory Board of the United Nations Fund of International Partnerships.

QUALIFICATIONS FOR THE TANGER BOARD
As a demonstrated leader with deep expertise in helping companies adopt successful strategies during periods of transformation, Mr. Ubiñas brings valuable perspective to Tanger's Board.
OTHER CURRENT PUBLIC COMPANY BOARDS
AT&T (NYSE: T)
Electronic Arts Inc. (NASDAQ: EA)
FirstMark Horizon Acquisition Corporation (NYSE: FMAC)

22	Tanger Outlets

Proposal 1 Election of Directors

STEPHEN J. YALOF Age 60 Director since July 20, 2020 President and Chief Executive Officer Committees: None
BACKGROUND

■President and Chief Executive Officer of the Company since January 2021. Mr. Yalof joined the Company in April 2020 as President and Chief Operating Officer.
■Chief Executive Officer of Simon Premium Outlets of the Simon Property Group, Inc. from September 2014 to April 2020.
■More than 21 years of experience in the retail industry, previously serving as Senior Vice President of Real Estate for Ralph Lauren Corporation and Senior Director of Real Estate for The Gap, Inc.

■Serves as a Trustee of the International Council of Shopping Centers, as well as on the advisory boards of HeadCount and the Center for Real Estate & Urban Analysis (CREUA) at George Washington University.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Yalof provides insight into the Company's operations and strategy as well as extensive experience in the real estate and retail industries.
OTHER CURRENT PUBLIC COMPANY BOARDS
None

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. The nine nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election.
Director Independence
Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and that every member of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. We presently have nine directors, including seven independent directors. Our Board has affirmatively determined that the following seven current directors are “independent,” as that term is defined under the listing standards of the NYSE: Jeffrey B. Citrin, David B. Henry, Sandeep L. Mathrani, Thomas J. Reddin, Bridget M. Ryan-Berman, Susan E. Skerritt and Luis A. Ubiñas. Steven B. Tanger is our former Chief Executive Officer and is serving as our Executive Chair and Stephen J. Yalof is our President and CEO, and therefore, are not independent.
In determining the independence of our directors, the Board considered that Ms. Ryan-Berman is a director of Newell Brands Inc., the owner of a portfolio of brands, including one of our tenants and that Mr. Mathrani is a director of Dick’s Sporting Goods, Inc., one of our tenants. Our Board considered the nature of this relationship and the dollar value of the annual rental payments received from the respective tenant and determined that the relationship does not impair Ms. Ryan-Berman’s or Mr. Mathrani’s independence.

2023 PROXY STATEMENT	23

Proposal 1 Election of Directors
Board Leadership Structure and Risk Oversight

STEVEN B. TANGER Executive Chair
PRIMARY RESPONSIBILITIES:

■Working with the Board and CEO to develop the Company’s strategy for future growth.
■Partnering with the CEO to identify opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures and strategically important relationships, as well as the disposition from time to time of non-core assets.
■Where appropriate and at the discretion of the Board, representing the Company to interact with external stakeholders and employees.
■Together with the Lead Director and CEO, scheduling Board and Annual Shareholder meetings and setting agendas.
■Presiding over Board meetings and assuming principal responsibility for the functioning of the Board and its operations.
■Consulting with the Lead Director and CEO to ensure sufficient time is allotted during Board meetings for effective discussion of agenda items and key issues.
■Fostering an environment in which directors can ask questions and express their viewpoints.
■Providing opportunities for independent directors to meet in executive session at each Board meeting in the absence of non-independent directors. Such meetings are presided over by the Lead Director.

■Ensuring that Board functions are carried out effectively.
■Ensuring that the interests of important stakeholders are considered by the Board.
■Taking all reasonable and necessary steps to ensure that Board decisions are implemented.
■Engaging with the Lead Director to debrief on decisions reached and suggestions made at meetings.
■Engaging with the Lead Director to facilitate communication between management and independent directors.
■Taking all reasonable steps to ensure that the expectations of the Board are clearly expressed, understood and respected by management.
■Partnering with the CEO to ensure management strategies, plans and performance are appropriately represented to the Board.
■Working with the Lead Director and independent directors to execute an annual performance evaluation of the CEO.

DAVID B. HENRY Lead Director of the Board
PRIMARY RESPONSIBILITIES:

■Scheduling Board meetings and annual meetings of shareholders and setting agendas, together with the Executive Chair of the Board and CEO.
■Calling and presiding over executive sessions of the non-management and independent directors.
■Consulting with the Executive Chair of the Board and CEO to ensure sufficient time is allotted during Board meetings for effective discussion of agenda items and key issues.
■Advising on Board informational needs.
■Engaging with the Executive Chair of the Board to facilitate communication between management and the independent directors.

■Engaging with the Executive Chair of the Board to debrief on decisions reached and suggestions made at meetings.
■Facilitating discussion among the independent directors on key issues and concerns outside of board meetings.
■Presiding at Board meetings in the absence of the Executive Chair.
■Consulting with major shareholders as requested by the Board.
■Working with the Executive Chair of the Board and independent directors to execute an annual performance evaluation of the CEO.

24	Tanger Outlets

Proposal 1 Election of Directors
Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations. Several of our directors, in particular Mr. Mathrani and Mr. Ubiñas, serve on the boards of directors of multiple public companies, which we believe provides valuable perspective for our Board. The Board believes that each of our directors has dedicated, and will continue to dedicate, sufficient time to carry out his or her duties as a member of the Board and the committees thereof. Additionally, the Board believes that each director’s service with other public companies does not, and will not, negatively impact his or her service on our Board.
As part of a series of strategic leadership decisions, the Board appointed Mr. Tanger to serve as Executive Chair, effective January 1, 2021, and Mr. Yalof to serve as Chief Executive Officer, effective January 1, 2021. We believe it was and continues to be beneficial to the Company to retain Mr. Tanger as Executive Chair due to his experience navigating the Company through changing business environments for over thirty years, his intimate knowledge of outlet center operations and management and the industry relationships he has cultivated over the years, which permits him to effectively lead the Board in its oversight of the Company and focus on strategic initiatives. Mr. Yalof was appointed to the Board on July 20, 2020. Mr. Henry, previously Non-Executive Chair of the Board, was appointed Lead Director, effective January 1, 2021.
We operate under a board leadership structure with separate roles for our CEO, Executive Chair and our Lead Director of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company, our Executive Chair to focus his attention on managing the Board and our Lead Director to assist the Executive Chair with his leadership and oversight responsibilities, including by acting as the liaison between the independent directors, the Chief Executive Officer and the Executive Chair.
Accordingly, we believe our current leadership structure, with Mr. Stephen J. Yalof serving as President and CEO, Mr. Steven B. Tanger serving as Executive Chair and Mr. David B. Henry serving as Lead Director of the Board, is the optimal structure for us at this time. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. Our Board believes that its current leadership structure, described above, is conducive to its risk oversight process. The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

2023 PROXY STATEMENT	25

Proposal 1 Election of Directors

Board of Directors ■The Board is responsible for overseeing the Company’s risk management processes, and our committees assist the Board in fulfilling this responsibility.

AUDIT COMMITTEE	COMPENSATION AND HUMAN CAPITAL COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

■The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. These risks relate to a range of issues including strategy, operations and cybersecurity, among others.
■The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters.
■The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.

■The Compensation and Human Capital Committee maintains primary responsibility for the oversight of and risks related to human capital management, including, but not limited to, retention, management succession, diversity, culture and engagement.

■The Nominating and Corporate Governance Committee maintains primary responsibility for the oversight of and risks related to certain ESG matters related to governance, the environment and sustainability, including the alignment of such programs with the Company’s strategy.

MANAGEMENT ■While the Board oversees our overall risk management, our management is responsible for day-to-day risk management processes.

26	Tanger Outlets

Proposal 1 Election of Directors
Attendance at Board and Committee Meetings
The Board held five meetings during 2022. Each of the incumbent directors in office during 2022 attended 100% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. All of our incumbent directors who were serving at the time of the 2022 Annual Meeting of Shareholders attended the meeting.
Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Lead Director of the Board presides at all executive sessions at which he is in attendance. In addition, to the extent applicable, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but our independent directors meet in executive session at least once per year.
Anti-Hedging Policy
The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.
Committees of the Board
The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS,” then ”GOVERNANCE” and then “GOVERNANCE DOCUMENTS.”
The table below shows the current membership for each of the standing committees.

	Age	Years on Board	Independent	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee
Jeffrey B. Citrin	65	8
David. B. Henry*	74	7
Sandeep L. Mathrani	60	1
Thomas J. Reddin	62	12
Bridget M. Ryan-Berman	62	14
Susan E. Skerritt	68	4
Steven B. Tanger**	74	29
Luis A. Ubiñas	60	3
Stephen J. Yalof	60	2

* Lead Director ** Executive Chair	Member	Chair

2023 PROXY STATEMENT	27

Proposal 1 Election of Directors

Audit Committee

Susan E. Skerritt (Chair) Members Susan E. Skerritt (Chair) Jeffrey B. Citrin David B. Henry Thomas J. Reddin Luis A. Ubiñas Meetings in 2022: 4

The Board has established an Audit Committee currently consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of whom has been determined by the Board to be “financially literate” as defined in the listing requirements of the NYSE and each of whom qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K.
PURPOSE AND RESPONSIBILITIES
■Assists the Board in fulfilling its oversight of:
■the integrity of our financial statements;
■our compliance with legal and regulatory requirements;
■the qualifications and independence of our independent registered public accountants;
■the performance of our independent registered public accountants and our internal audit function, and
■our enterprise risk management;
■Prepares any audit committee report required by the Securities Exchange Commission (“SEC”) to be included in our annual Proxy Statement;
■Appoints, retains, oversees and provides compensation for the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants; and
■Discusses with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.
During 2022, there were four meetings of the Audit Committee.

28	Tanger Outlets

Proposal 1 Election of Directors

Compensation and Human Capital Committee

Thomas J. Reddin (Chair) Members Thomas J. Reddin (Chair) Jeffrey B. Citrin David. B. Henry Sandeep L. Mathrani Bridget M. Ryan-Berman Susan E. Skerritt Meetings in 2022: 3

The Board has established a Compensation and Human Capital Committee currently consisting of six of our independent directors, each of whom meets the NYSE’s additional standards for compensation committee membership and each qualifies as a non-employee director for purposes of Section 16 of the Exchange Act.
PURPOSE AND RESPONSIBILITIES
■Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO;
■Evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determines compensation for our CEO;
■Makes recommendations to the Board with respect to the compensation of other executive officers and directors;
■Administers our Incentive Award Plan, except in the case of awards to non-employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors);
■Selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards; and
■Reviews programs and strategies related to human capital management, including retention, management succession, diversity, culture and engagement.
During 2022, there were three meetings of the Compensation and Human Capital Committee.

2023 PROXY STATEMENT	29

Proposal 1 Election of Directors

Nominating and Corporate Governance Committee

Luis A. Ubiñas (Chair) Members Luis A. Ubiñas (Chair) David. B. Henry Thomas J. Reddin Bridget M. Ryan-Berman Meetings in 2022: 4

The Board has established a Nominating and Corporate Governance Committee currently consisting of four of our independent directors.
PURPOSE AND RESPONSIBILITIES
■Makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board;
■Recommends individuals for the Board to nominate for election as directors;
■Recommends individuals for appointment to committees of the Board;
■Establishes procedures for the Committee’s oversight of the annual evaluation of the Board and management;
■Identifies and recommends approaches to director orientation and continuing education and develops and recommends to the Board corporate governance guidelines;
■Evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board may be better served by adding new members with different skills, backgrounds or areas of experience;
■Assists the Board in maintaining a skills matrix as a tool for considering the experience of directors; and
■Reviews the Company’s programs with respect to the environment and sustainability.
During 2022, there were four meetings of the Nominating and Corporate Governance Committee.

In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may engage a third party search firm to identify names of potentially qualified candidates.
The Board values directors who will bring a sufficient range of different perspectives to bear, generate appropriate discussion and debate, and fulfill their oversight responsibilities to foster significant value creation for our shareholders. The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with NYSE listing requirements; personal integrity and other qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and diversity of viewpoints, background, experience, gender, race, ethnicity and other attributes. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters-Shareholder Proposals and Nominations for the 2024 Annual Meeting of Shareholders-Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources.
Communications with Directors
Any shareholder or interested party is welcome to communicate with our Lead Director, any other director, the non-employee directors as a group or the Board of Directors as a whole by writing to the relevant director(s) as follows: Tanger Factory Outlet Centers, Inc., c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.

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Proposal 1 Election of Directors
Compensation of Directors
The annual compensation to the non-employee directors for 2022 was set and approved by the Board based on the recommendations of our independent compensation consultants engaged by the Compensation and Human Capital Committee, and did not change from the compensation paid to non-employee directors in 2021. Compensation paid to our non-employee directors for services in 2022 is described below.
Annual Non-Employee Director Compensation

Director Retainers

■ $60,000 Annual Cash Retainer ■ $165,000 Annual Equity Retainer

Lead Director and Committee Chair Retainers
Our current CEO and current Executive Chair, who are also directors, are not paid any director fees for their services as directors of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.
Equity Compensation
We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation and Human Capital Committee. However, as set forth in the Incentive Award Plan, a non-employee director may not receive awards under the Incentive Award Plan with an aggregate value in excess of $500,000 during any fiscal year. The Board approved awards of restricted Common Shares to each non-employee director with a grant date fair value of approximately $165,000 for 2023 and 2022.
In addition, the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2022, two non-employee directors participated in the Director Deferred Share Program.
Minimum Equity Ownership Guidelines
The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold Common Shares with a value equal to five times the base annual board retainer within five years of joining the Board. All non-employee directors who have been board members for at least 5 years met the share ownership guidelines as of December 31, 2022.

2023 PROXY STATEMENT	31

Proposal 1 Election of Directors
Director Compensation Table
The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2022:

Name	Fees Earned or Paid in Cash	Share Awards(1)	All Other Compensation(2)	Total
Jeffrey B. Citrin(3)	$72,500	$165,003	$15,411	$252,914
David B. Henry	110,000	165,003	15,411	290,414
Sandeep L. Mathrani	60,000	165,003	6,155	231,158
Thomas J. Reddin	85,000	165,003	15,411	265,414
Bridget M. Ryan-Berman	67,500	165,003	15,411	247,914
Susan E. Skerritt	72,500	165,003	15,411	252,914
Luis A. Ubiñas(4)	67,500	165,003	15,411	247,914
(1)The amounts in this column represent the grant date fair value of restricted Common Share awards granted during 2022. Each incumbent director serving in 2022 was granted 9,928 restricted Common Shares with a grant date fair value of $16.62 per share. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2022 audited consolidated financial statements on pages F-47 through F-52 of our 2022 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2022, totaled 138,700 Common Shares and for each director, except for Mr. Mathrani, consisted of the following: 9,928 restricted Common Shares granted during 2022 with a grant date fair value of $16.62 per share, 7,534 restricted Common Shares granted during 2021 with a grant date fair value of $14.60 per share and 4,000 restricted Common Shares granted during 2020 with a grant date fair value of $13.75 per share. The aggregate number of unvested restricted Common Shares held by Mr. Mathrani totaled 9,928 and consisted of the following: 9,928 restricted Common Shares granted during 2022 with a grant date fair value of $16.62.
(2)Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.
(3)Mr. Citrin deferred all of his cash and equity compensation in 2022 pursuant to our Director Deferred Share Program. Mr. Citrin received 19,079 deferred shares in connection with 2022 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.
(4)Mr. Ubiñas deferred all of his equity compensation in 2022 pursuant to our Director Deferred Share Program. Mr. Ubiñas received 11,421 deferred shares in connection with 2022 equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.

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Executive Compensation

Compensation Discussion and Analysis
Introduction
The Compensation and Human Capital Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This “Executive Compensation” section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for fiscal year 2022, which were determined by the Compensation and Human Capital Committee. For the fiscal year ended December 31, 2022, our NEOs and their titles were as follows:

Steven B. Tanger Executive Chair of the Board (“Chair”)	Stephen J. Yalof President and Chief Executive Officer (“CEO”)	Michael J. Bilerman Executive Vice President, Chief Financial Officer and Chief Investment Officer (“CFO”)	Chad D. Perry(1) Executive Vice President, General Counsel and Secretary (“GC”)	Leslie A. Swanson Executive Vice President - Chief Operating Officer (“COO”)	James F. Williams (2) Former Executive Vice President, Chief Financial Officer and Treasurer	Thomas J. Guerrieri Jr. (3) Senior Vice President, Chief Accounting Officer (“CAO”)

(1)Mr. Perry’s voluntary resignation was effective April 3, 2023. (2)Mr. Williams is our former CFO. (3)Mr. Guerrieri served as the Principle Financial Officer from July 1, 2022 to November 29, 2022.
The Compensation Discussion and Analysis includes the following sections:

	Executive Summary See pg 34		Compensation Review Process See pg 40		2022 Compensation See pg 43		Governance Policies Relating to Compensation See pg 55

1		2		3		4

Summarizes our efforts to engage shareholders with regard to “Say-on-Pay”, compensation highlights and 2022 Business Recap.		Outlines the role of the Compensation and Human Capital Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.		Provides a more detailed description of our compensation program as applied to our NEOs.		Details other governance policies and processes related to our executive compensation program.

2023 PROXY STATEMENT	33

Executive Compensation

1	Executive Summary

We are a fully-integrated, self-administered and self-managed REIT, which focuses on developing, acquiring, owning, operating and managing upscale outlet shopping centers in the US and Canada. We are the only public pure play outlet center REIT and have a primary objective to maximize TSR through growth in funds from operations and asset value appreciation. Our Company has been built on a firm foundation of strong and enduring business relationships coupled with disciplined business practices. We partner with many of the world's best known and most respected brands and retailers. By fostering and maintaining strong relationships with these successful, high volume companies, we have been able to solidify our position as a leader in the outlet industry for over thirty years. The confidence and trust that we have developed with our retail partners from the very beginning has allowed us to forge the impressive retail alliances that we enjoy today with our brands and retailers. Our seasoned team of professionals with diverse sets of expertise utilize the knowledge and experience that we have gained to give us a competitive advantage in the outlet business.
The Compensation and Human Capital Committee strongly believes that our executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders. Our executive compensation program is designed to motivate, attract and retain highly-qualified executives with this unique and proven skill set and to align the CEO and other NEOs’ interests with those of our shareholders. In years that our shareholder value has increased, compensation for our CEO and other NEOs has generally increased. Conversely, in years that our shares have underperformed, compensation for our CEO and other NEOs has generally declined. We believe that such alignment is strongly evidenced by the 2022 compensation and the current outstanding equity awards held by our NEOs.
Shareholder Engagement and Listening to Our Shareholders
We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders.
We annually conduct outreach efforts led by Mr. David Henry, our Lead Director, together with Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, along with the Compensation and Human Capital Committee’s independent compensation consultant, Ferguson Partners Consulting (“FPC”), and members of management (excluding the Chief Executive Officer), to understand and address any potential shareholder concerns.
Our shareholders approved the 2021 advisory executive compensation say on pay vote at a rate of 96% of votes cast. We believe that the overwhelming support of our shareholders for the 2021 say on pay advisory vote indicates that our shareholders are generally supportive of our approach to executive compensation.
In 2022, as part of our continued focus on shareholder engagement, we again conducted a robust outreach effort this past year. During 2022, we reached out to and received feedback from certain shareholders. The results of our feedback indicated that our shareholders continue to support the overall design and framework of our current compensation programs. We have kept the overall design and framework of our programs virtually the same for 2022 and 2023. Further, while executive compensation was an important part of our discussions, in most cases we also covered topics including strategy, ESG matters and Board composition.

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Executive Compensation
Compensation Highlights
SUMMARY OF CEO DIRECT COMPENSATION
The following table highlights the components of compensation that the Compensation and Human Capital Committee deemed most important in considering compensation for our CEO. Thus, for direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and all “other” compensation (see “All Other Compensation” in the “2022 Summary Compensation Table” on page 58 for items included in “other” compensation).

	Year	Salary	Cash Bonus(1)	Time-Based Equity Awards	Performance-Based Equity Awards	Total Direct Compensation(2)
Stephen J. Yalof, CEO	2022	$850,000	$1,420,828	$1,200,014	$1,800,005	$5,270,847
	2021	850,000	1,487,500	1,000,012	1,500,006	4,837,518
	% Change	—%	(4)%	20%	20%	9%
(1)Mr. Yalof’s target cash bonus compensation is set at 125% of salary. Due to the performance goals the Company achieved in 2022, Mr. Yalof earned a cash bonus payout of 167% of salary.
(2)For direct comparison purposes, excludes dividends paid on unvested Common Shares and “other” amounts.
PAY-FOR-PERFORMANCE ALIGNMENT
The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. We have designed an effective pay-for-performance program whereby a significant portion of each executive officer’s compensation is tied to performance-based cash and equity awards. Thus, in periods where we have superior performance in our operating results and TSR, our executive officers generally will realize higher levels of compensation. Likewise, in periods of poor performance, our executives generally will realize significantly lower levels of compensation.
Realized Pay
Annual compensation data shown in the Summary Compensation Table on page 58 is presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. This mandated format is based on accounting rules that reflect the grant date fair value of the award at the time of grant, which can differ significantly from the value that is ultimately earned from these awards. Therefore, the Compensation and Human Capital Committee believes that utilizing realized compensation in its evaluation of CEO pay is an appropriate additional consideration to accurately measure the alignment of CEO pay-for-performance. As Mr. Yalof was appointed CEO in January of 2021, none of the long-term performance plans in which he participates have been completed. As such, realized performance-based compensation is limited, but will become more relevant starting in 2023. The actual awards earned in respect to the 2020 PSP were determined at the end of the performance period to be achieved at the maximum for both the absolute and relative portions of the award.

2023 PROXY STATEMENT	35

Executive Compensation
TSR-BASED PERFORMANCE AWARD STATUS
Our CEO and other NEOs participate in multi-year award programs that are based exclusively on the Company’s three-year absolute and relative TSR to directly align our executives’ compensation to that of shareholder returns. The chart below depicts each current Performance Share Plan (“PSP”) on a program-by-program basis and the amounts realized or projected to be earned based on the Company’s TSR performance as of December 31, 2022. Note, however, that the actual awards earned in respect of the 2020 PSP were determined at the end of the performance period, in February 2023, to be achieved at the maximum for both the absolute and relative portions of the award. The performance period for the 2019 PSP ended in February 2022. The relative portion had a payout of 23.1%, which was between threshold and target achievement levels, while the absolute portion did not meet the minimum threshold.

PSP Performance Period and Metrics	Weight	2020	2021	2022	2023	2024	2025	% Payout
2020 PSP			96% Completed
Absolute TSR	33%		Tracking at Maximum and 100% Projected to be Earned					33.00%
Relative TSR vs. FTSE NAREIT Retail Index	67%		Tracking at Maximum and 100% Projected to be Earned					67.00%
Total								100.00%
2021 PSP				62% Completed
Absolute TSR	33%			Tracking at Maximum and 100% projected to be Earned				33.00%
Relative TSR vs. FTSE NAREIT Retail Index	67%			Tracking at Maximum and 100% Projected to be Earned				67.00%
Total								100.00%
2022 PSP					29% Completed
Absolute TSR	33%				Tracking Between Target and Maximum and 82.85% Projected to be Earned			27.62%
Relative TSR vs. FTSE NAREIT Retail Index	67%				Tracking at Maximum and 100% Projected to be Earned			67.00%
Total								94.62%
Significant At-Risk Compensation
A substantial portion of our CEO’s and other NEOs’ pay is tied to company performance and is at risk. Approximately 43% of our CEO’s performance year 2022 compensation was paid in cash, and approximately 84% was variable, subject to the Company’s performance. Across our remaining NEOs, the average 2022 performance year amount paid in cash was approximately 48% and approximately 78% was variable, subject to the Company’s performance. The charts below exclude Mr. Bilerman as he was not eligible for a cash bonus in 2022 and Mr. Williams as he did not receive any cash bonus with respect to 2022 performance due to the termination of his employment with us.

CEO

Other NEOs

■  Base Salary    ■  Annual Cash Incentive Award    ■  Long-Term Incentive Equity Awards

36	Tanger Outlets

Executive Compensation
2022 Business Recap
We entered 2022 committed to executing our strategy to accelerate our business, strengthen our position as a leading real estate operating company focused on customer experience, drive cash flows and deliver growth. Our 2022 financial results delivered on these objectives, demonstrating our ability to:
■provide curated, engaging and value-filled experiences for our shoppers,
■offer a productive sales model and clearance channel for our retailers,
■elevate and diversify our tenancy, and
■deliver a platform providing both reliable earnings and attractive growth opportunities while maintaining prudent leverage levels.
During 2022, we also prioritized our commitment to create value for our shareholders, raising our dividend by 20% to $0.88 per share on an annualized basis and providing a total shareholder return that significantly outpaced the retail REIT, total REIT and S&P 500 indices. In May, we broke ground on our center in Nashville, Tennessee, which is on track for grand opening in September 2023. We also entered into a strategic partnership to assume the marketing, leasing and property management responsibilities at the rebranded Tanger Outlets Palm Beach. Our success in Palm Beach is a proof point to the strength of the Tanger brand to our retailers and our shoppers combined with our ability to leverage our world-class leasing, operations and marketing teams across retail platforms.

Tanger Factory Outlet Centers, Inc. 2-Year Total Shareholder Return - 2022

1-Year Total Shareholder Return(1)

2-Year Total Shareholder Return(1)
(1)Total shareholder return as of December 31, 2022 based on an initial investment of $100 for each respective period shown.

2023 PROXY STATEMENT	37

Executive Compensation

NET INCOME
Net income available to common shareholders was $0.77 per share, or $81.2 million, for the year ended December 31, 2022 compared to net income available to common shareholders of $0.08 per share, or $8.3 million, for the prior year.

CORE FFO*	Core FFO available to common shareholders was $1.83 per share, or $201.8 million, for the year ended December 31, 2022 compared to $1.76 per share, or $188.4 million, for the prior year.

SAME CENTER NOI*
Same Center NOI for the consolidated portfolio increased to $298.1 million for 2022 from $283.5 million for 2021 driven by growth in occupancy and rental rates during 2022, as well as the benefit from a net reversal of revenue reserves of approximately $4.1 million compared to approximately $1.2 million of net reserves recorded in 2021.

OCCUPANCY	97% occupancy for the consolidated portfolio on December 31, 2022 (compared to 95% on December 31, 2021).

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.8025 per share in dividends during 2022. We have paid an all-cash dividend every year since becoming a public company in May 1993.

AVERAGE TENANT SALES	Average tenant sales were $445 per square foot for the total portfolio for the year ended December 31, 2022, an increase of 11.8% compared to 2019.

NET DEBT TO ADJUSTED EBITDA RATIO*
Net debt to Adjusted EBITDA (calculated as net debt* divided by Adjusted EBITDA)* for the consolidated portfolio improved to 4.9 times for the year ended December 31, 2022 from 5.3 times for the year ended December 31, 2021.

INTEREST COVERAGE RATIO	Interest coverage ratio (calculated as Adjusted EBITDA* divided by interest expense) for the consolidated portfolio improved to 5.1 times for 2022 from 4.4 times for 2021.

DEBT COMPLIANCE	Remained in full compliance with all debt covenants as of December 31, 2022.

OCCUPANCY COST RATIO	Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 8.6% for the year ended December 31, 2022 compared to 8.1% for the year ended December 31,2021.

*Core FFO, Same Center NOI, Net debt, Adjusted EBITDA, Net debt to Adjusted EBITDA ratio and interest coverage ratio are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDA including a reconciliation to the closest GAAP equivalent, please see Appendix A.
During 2022, we further strengthened our balance sheet to position Tanger with the liquidity and flexibility to invest in our growth. In the second half of 2022, we amended and restated our bank term loan, increasing the outstanding balance from $300 million to $325 million, extending the maturity from April 2024 to January 2027 (plus a one-year extension option) and reducing the applicable pricing margin from LIBOR plus 125 basis points to adjusted SOFR plus 120 basis points based on our current credit rating. We also refinanced secured mortgages at the Columbus, Ohio and Southaven, Mississippi joint venture properties, extending the maturity dates to October 2032 and October 2026 (plus a one-year extension option), respectively.

38	Tanger Outlets

Executive Compensation
As of December 31, 2022, our consolidated outstanding debt aggregated approximately $1.4 billion with $76.1 million of floating rate debt, representing approximately 5% of total consolidated debt and 2% of total enterprise value. Approximately 93% of our total consolidated square footage was unencumbered by mortgages. As of December 31, 2022, our outstanding debt had a weighted average interest rate of 3.2% and a weighted average term to maturity, including extension options, of approximately 5.6 years. We have no significant debt maturities until September 2026, and we ended 2022 with $265 million of cash and cash equivalents and short-term investments, along with full capacity available under our $520 million unsecured lines of credit.

2023 PROXY STATEMENT	39

Executive Compensation

2	Compensation Review Process

Compensation Program Objectives
The objectives of the Company’s compensation program are as follows:

Motivate, attract and retain qualified executive management employees who are enthusiastic about the Company’s mission, performance, and culture;
Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders; and
Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

Compensation Program Rewards
The Company’s compensation program rewards teamwork and individual officer contributions to the Company’s annual and longer term goals. Annual cash performance-based incentives reward Company financial performance and individual performance for the fiscal year. In measuring an individual officer’s and the overall team’s performance, the Compensation and Human Capital Committee considers numerous factors, including the Company’s growth in Core FFO and Same Center NOI from the prior year and a debt leverage ratio. While the individual amounts of incentive compensation paid may vary among officers, the performance targets that are set are generally the same for all officers. This creates an environment where all officers work together to achieve a common goal. See “2022 Compensation - Annual Cash Incentives: Description and Analysis” on page 46 for further discussion of performance targets used to set 2022 compensation. Additionally, equity-based awards are designed to provide long-term incentives that reward price appreciation of our Common Shares over a multi-year period.
We also believe that the Company’s executive compensation program does not encourage excessive risk taking. The Compensation and Human Capital Committee has incorporated the following risk-oversight and compensation-design features to guard against excessive risk taking:
■Review and approval of corporate objectives by the Compensation and Human Capital Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;
■Base salaries consistent with each executive’s responsibilities so that the executive is not motivated to take excessive risks to achieve a reasonable level of financial security;
■A significant portion of each executive’s compensation is tied to the future share performance of the Company;
■Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation;
■Robust share ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy; and
■A mix of cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.
Role of the Compensation and Human Capital Committee
The purposes and responsibilities of the Compensation and Human Capital Committee include the following:
■Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
■Make recommendations to the Board with respect to the compensation of non-employee directors and executive officers other than the CEO;
■Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
■Oversee, with management, regulatory compliance with respect to compensation matters.

40	Tanger Outlets

Executive Compensation
The Compensation and Human Capital Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation and Human Capital Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation and Human Capital Committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.
Role of the Compensation Consultant and Use of Market Data
In setting compensation for fiscal 2022 performance, the Compensation and Human Capital Committee engaged FPC, an independent compensation consultant, to assist in determining the appropriate amounts, types and mix of executive compensation. The Compensation and Human Capital Committee, with the help of its independent compensation consultant:
■reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation program with the compensation programs of our competitors;
■develops, based in part on this data, a compensation plan that is intended to maintain and strengthen the link between corporate performance and shareholder returns while being generally competitive within our industry; and
■evaluates benchmark data of compensation paid by peer group companies, not to target a specific percentile of compensation, but rather as a frame of reference to establish NEO executive compensation opportunities.
Based on the Company’s and the individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation and Human Capital Committee, in consultation with FPC, determined the appropriate level of annual compensation opportunities.
During 2022, FPC analyzed data prepared by management regarding the Company’s total compensation obligations to the NEOs, including realized compensation from the prior year and targeted cash compensation for the current year. FPC also analyzed the mix of fixed versus variable, short-term versus long-term and cash- versus equity-based compensation and total compensation of officers with similar duties and responsibilities, as well as similar rank within the NEO group, at the peer group companies.
For fiscal 2022, FPC recommended the level of base and incentive cash bonus compensation to be set for each NEO as well as the amount of equity awards to be granted to each NEO (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards), based on its review of peer data, industry trends, existing employment agreements and current compensation levels, and other factors. The Compensation and Human Capital Committee considered FPC’s recommendations and analysis when determining base salaries and annual and long-term incentives.
The Compensation and Human Capital Committee considers a variety of factors when constructing an appropriate peer set. As we are the only public focused factory outlet REIT, which requires certain unique skill sets, background, and relationships, we elected to expand into the broader retail REIT industry for selecting appropriate peers. In the graphic below we have identified several key factors the Compensation and Human Capital Committee considers when choosing an appropriate peer group, such as who the Company competes with for talent, tenants, and investors.

2023 PROXY STATEMENT	41

Executive Compensation

Direct Company Structure and Focus	Public Outlet Center Focused REITs: NONE

Public Retail-Focused REITs	Regional Malls, Shopping Centers, and Other Retail Focused Properties

Against whom does the Company compete for executive talent?	While we generally compete for human capital within the real estate industry, we sometimes obtain talent from companies in other industries, such as technology.

Against whom does the Company compete for tenants and investors?	Our outlet centers have begun adding a new variety of tenants, thus competing with the shopping center REITs

Company Size (as defined by market and total capitalization, and number of employees)
The Compensation and Human Capital Committee contemplated additional companies that invest in similar markets to us, such as Simon Property Group, however, it ultimately determined that in light of its substantially larger size, they would not be appropriate at this time, despite the fact that our current President and CEO, Mr. Yalof, previously ran Simon’s outlet center business.

The Compensation and Human Capital Committee will continue to assess the composition of the peer group to determine the appropriateness of each peer company.
The following table provides the names and certain key information for each peer company at the time the Compensation and Human Capital Committee reviewed the peer group market data, as sorted by implied equity market capitalization.

Peer(1)	# of Employees(2)	Implied Equity Market Capitalization ($M)	Total Capitalization ($M)	Sector
Regency Centers Corporation	445	$10,741.6	$14,728.7	Shopping Center
National Retail Properties, Inc.	77	8,302.0	12,218.1	Single Tenant
Federal Realty Investment Trust	318	8,284.0	13,097.0	Shopping Center
Kite Realty Group Trust	236	4,674.3	7,757.1	Shopping Center
SITE Centers Corp.	267	2,878.5	4,804.1	Shopping Center
Retail Opportunity Investments Corp.	70	1,998.8	3,410.5	Shopping Center
Tanger Factory Outlet Centers, Inc.	469	1,959.7	3,475.7	Outlet Center
Urban Edge Properties	115	1,721.3	3,489.7	Shopping Center
Acadia Realty Trust	115	1,438.7	3,744.3	Shopping Center
Saul Centers, Inc.	134	1,336.1	2,747.2	Shopping Center
RPT Realty	138	874.8	1,839.6	Shopping Center
(1)Retail Properties of America, Inc. and Weingarten Realty Investors were all utilized as peer companies in determining 2022 compensation. Retail Properties of America, Inc. and Weingarten Realty Investors were acquired in October 2021 and August 2021, respectively. Pennsylvania Real Estate Investment Trust filed for bankruptcy in November 2020, though emerged in December 2021; however, it has since delisted from the NYSE. As such, these companies have been excluded from the peer group data shown above.
(2)Consists of full-time-equivalent employees working for the company and its subsidiaries. Assumes two part-time employees equal one full-time employee, but excludes temporary employees.

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Executive Compensation
DETERMINATION OF COMPENSATION CONSULTANT’S OBJECTIVITY
The Compensation and Human Capital Committee recognizes that it is essential to receive objective advice from its outside independent compensation consultant. As a result, the Compensation and Human Capital Committee does not allow the Company to engage FPC in matters unrelated to executive compensation.
Role of Management and the Chief Executive Officer in Setting Executive Compensation
On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The CEO is actively engaged in setting compensation for executives (other than himself) through a variety of means, including recommending for Compensation and Human Capital Committee approval the financial performance goals for the executive team. He works closely with the CFO and GC in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for other members of senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The Compensation and Human Capital Committee determines the compensation and performance goals of the executive team after receiving the recommendations from the CEO. The Compensation and Human Capital Committee will consider, but is not bound by and does not always accept, the recommendations of the CEO with respect to executive compensation. For 2022, all NEOs were generally subject to the same financial performance goals as the other officers, all of which are approved by the Compensation and Human Capital Committee.

3	2022 Compensation

We believe that the following discussion is a useful presentation of the Compensation and Human Capital Committee’s decisions with regard to 2022 NEO compensation. The following discussion should be read in conjunction with the Summary Compensation Table presented on page 58 where, in accordance with SEC rules, we present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.
The Compensation and Human Capital Committee received information from FPC, its compensation consultant, and management for consideration in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2022 performance. Among the factors considered for our executive compensation generally, and for the NEO compensation in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to any factor, which may differ among individual NEOs, and instead factors are reviewed on a holistic basis.
Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation and Human Capital Committee and its compensation consultant. Payouts are generally based on actual financial results, measured against the targets approved by the Compensation and Human Capital Committee under our incentive compensation plans for the fiscal year just ended. In addition, these results are a consideration in setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation and Human Capital Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.
In evaluating the performance of the CEO and setting his compensation, the Compensation and Human Capital Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. See “2022 Business Recap” on page 38 for a summary of our operational achievements in 2022.
The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and performance share awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also taking into account annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

2023 PROXY STATEMENT	43

Executive Compensation

	PAY ELEMENT	OBJECTIVES

Fixed Component	Base Salary	To provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers

	Annual Incentive Cash Bonus	To incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation together with a quantitative and qualitative assessment of individual contributions

Performance-Based Component	Annual Long-Term Equity Incentive
To reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value

	Performance Share Plan	To enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for TSR performance in excess of rigorous, predetermined absolute and relative hurdles

BASE SALARY: DESCRIPTION AND ANALYSIS
Although the Compensation and Human Capital Committee does not benchmark salaries to any specific percentile of base salaries paid to comparable officers in the peer group, the NEOs are paid base salaries within the range of those paid to comparable officers in the peer group and sufficient to attract high-quality executive talent and maintain a stable management team.
Base salaries received for 2022 and 2021 were as follows:

Named Executive Officer	2022 Base Salaries	2021 Base Salaries
Steven B. Tanger, Executive Chair(1)	$637,500	$807,500
Stephen J. Yalof, President and CEO(1)	850,000	850,000
Michael J. Bilerman, CFO (2)	500,000	n/a
Chad D. Perry, GC	378,420	378,420
Leslie A. Swanson, COO	375,000	315,521
James F. Williams, Former CFO(3)	187,200	374,400
Thomas J Guerrieri Jr., CAO	285,000	n/a
(1)On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, through January 1, 2024, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company.
(2)Represents Mr. Bilerman’s annual base salary on a go-forward basis. His pro-rata salary for 2022 based on his employment commencement date of November 29, 2022 was $41,667.
(3)Mr. Williams terminated employment effective July 1, 2022.
(4)Mr. Guerrieri served as the Principle Financial Officer from July 1, 2022 to November 29, 2022.
Each of Messrs. Tanger and Yalof have an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain agreed upon amounts. See “Employment Contracts” on page 64.

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Executive Compensation
Annual Cash Incentives: Description and Analysis
INCENTIVE CASH BONUS PLAN FOR EXECUTIVE OFFICERS
During 2022, each of our named executive officers was eligible to receive an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (the “Incentive Cash Bonus Plan”). For 2022, the Incentive Cash Bonus Plan was designed to reward the achievement of both financial and strategic performance criteria as approved and set by the Compensation and Human Capital Committee and individual performance.
Each year, we define annual incentive cash bonus threshold, target, and maximum payout opportunities for our NEOs. For 2022, these opportunities were defined as a percentage of base salary, as shown in the table below. For dollar amounts payable under these annual incentive cash bonus opportunities, see the "2022 Grants of Plan-Based Awards" table on page 61. The 2022 threshold, target, and maximum opportunities for our NEOs were unchanged from 2021.
The Threshold, Target and Maximum amounts for our NEOs in 2022 were as follows (as a percentage of base salary):

Named Executive Officer	Threshold	Target	Maximum
Steven B. Tanger, Executive Chair	75%	100%	150%
Stephen J. Yalof, President and CEO	93.8%	125%	187.5%
Michael J. Bilerman, CFO(1)	n/a	n/a	n/a
Chad D. Perry, GC	75%	100%	170%
Leslie A. Swanson, COO	75%	100%	150%
James F. Williams, Former CFO(1)	75%	100%	150%
Thomas J. Guerrieri Jr., CAO	15%	30%	60%
(1)Neither Mr. Bilerman nor Mr. Williams received a cash incentive bonus with respect to 2022.
Performance Objectives & Achievements. The original Incentive Cash Bonus Plan established in February of 2022 included the following financial and strategic performance criteria:

Performance Criteria	Weighting (1)	Rationale For Including In Plan

Financial Performance Targets:

■Core FFO per share (excluding the dilutive effect of asset sales or long-term refinancing)		Encourages focus on profitability as measured by the most frequently assessed REIT earnings measure.
■Percentage change in Same Center NOI		Encourages focus on internal growth at existing portfolio and maintenance of leverage within acceptable levels.
■Consolidated Net Debt to Adjusted EBITDA Ratio
Strategic Objectives		Encourages execution of Company’s strategic business plan.
Individual Performance		Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company.
(1)Represents the performance metric weightings for all NEOs excluding Thomas J. Guerrieri Jr., whose weightings for core FFO per share, percentage change in same center NOI, consolidated net debt to adjusted EBITDA ratio, strategic objectives, and individual performance were 27.5%, 12.5%, 12.5%, 17.5% and 30%, respectively.

2023 PROXY STATEMENT	45

Executive Compensation
While the Compensation and Human Capital Committee strongly believes that the majority of our NEOs’ incentive cash bonus should be based on formulaic financial and strategic goals, the committee determined it was appropriate to base a small portion of the plan on the NEO’s individual performance to recognize each member’s individual accomplishments and contributions towards our success in 2022 as well as to align with the structure of the incentive plans established by certain members of our peer group. The Committee kept the weighting for all goals the same as 2022.
The performance levels under these metrics were established in first quarter of 2022 based on the original 2022 budget/operating plan. At the time the specific strategic objectives were set, as in year’s past, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill. At the request of the Compensation and Human Capital Committee to assist with setting 2022 performance levels, the Company prepared an analysis of the actual performance levels achieved for the last three years, as well as the average of this three-year period. The average results were compared to the operating and financial performance level budgets approved by the Board for 2022. The Compensation and Human Capital Committee generally sets performance levels for each criterion at or above the current year budget levels. The budget reflects management’s assumptions regarding performance during the year taking into account many factors, both internal and external. The Compensation and Human Capital Committee may approve performance levels for the current year below the prior year performance levels when considering the current year’s budget or other factors including factors outside management’s control.
FINANCIAL PERFORMANCE AND STRATEGIC OBJECTIVES
The 2022 performance levels for Core FFO, Same Center NOI and Consolidated Net Debt to Adjusted EBITDA Ratio were all set at amounts higher than the previous year’s performance levels. At the time the performance criteria were set, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill.
The corporate performance criteria and the performance levels required under the Incentive Cash Bonus Plan for 2022 approved by the Compensation and Human Capital Committee, as compared to our level of achievement, were as follows:
NEOs

	2022 Performance Levels			Actual Results	Weighting(1)	Achievement Levels
Performance Criteria	Threshold	Target	Maximum

Core FFO per share (excluding the dilutive effect of asset sales or long-term refinancing)	$1.75	$1.79	$1.87	$1.83		Between Target and Maximum

Percentage change in Same Center NOI	3.0%	4.5%	7.5%	5.5%		Between Target and Maximum

Consolidated Net Debt to Adjusted EBITDA ratio	5.5	5.3	5.1	5.1		Maximum

Strategic performance goals (described below)	1 of 3 objectives	2 of 3 objectives	3 of 3 objectives	3 of 3 objectives		Maximum

Individual Performance Criteria	varies by individual					Between Target and Maximum

(1)Represents the performance metric weightings for all NEOs, excluding Thomas J. Guerrieri Jr., whose weightings for core FFO per share, percentage change in same center NOI, consolidated net debt to adjusted EBITDA ratio, strategic objectives, and individual performance were 27.5%, 12.5%, 12.5%, 17.5% and 30%, respectively.

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Executive Compensation
In 2022, the Company fell between the target and maximum financial performance level for its Core FFO and Same Center NOI, while achieving maximum performance for the Consolidated Net Debt to Adjusted EBITDA goals. The Company met all three strategic performance goals which included the following:
■achieve an increase of at least 2% in blended rent spreads on a comparable basis, for the domestic portfolio, including our pro rata share of joint ventures.
■close on Nashville land acquisition and commence construction for a Grand Opening in the Fall 2023; deliver leasing commitments of 75% of total center GLA (225K), by year end, and
■(a) Commission 6.2MW of Solar System Infrastructure, doubling our portfolio’s current renewable energy footprint,(b) expand our EV charging program by two times current capacity, and (c) achieve Silver or Gold LEED performance certification at an additional 6 centers, certifying more than half of the portfolio’s GLA.
The Compensation and Human Capital Committee, in its discretion, may adjust the predetermined Core FFO targets to exclude significant charges which they believe are not indicative of the Company’s ongoing operating performance. See “Actual 2022 Annual Cash Incentive Awards” below, for the amount of annual incentive cash bonuses received by each NEO pursuant to the above results. Further, for a reconciliation of Core FFO, Same Center NOI, Net Debt and Adjusted EBITDA to GAAP, please see Appendix A.
The Compensation and Human Capital Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are generally paid. If maximum targets are met or exceeded, bonuses may be significant but are capped as set forth in the table above.
INDIVIDUAL PERFORMANCE
The Compensation and Human Capital Committee considers each NEO’s overall performance, responsibilities and experience in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Compensation and Human Capital Committee also considers our CEO’s evaluation of each NEO’s performance and his recommendations for the individual performance bonuses.

2023 PROXY STATEMENT	47

Executive Compensation
The Compensation and Human Capital Committee awarded each of Messrs. Perry, Guerrieri and Ms. Swanson bonuses for calendar year 2022 based on recommendations made by Mr. Yalof and the Compensation and Human Capital Committee’s assessment of their 2022 performance compared to quantitative and qualitative goals. The Compensation and Human Capital Committee awarded Mr. Tanger and Mr. Yalof’s bonuses for calendar year 2022 based on the Compensation and Human Capital Committee’s review of each of their respective 2022 performances.
The Compensation and Human Capital Committee determined that each of the NEOs earned between target and maximum payout with respect to each of their individual components based on the Compensation and Human Capital Committee’s quantitative and qualitative assessment of each individual’s contributions in their respective job functions and the Company’s exemplary performance in 2022. Mr. Bilerman and Mr. Williams did not receive any cash incentive bonus with respect to 2022 performance as Mr. Bilerman commenced employment with us in November 2022 and Mr. Williams terminated employment with us effective July 1, 2022. The material components of such contributions include but are not limited to:
(a) for Mr. Tanger, his work with the CEO in identifying strategic opportunities and initiatives; his continued mentoring and development of our executive team; and his focused effort to enhance the skill sets of the Board;
(b) for Mr. Yalof, his leadership in executing our strategy to accelerate our business, drive cash flows and growth, and strengthen our position as a leading real estate operating company; continuing to build a best-in-class executive team, including adding Michael Bilerman as the Company’s Chief Financial and Chief Investment Officer; his success in continuing to diversify the portfolio’s tenant mix, provide an engaging customer experience, and deliver a higher-end shopper and younger demographic by adding sit-down restaurants, digitally native, elevated and non-apparel brands to our centers; and his continuing leadership of the Company through a tumultuous pandemic environment while achieving the highest two-year total return of 154 publicly traded equity REITs;
(c) for Mr. Perry, his role in enhancing the Company’s business development function, leading to new-to-portfolio tenants and access to new retail concepts; his role in elevating and augmenting the Company’s ESG and DEI platforms, including launching a data management platform supporting sustainability reporting, and market communications and shareholder engagement regarding such matters; his efforts in structuring and executing transactions, including our Tanger Outlets Palm Beach transaction with Clarion Partners, the disposition of a non-core asset on the Company’s preferred timeline, and financing transactions; and his success in managing and resolving litigation;
(d) for Ms. Swanson, her strategic leadership over the on-going evolution of the Company’s operational structure, including recruiting, retaining and realigning human capital to support procurement and sourcing, energy and sustainability, corporate security and national operations disciplines; her efforts in driving operational efficiencies and collaboration; her success in driving revenue generation and savings initiatives; and her achievements in driving key ESG and DEI initiatives, including completing LEED Gold certifications for additional centers and augmenting our electric charging stations and solar energy investments; and
(e) for Mr. Guerrieri, his dual role during the second half of 2022 as Chief Accounting Officer and Principal Financial Officer; overseeing the Company’s successful reimplementation of its ERP system, upgrading to a cloud-based version; and success in dramatically reducing COVID-related accounts receivable balances.
ACTUAL 2022 ANNUAL CASH INCENTIVE AWARDS
All annual incentive cash bonuses to NEOs for 2022 were paid in accordance with the terms described above. Mr. Bilerman and Mr. Williams did not receive any cash bonus with respect to 2022 performance. The actual cash incentives paid for 2022 were:

Named Executive Officer	Amount Earned - Financial and Strategic Goals	% of Target Earned	Amount Earned - Individual Performance Goals	2022 Annual Cash Incentives	Payout as a % of Target
Steven B. Tanger, Executive Chair	$732,966	114.98%	$119,563	$852,529	133.7%
Stephen J. Yalof, President and CEO	$1,221,609	143.72%	$199,219	$1,420,828	167.2%
Chad D. Perry, GC	$480,461	126.97%	$56,763	$537,224	142.0%
Leslie A. Swanson, COO	$431,156	114.98%	$64,688	$495,844	132.2%
Thomas J. Guerrieri Jr., CAO	$100,819	118.67%	$51,300	$152,119	176.7%

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Executive Compensation
The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized. For 2022, each executive’s annual incentive cash bonus amount was based upon Threshold, Target and Maximum percentages of base salary. See the “2022 Grants of Plan-Based Awards” table on page 61 for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year. The amounts of the annual cash incentive bonuses earned by each executive with respect to 2022 are set forth below in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”
LONG-TERM INCENTIVES: DESCRIPTION AND ANALYSIS
The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of time-based restricted Common Shares or restricted share units, share options or performance-based awards. Equity-based awards deliver increased value only when the value of our Common Shares increases. Long-term incentives are determined by the Compensation and Human Capital Committee based, in part, on peer group compensation practices combined with recommendations of management and its compensation consultant.
The Compensation and Human Capital Committee generally administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation and Human Capital Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate. The chart below illustrates the average allocation between performance-based and time-based awards for awards granted in 2021 and 2022 for our NEOs. The Compensation and Human Capital Committee made no changes to the allocation of equity awards in 2022 and kept the same allocation as 2021.

No Change in Allocation of Equity Awards from 2021 to 2022

■	Time-Based
■	Performance Based (PSP)

2023 PROXY STATEMENT	49

Executive Compensation
SUMMARY OF LONG-TERM INCENTIVE PLANS
The table below compares the equity compensation awarded to our NEO’s in 2022 to 2021, reflecting the equity granted during the year as part of the current year’s compensation, similar to the way it is shown in the Summary Compensation Table per the SEC’s requirements on page 58. As noted below, Mr. Tanger’s annual long-term incentive award was reduced as part of the Company’s long-term leadership succession strategy.

Named Executive Officer	Annual Long-Term Incentives(1)			PSP GDFV(2)			Total Equity Compensation
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Steven B. Tanger, Executive Chair	$600,015	$1,000,012	(40.0%)	$900,003	$1,500,006	(40.0%)	$1,500,018	$2,500,018	(40.0%)
Stephen J. Yalof, President and CEO	1,200,014	1,000,012	20.0%	1,800,005	1,500,006	20.0%	3,000,019	$2,500,018	20.0%
Michael J. Bilerman, CFO	4,033,630	—	—%	—	—	—%	4,033,630	—	—%
Chad D. Perry, GC	505,265	505,277	—%	757,903	757,901	—%	1,263,168	1,263,178	—%
Leslie A. Swanson, COO	400,010	298,687	33.9%	600,002	450,008	33.3%	1,000,012	748,695	33.6%
James F. Williams, Former CFO	390,005	390,010	—%	585,004	585,002	—%	975,009	975,012	—%
Thomas J. Guerrieri Jr., CAO (3)	137,514	na	—%	112,502	na	—%	250,016	na	—%
(1)Represents the restricted Common Share and restricted share unit awards granted to each NEO in 2022 and 2021, and for Mr. Bilerman, also includes an option grant in 2022 granted in connection with his commencement of employment. The grant date fair value for restricted Common Share awards granted in 2022 and 2021 is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which was $16.62 and $14.60, respectively, for everyone except for Mr. Bilerman. The grant date fair value of Mr. Bilerman’s restricted Common Share awards granted in 2022 was $19.37, as his award was granted upon his hire date. The fair value of the option grant, for Mr. Bilerman, was estimated on the date of grant using the Black-Scholes option pricing model, which resulted in a weighted average grant date fair value per share of $6.13 and included the following weighted-average assumptions: expected dividend yield 5.10%; expected life of 6.8 years; expected volatility of 48%; a risk-free rate of 3.96%; and forfeiture rate 0.0%.
(2)Represents the notional units granted to each NEO other than Mr. Bilerman, under the 2022 and 2021 PSPs, multiplied by the grant date fair values of $11.68 and $9.65, respectively. The grant date fair values were based on probable performance outcomes computed in accordance with FASB ASC 718.
(3)Mr. Guerrieri was not classified as an NEO during the fiscal year ended December 31, 2021. As such, his equity compensation for 2021 has been excluded from this table.
RESTRICTED COMMON SHARE AND RESTRICTED SHARE UNIT AWARDS
Awarding restricted Common Shares helps to further align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation and Human Capital Committee considers the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation and Human Capital Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Human Capital Committee generally considers grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved as well as a longer term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized. During 2022, our Executive Chair received all of his annual time-based vesting equity awards as restricted share units and it is expected he will continue to receive restricted share units in the future.
The awards granted in February 2022 vest ratably over a three-year period, beginning on February 15, 2023. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.”
In connection with his commencement of employment with us in November 2022, Mr. Bilerman received a grant of restricted shares with an aggregate grant date value of $2,500,000, or 129,066 shares. Such restricted shares vest as to 50% of the shares underlying the award on November 29, 2024, 25% on November 29, 2025 and the remaining 25% on November 29, 2026, subject to his continued employment through the applicable vesting dates.

50	Tanger Outlets

Executive Compensation
The Compensation and Human Capital Committee believes that restricted Common Share and restricted share unit grants with time-based vesting features provide the desired incentive to increase the Company’s share price and, therefore, the value for our shareholders over the vesting period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive officer’s total compensation, will be significantly increased.
The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share and restricted share unit awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date.
SHARE OPTIONS
In addition to the restricted share awards described above, Mr. Bilerman received a sign-on award of options to purchase 250,000 common shares in November 2022. Of that amount, 60% of the shares underlying the option will vest on November 29, 2025, 20% will vest on November 29, 2026 and the remaining 20% will vest on November 29, 2027, subject to his continued employment through the applicable vesting dates. Vested options will become exercisable on and after the date the fair market value of the common shares underlying the options is at least equal to 110% of the exercise price of the options.
2022 PERFORMANCE SHARE PLAN (PSP)
During February 2022, the Compensation and Human Capital Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2022 PSP, which provide for the grant of performance awards under the Incentive Award Plan. For the 2022 PSP, the Committee kept the same general structure as the 2021 PSP.
Our PSP is comprised of two distinct metrics that directly align with investors – relative TSR and absolute TSR. Although each are based on TSR, in using both a relative and absolute measurement, they can produce two completely different outcomes (i.e., we can potentially achieve a maximum on one of the goals and below threshold on the other, etc.). The majority (67%) continues to be focused on relative performance, in which we continue to have rigorous goals and require outperformance to achieve a target level payout, with the remaining portion (33%) based on absolute performance.
An emerging practice in long-term incentive plan design that has developed is to use absolute TSR performance as a modifier to an award rather than as a standalone performance metric. Although there are different approaches used, the most common methodology for a modifier is to either cap an award payout at target or reduce the award payout by 25% if absolute TSR is negative. The Compensation and Human Capital Committee believes that our program is significantly more rigorous in that the Company must not just have a positive shareholder return to merit a payout on the absolute TSR portion, but rather, must deliver a 26% cumulative TSR over the performance period. In other words, if our absolute TSR is 25% or less, the maximum payout that may be provided is 67% of the PSP.

2023 PROXY STATEMENT	51

Executive Compensation

2022 PSP

■	Absolute TSR
■	Relative TSR VS. FTSE NAREIT Retail Index

% OF AWARD EARNED	67% RELATIVE TSR VS. FTSE NAREIT RETAIL INDEX	33% ABSOLUTE TSR

	Performance Targets	Performance Targets
20%	Minimum: 30th Percentile	Minimum: 26.0% TSR
60%	Target: 55th Percentile	Target: 33.1% TSR
100%	Maximum: 80th Percentile	Maximum: 40.5% TSR
Any restricted Common Shares earned under the 2022 PSP (which concludes on February 22, 2025) will be issued following the end of the three-year performance period and are subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest at the conclusion of the three-year performance period and the remaining 50% would vest upon the completion of one additional year of service, contingent upon continued employment with the Company through the applicable vesting date, provided that no such Common Shares will be issued to Mr. Tanger unless and until they become vested. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.”
The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were issued, whether vested or unvested.

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Executive Compensation
Changes to CEO Compensation Plans For 2023
As part of our long-term leadership succession strategy (see Board Leadership Structure and Risk Oversight on page 24), Mr. Tanger transitioned to Executive Chair of the Company's Board of Directors, effective through January 1, 2024 and Mr. Yalof assumed the role of Chief Executive Officer of the Company in 2021. The changes in compensation of Mr. Tanger and Mr. Yalof are reflected in the chart below:

$5,354,919
$3,654,919
$850,000
$850,000
2020
$4,115,018
$2,500,018
$807,500
$807,500
2021
$2,775,018
$1,500,018
$637,500
$637,500
2022
$1,850,000
$1,000,000
$425,000
$425,000
2023

Steven B. Tanger, Executive Chair

$5,752,425
$4,412,518
$4,912,519
$5,412,500
$3,839,925
$2,500,018
$3,000,019
$3,500,000
$1,062,500
$1,062,500
$1,062,500
$1,062,500
$850,000
$850,000
$850,000
$850,000
2020
2021
2022
2023

Stephen J. Yalof, CEO

■	Base Salary	■	Annual Bonus Target	■	Total Equity Compensation

We believe it is beneficial to the Company to retain Mr. Tanger as Executive Chair due to his experience navigating the Company through changing business environments for over thirty years, his extensive knowledge of outlet center operations and management and the industry relationships he has cultivated over the years. As part of the transition to Executive Chair, Mr. Tanger's salary will be reduced each year as described in his employment agreement and summarized on page 64. In addition, the Board reduced the amount of Mr. Tanger’s equity awards granted in 2022. The table below illustrates the reduction in compensation payable to the Executive Chair through 2023.

Executive Chair Compensation	2022	2023	% Change from 2022-2023
Salary	$637,500	$425,000	(33)%
Target Bonus	637,500	425,000	(33)%
Equity Compensation	1,500,018	1,000,000	(33)%
Retirement Benefits
The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan and certain retirement benefits tor Mr. Tanger pursuant to his employment agreement (see “Employment Contracts-Steven B. Tanger” for additional information). Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company.
Perquisites
The Company does not provide significant perquisites or personal benefits to executive officers. In addition, also consistent with previous years, the Company maintained an insurance policy to provide a life insurance benefit to Mr. Tanger of $5 million. Premiums paid on the policy during 2022 totaled $67,344.
In addition, the Company previously owned a corporate airplane which was used almost exclusively for business travel. During the second quarter of 2022, the Company sold the corporate airplane.

2023 PROXY STATEMENT	53

Executive Compensation
Our Executive Chair’s business travel includes travel from his primary office location to the Company’s headquarters. While we consider this travel to serve an important business purpose, for purposes of transparency, we identify the incremental cost of this travel as a perquisite for SEC reporting purposes. We determine the incremental cost per flight based on the cost of fuel used, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include fixed costs that do not change based on usage, such as purchase costs of the airplane, pilot salaries and non-trip-related hangar and parking costs. In 2022, this incremental cost was zero. However, we do not consider the characterization of this amount as a perquisite to be a significant factor in our overall compensation plan design or effectiveness.
Employment Contracts and Change of Control Arrangements
The Company’s business is competitive, and the Compensation and Human Capital Committee believes that it is extremely desirable for the Company to maintain employment contracts or otherwise provide severance protection for its senior executives in the event of certain terminations. As such, each of the named executive officers has either been party to an employment contract or been a participant in our executive severance plan since its adoption in 2021. The employment contracts and executive severance plan generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement or the plan, as applicable. These severance arrangements are designed to promote stability and continuity of senior management.
Our Compensation and Human Capital Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a change of control. Very often, senior executives lose their jobs in connection with a change of control. By agreeing upfront to provide severance benefits and accelerated vesting of certain equity grants in the event of a change of control and the executive’s associated termination, our Compensation and Human Capital Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened change of control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.
In 2021, we adopted an executive severance plan and terminated employment contracts for all executives other than the Executive Chair and CEO. See “Executive Severance Plan” on page 60 for a description of the new executive severance plan. See “Employment Contracts” on page 64 for a description of the employment agreements with the Executive Chair and CEO as well as the employment offer letter entered into with Mr. Bilerman. Mr. Tanger and Mr. Yalof are the only named executive officers with employment contracts as of December 31, 2022.

54	Tanger Outlets

Executive Compensation

4	Governance Policies Relating to Compensation

Minimum Ownership Guidelines
The Company’s Board of Directors expects all non-employee directors, the Executive Chair, the CEO and other NEOs to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established the equity ownership guidelines for non-employee directors, the Executive Chair, the CEO and other NEOs. Non-employee directors are required to hold Common Shares with a value equal to 5x the base annual board retainer of $60,000. Newly elected non-employee directors have five years following their election to the Board to meet the share ownership guidelines. The share ownership guidelines were modified in February 2021, to take into account the transition for Mr. Tanger from CEO to Executive Chair and for Mr. Yalof from COO to CEO. Mr. Tanger’s share ownership guideline was maintained at 10x base salary and Mr. Yalof’s was set at 6x base salary, consistent with other peer group companies. The executives are required to hold Common Shares with a value equivalent to a multiple of their base salary as listed in the table below:

Executive Chair	10x Base Salary
CEO	6x Base Salary
Other NEOs	3x Base Salary
The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and executives who have been board members or NEOs for at least five years, met the share ownership guidelines as of February 28, 2023.

2023 PROXY STATEMENT	55

Executive Compensation
Clawback Policy
The Board has established a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of intentional misconduct, fraud or gross negligence. Each executive officer may be required to reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific performance levels, under these circumstances.
Anti-Hedging Policy
The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.
Anti-Pledging Policy
Our named executive officers and directors do not have any shares pledged as collateral. The Company has established an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, in order to facilitate the transition to the policy, these prohibitions do not apply to a margin or pledge of securities that was in effect prior to adoption of the policy; provided, that no additional Company securities may be added to any such pre-existing pledge on or after adoption of the policy.
An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board the financial capacity to repay the loan without resort to the pledged securities.
Deductibility of Executive Compensation and Other Tax Considerations
Subject to certain limited exemptions, Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”) denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” to the extent such compensation in any taxable year exceeds $1 million. While the Compensation and Human Capital Committee may consider tax deductibility under Section 162(m) of the Code as one factor in determining compensation, it will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m) of the Code.
Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 of the Code provide that certain officers and other service providers who receive significant compensation or hold significant shareholder interests could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change of control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and certain named executive officer’s employment contracts provide for a cutback of amounts payable in order to seek to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an employee or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The Compensation and Human Capital Committee considers the effect of Section 409A when designing the Company’s executive plans and programs, and such plans and programs are intended to be designed to comply with or be exempt from Section 409A in order to seek to avoid potential adverse tax consequences that may result from noncompliance.

56	Tanger Outlets

Report of the Compensation and Human Capital Committee

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE
Thomas J. Reddin (Chair)
Jeffrey B. Citrin
David B. Henry
Sandeep L. Mathrani
Bridget M. Ryan-Berman
Susan E. Skerritt

2023 PROXY STATEMENT	57

2022 Summary Compensation Table

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer, interim Principal Financial Officer, former Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2022, 2021, and 2020. Michael J. Bilerman was appointed the Company’s Chief Financial Officer and Chief Investment Officer on November 29, 2022. In accordance with the SEC’s disclosure rules, information regarding his compensation for years prior to the year in which he became an NEO is not included in the table below. Mr. Williams served as the Company’s Chief Financial Officer until his termination on July 1, 2022. Mr. Guerrieri served as the Company’s interim Principal Financial Officer from July 1, 2022 to November 29, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Share Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Steven B. Tanger Executive Chair	2022	637,500	—		1,500,018	—	852,529	322,723		3,312,770
	2021	807,500	—		2,500,018	—	1,130,500	360,804		4,798,822
	2020	735,577	345,667	(4)	3,654,919	—	249,333	291,480		5,276,976
Stephen J. Yalof President and Chief Executive Officer	2022	850,000	—		3,000,019	—	1,420,828	213,399		5,484,246
	2021	850,000	—		2,500,018	—	1,487,500	245,419		5,082,937
	2020	534,519	1,062,500	(5)	3,422,595	417,330	—	159,178		5,596,122
Michael J. Bilerman Executive Vice President, Chief Financial Officer and Chief Investment Officer	2022	41,667	1,000,000	(6)	2,500,008	1,533,622	—	11,781		5,087,078
	2021	—	—		—	—	—	—		—
	2020	—	—		—	—	—	—		—
Chad D. Perry Executive Vice President, General Counsel, and Secretary	2022	378,420	—		1,263,168	—	537,224	97,797		2,276,609
	2021	378,420	—		1,263,178	—	590,335	78,784		2,310,717
	2020	352,949	164,487	(4)	1,013,168	—	100,407	47,161		1,678,172
Leslie A. Swanson Executive Vice President, Chief Operating Officer	2022	375,000	—		1,000,012	—	495,844	39,365		1,910,221
	2021	315,521	—		748,695	—	441,729	21,336		1,527,281
	2020	—	—		—	—	—	—		—
James F. Williams Former Executive Vice President, Chief Financial Officer and Treasurer	2022	187,200	—		975,009	—	—	876,501	(7)	2,038,710
	2021	374,400	—		975,012	—	524,160	59,082		1,932,654
	2020	349,200	169,728	(4)	725,008	—	92,352	36,148		1,372,436
Thomas J. Guerrieri Jr. Senior Vice President, Chief Accounting Officer	2022	285,000	—		250,016	—	152,119	34,809		721,944
	2021	—	—		—	—	—	—		—
	2020	—	—		—	—	—	—		—
(1)The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and the grant date fair value of notional units granted under the 2022, 2021, and 2020 Performance Share Plans. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2022 audited consolidated financial statements on pages F-47 to F-52 of our 2022 Annual Report, Note 16 to our 2021 audited consolidated financial statements on pages F-46 to F-51 of our 2021 Annual Report, and Note 16 to our 2020 audited consolidated financial statements on pages F-51 to F-56 of our 2020 Annual Report, respectively. With respect to the awards granted under the 2022, 2021, and 2020 Performance Share Plans, the grant date fair values were based on probable performance outcomes. The value for the 2022 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $1.7 million for Mr. Tanger, $3.5 million for Mr. Yalof, $1.5 million for Mr. Perry, $1.2 million for Ms. Swanson, $1.1 million for Mr. Williams and $218,151 for Mr. Guerrieri. Mr. Bilerman did not receive any awards under the 2022 PSP Plan. The value for the 2021 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $3.2 million for Mr. Tanger, $3.2 million for Mr. Yalof, $1.2 million for Mr. Williams, $1.6 million for Mr. Perry, and $949,000 for Ms. Swanson. The value for the 2020 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $6.1 million for Mr. Tanger, $4.2 million for Mr. Yalof, $1.2 million for Mr. Williams, and $1.7 million for Mr. Perry.

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2022 Summary Compensation Table

(2)The amounts reported in this column represent non-qualified share options granted that are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions made in the calculation of these amounts may be found in Note 16 to our 2022 audited consolidated financial statements on pages F-47 to F-52.
(3)Amounts reported in 2022 include the following:

Name	Severance (7)	Employee Life Insurance Premiums	Dividends Paid on Unvested Restricted Common Shares	401(K) Contribution	Other
Steven B. Tanger		$67,344	$236,006	$11,343	$8,030
Stephen J. Yalof		—	213,399	—	—
Michael J. Bilerman		—	—	—	11,781
Chad D. Perry		—	85,597	12,200	—
Leslie A. Swanson		—	27,165	12,200	—
James F. Williams	$826,619	—	41,397	8,485	—
Thomas J. Guerrieri, Jr.		—	23,409	11,400	—
(4)Amounts reflect the discretionary portion of the bonus approved by the Board of Directors earned under our annual 2020 Cash Bonus Plan.
(5)Amount reflects a guaranteed bonus equal to $1,062,500 that was paid to Mr. Yalof in 2020 pursuant to the terms of his Employment Agreement.
(6)Amount reflects a sign-on bonus equal to $1,000,000 that was paid to Mr. Bilerman in 2022 pursuant to the terms of his employment offer letter. Mr. Bilerman’s sign-on bonus and sign-on equity awards were as part of his entering into employment with the Company.
(7)Amount includes a severance payout comprised of $374,400 for continued salary payments, a bonus equal to $435,072, and continuation of health care benefits of $17,147 that will be paid to Mr. Williams pursuant to the terms of the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan following Mr. Williams’ termination of employment without cause by the Company. Payments of the cash severance will be made starting in January of 2023 pursuant to payment timing requirements under Code Section 409A. In accordance with the Severance Plan, he also received accelerated vesting of his restricted share awards in the amount of $745,981.

2023 PROXY STATEMENT	59

2022 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards made to NEOs in the year ended December 31, 2022:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Share Awards: Number of Common Shares or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($)	Grant Date Fair Value of Equity Awards ($)(1)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B. Tanger	2/23/2022				—	—	—	36,102			600,015
	2/23/2022				15,411	46,233	77,055				900,003
		478,125	637,500	956,250
Stephen J. Yalof	2/23/2022				—	—	—	72,203			1,200,014
	2/23/2022				30,822	92,466	154,110				1,800,005
		797,300	1,062,500	1,593,750
Michael J. Bilerman	11/29/2022				—	—	—	129,066			2,500,008
	11/29/2022				—	—	—		250,000	19.37	1,533,622
		—	—	—
Chad D. Perry	2/23/2022				—	—	—	30,401			505,265
	2/23/2022				12,978	38,933	64,889				757,903
		283,815	378,420	643,314
Leslie A. Swanson	2/23/2022				—	—	—	24,068			400,010
	2/23/2022				10,274	30,822	51,370				600,002
		281,250	375,000	562,500
James F. Williams	2/23/2022				—	—	—	23,466			390,005
	2/23/2022				10,017	30,052	50,086				585,004
		421,200	561,600	842,400
Thomas J. Guerrieri Jr.	2/23/2022				—	—	—	8,274			137,514
	2/23/2022				1,926	5,779	9,632				112,502
		42,750	85,500	171,000
(1)The grant date is considered to be the date the equity-based awards were approved by the Compensation and Human Capital Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 23, 2022 awards was $16.62. The grand date fair value of Mr. Bilerman’s restricted Common Share awards grated in 2022 were $19.37. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2022 PSP may be found in Note 16 to our 2022 audited consolidated financial statements on pages F-47 to F-52 of our 2022 Annual Report. With respect to the awards granted under the 2022 PSP, the grant date fair value was based on probable performance outcomes.
(2)These columns show the range of estimated payouts targeted for 2022 performance under our annual Incentive Cash Bonus Plan for our executive officers as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2023 for 2022 performance, based on the metrics described, are set forth above in the column of the Summary Compensation Table titled “Non-Equity Incentive Plan Compensation.” Mr. Bilerman was not eligible to receive a cash incentive bonus for 2022 and Mr. Williams did not receive a cash incentive bonus for 2022 as a result of his termination of employment with us.
(3)These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2022 PSP. The notional units convert based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group, over a three year measurement period from February 23, 2022 through February 22, 2025. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation Discussion and Analysis - Long-term Incentives: Description and Analysis” on page 49.
(4)Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Year-End Table below. Dividends are paid on unvested restricted Common Shares.

60	Tanger Outlets

Outstanding Equity Awards at Year End 2022

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2022:

	Option Awards						Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units that Have Not Vested (#)(1)		Market Value of Shares or Units that Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Steven B. Tanger	—		—		—	—	40,509	(3)	726,731
							45,662	(4)	819,176
							36,102	(5)	647,670
							20,950	(6)	375,843
										300,404	(7)	5,389,248
										155,441	(8)	2,788,612
										77,055	(9)	1,382,367
Stephen J. Yalof	750,000	(11)	250,000		$7.15	4/10/2030	129,769	(10)	2,328,056
							45,662	(4)	819,176
							72,203	(5)	1,295,322
										205,480	(7)	3,686,311
										155,441	(8)	2,788,612
										154,110	(9)	2,764,733
Michael J. Bilerman	—		250,000	(12)	$19.37	11/29/2032	129,066	(15)	2,315,444
Chad D. Perry	—		—		—	—	9,824	(3)	176,243
							23,072	(4)	413,912
							30,401	(5)	545,394
							5,807	(6)	104,178
										83,274	(7)	1,493,936
										78,539	(8)	1,408,990
										64,889	(9)	1,164,109
Leslie A. Swanson	—		—		—	—	13,698	(4)	245,742
							24,068	(5)	431,780
										46,633	(8)	836,596
										51,370	(9)	921,578
James F. Williams	—		—		—	—				47,357	(7)	849,585
										27,350	(8)	490,659
										5,901	(9)	105,864
Thomas J. Guerrieri Jr.	—		—		—	—	1,458	(13)	26,157
							2,318	(14)	41,585
							3,053	(3)	54,771
							6,278	(4)	112,627
							8,274	(5)	148,436
							985	(6)	17,671
										14,118	(7)	253,277
										11,659	(8)	209,162
										9,632	(9)	172,798

2023 PROXY STATEMENT	61

Outstanding Equity Awards at Year End 2022
(1)Represents the portion of restricted Common Shares that vest based on rendering service over a specific period of time.
(2)Based on the closing price of our Common Shares on December 30, 2022 of $17.94.
(3)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2021, 2/15/2022 and 2/15/2023.
(4)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2022, 2/15/2023 and 2/15/2024.
(5)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 2/15/2023, 2/15/2024 and 2/15/2025.
(6)Represents portion of restricted Common Shares earned from the conversion of notional units under the 2019 Performance Share Plan (the "2019 PSP"). Restricted Common Shares earned vest 50% on February 22, 2022 and 50% on February 15, 2023.
(7)Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2020 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 10, 2023. Restricted Common Shares earned will vest 50% on February 22, 2023 and 50% on February 15, 2024.
(8)Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2021 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 21, 2024. Restricted Common Shares earned will vest 50% on February 26, 2024 and 50% on February 15, 2025.
(9)Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2022 PSP assuming for purposes of this discussion that the Company achieves its maximum levels of absolute and relative share price appreciation over the three year performance period ending February 17, 2025. Restricted Common Shares earned will vest 50% on February 26, 2025 and 50% on February 15, 2026.
(10)Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 4/10/2021, 4/10/2022 and 4/10/2023.
(11)Options vest at a rate of 25% per year, with vesting dates on December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024.
(12)Options vest and the restrictions cease to apply on 60% of the award on November 29, 2025, 20% of the award on November 29, 2026 and 20% of the award on November 29, 2027. The vested options will become exercisable on and after the date the market value of the common shares underlying the options is at least equal to 110% of the exercise price of the options.
(13)Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2019, 2/15/2020, 2/15/2021, 2/15/2022 and 2/15/2023.
(14)Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2020, 2/15/2021, 2/15/2022, 2/15/2023 and 2/15/2024.
(15)Restricted Common Shares vest 50% on 11/29/2024, 25% on 11/29/2025, and 25% on 11/29/2026.

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Option Exercises and Common Shares Vested in 2022

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2022:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(1)
Steven B. Tanger	—	—	127,247	2,106,927
Stephen J. Yalof	—	—	152,601	2,587,235
Michael J. Bilerman	—	—	—	—
Chad D. Perry	—	—	36,927	610,076
Leslie A. Swanson	—	—	6,850	112,409
James F. Williams			80,504	1,209,109
Thomas J. Guerrieri Jr.	—	—	11,290	185,934
(1)Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

2023 PROXY STATEMENT	63

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(B) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (A)
Equity compensation plans approved by security holders	2,528,207	(1)	17.65	1,514,000	(2)
Equity compensation plans not approved by security holders	1,000,000	(3)	7.15	—
Total	3,528,207		11.53	1,514,000
(1)Includes (a) 716,800 common shares issuable upon the exercise of outstanding options (293,300 of which are vested and exercisable), (b) 758,814 restricted common shares that may be issued under the 2020 PSP upon the satisfaction of certain conditions, (c) 559,763 restricted common shares that may be issued under the 2021 PSP upon the satisfaction of certain conditions, and (d) 492,829 restricted common shares that may be issued under the 2022 PSP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2020, 2021, and 2022 PSP awards, such restricted common shares are not included in the weighted average exercise price calculation.
(2)Represents common shares available for issuance under the Amended and Restated Incentive Award Plan. Under the Amended and Restated Incentive Award Plan, the Company may award restricted common shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.
(3)Includes 1,000,000 common shares issuable upon the exercise of outstanding options (750,000 of which are vested and exercisable) that were issued to our Chief Executive Officer, Stephen J. Yalof, as an inducement to his entering into employment with the Company and were granted outside of the Company’s shareholder approved equity plan pursuant to New York Stock Exchange rules. The options to purchase common shares have an exercise price of $7.15. One-fourth of the options vested on December 31, 2020, followed by another one-fourth which vested on December 31, 2021, followed by another one-fourth which vested on December 31, 2022, and the remaining options will vest on December 31, 2023, subject to Mr. Yalof’s continued employment through each vesting date. Vested options became exercisable on and after the date the fair market value of the Common Shares underlying the options is at least equal to 110% of the exercise price of the options.
Employment Contracts
The following summary sets forth the material terms of the employment contracts for Mr. Tanger and Mr. Yalof as well as the offer letter entered into with Mr. Bilerman in effect as of December 31, 2022. In connection with the adoption of an executive severance plan in 2021, all other legacy employment contracts (other than Mr. Tanger and Mr. Yalof) were terminated.

64	Tanger Outlets

Equity Compensation Plan Information
Steven B. Tanger
On December 14, 2016, we entered into an amended and restated employment agreement with Steven B. Tanger, which was subsequently amended and restated effective April 28, 2020. Pursuant to the employment agreement, Mr. Tanger continued to serve as CEO of the Company and a member of the Board through January 1, 2021. Pursuant to the employment agreement, Mr. Tanger transitioned to the role of Executive Chairman on January 1, 2021 following the appointment of Mr. Yalof as CEO of the Company and will continue to serve as Executive Chairman through January 1, 2024 (December 14, 2016 through such date, the “Contract Term”). In respect of 2020, Mr. Tanger was entitled to an annual base salary of $850,000 (subject to the voluntary reduction described above), participation in the incentive cash bonus plan (as described above) and receipt of annual awards under the Incentive Award Plan on terms at least as favorable as annual awards granted to other senior executives. In respect of future years during the Contract Term, Mr. Tanger will be entitled to a reduced base salary (starting with $807,500 for 2021) and be eligible for an annual incentive bonus ranging from 0-150% of his then-current annual base salary (with a target bonus opportunity of no less than 100% of annual base salary) and annual awards under the Incentive Award Plan on terms determined by the Board.
During the Contract Term and for ninety (90) days thereafter, the Company and the Operating Partnership will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million in the aggregate and, in the event of termination of employment prior to the end of the Contract Term (other than due to death, for Cause or without Good Reason), the Company and the Operating Partnership will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.
If Mr. Tanger’s employment is terminated without Cause or for Good Reason on or following January 1, 2021, Mr. Tanger would, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a payment equal to two hundred percent (200%) of his annual base salary, payable in installments over 12 months subject to the limitations required to comply with Section 409A, (2) receive a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (3) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months.
If Mr. Tanger’s employment is terminated due to death or Disability, Mr. Tanger will receive (1) a lump sum payment equal to the greater of (a) current base salary for the remainder of the Contract Term or (b) 100% of current base salary and (2) a cash payment equal to his annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred.
If Mr. Tanger’s employment automatically terminates due to the expiration of the Contract Term, Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, receive (1) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (2) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months. Further, the Company is required to offer Mr. Tanger a consulting arrangement, pursuant to which Mr. Tanger will make himself reasonably available in the 18-month period following termination to provide consulting services to the Company. Mr. Tanger will be entitled to no more than $250,000 per year for such consulting services.
In addition, if Mr. Tanger’s employment is terminated without Cause or for Good Reason, or due to death or Disability, all unvested restricted Common Shares and restricted share units subject to time-based vesting (“Time Based Awards”), including restricted Common Shares received upon settlement of Performance Based Awards, will fully vest and all unvested equity awards subject to performance based vesting (“Performance Based Awards”) not yet settled in Common Shares will continue to vest pro-rata through the date of termination subject to the actual achievement of the applicable performance measures. If Mr. Tanger’s employment is terminated due to expiration of the Contract Term, all Time Based Awards will fully vest and all Performance Based Awards will remain outstanding and eligible to vest based on actual achievement of the applicable performance measures.

2023 PROXY STATEMENT	65

Equity Compensation Plan Information
Stephen J. Yalof
Stephen J. Yalof entered into an employment agreement effective April 10, 2020 and initially expiring on December 31, 2023. Mr. Yalof’s contract provides for his initial employment as the President and Chief Operating Officer of the Company and, effective as of January 1, 2021, his subsequent promotion to the President and CEO of the Company. Mr. Yalof’s agreement also provided that he would be appointed to the Board by August 10, 2020. Pursuant to the terms of the agreement, Mr. Yalof’s annual base salary may not be less than $850,000 and he is eligible to receive an annual incentive bonus based on performance criteria approved by the Compensation and Human Capital Committee ranging from 0 – 187.5% of his annual base salary, with a target bonus opportunity of 125%. Mr. Yalof was entitled to receive sign-on restricted shares (in an amount of 389,308 shares) and 1,000,000 options to be granted to him in connection with the commencement of his employment under his agreement (“Sign-on Restricted Shares” and “Sign-On Options”, respectively.
If Mr. Yalof’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.
Further, if his employment is terminated by us without Cause, or by him for Good Reason, he will receive a severance payment in an amount equal to (a) 200% of his annual base salary for the then-current contract year, payable in installments over 12 months, (b) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, and (c) a monthly COBRA continuation subsidy for Mr. Yalof and his dependents, payable for up to 18 months.
In addition, if Mr. Yalof’s employment is terminated without Cause or for Good Reason, due to death or Disability (other than within twenty four (24) months following a change of control), all unvested Sign-On Restricted Shares and Sign-On Options will vest pro-rata in respect of service in the year of termination. If Mr. Yalof’s employment is terminated without Cause or for Good Reason, due to death or Disability within twenty four (24) months following a change of control, all unvested Sign-On Restricted Shares and Sign-On Options will vest and become exercisable.
Michael J. Bilerman
Michael J. Bilerman entered into an offer letter with us on September 14, 2022 providing for his employment as Executive Vice President, Chief Financial Officer and Chief Investment Officer. The offer letter provides for an initial annual base salary of $500,000, an initial sign-on equity grant of restricted shares with a target grant date value of $2,500,000 and 250,000 options under the Incentive Award Plan, and that Mr. Bilerman will be eligible to receive an annual incentive bonus based on performance criteria approved by the Compensation and Human Capital Committee ranging from 0-150% of his annual base salary, with a target bonus opportunity of 100%. For 2023, Mr. Bilerman will receive an annual base salary of no less than $500,000 and an annual cash incentive bonus of no less than 100% of his annual base salary (subject to the Company achieving target performance). The offer letter also provides that Mr. Bilerman was entitled to a cash sign-on bonus of $1,000,000 within thirty days of his start date, which bonus is subject to repayment in the event Mr. Bilerman’s employment is terminated for “cause” or for “resignation without good reason” (each as defined in the executive severance plan) prior to the second anniversary of his start date. The repayment obligation of the sign-on bonus will be forgiven by 50% on each of the first two anniversaries of the start date.

66	Tanger Outlets

Equity Compensation Plan Information
Non-Compete and Other Provisions
During the term of Mr. Tanger’s employment and for a period of twelve (12) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any factory outlet centers or competing retail commercial property or in any active or passive investment in property connected with a factory outlet center or a competing retail commercial property. During the period following termination of employment, this prohibition applies only with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger’s employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger’s employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities. During the Restricted Period, Mr. Tanger may, however, own an interest in or provide services to an entity affiliated with another entity that is engaged in competition with the company so long as the entity he owns the interest in or provides services to does not itself engage in competition with the Company.
In addition, during the term of employment for Mr. Yalof and for one year after, if his employment is terminated for any reason, with respect to the Company, the Operating Partnership, their respective subsidiaries and other entities under common control with the Company and/or the Operating Partnership as of the date of termination (the “Related Entities”), he is prohibited from engaging in (a) management, development, operation, or construction (other than in the performance of his duties for Company and the Related Entities) of (i) any factory outlet centers or (ii) retail commercial property that competes with factory outlet centers, (b) any active or passive investment by or on behalf of himself (other than in the performance of his duties for the Company and the Related Entities) in an entity that operates, manages, or constructs, or invests in property used for (i) a factory outlet center or (ii) retail commercial property that competes with factory outlet centers, or (c) his performance of the same or substantially similar duties, work, or responsibilities that he performed for the Company and/or a Related Entity involving the same or substantially similar products or services as those with which the Executive worked while employed by the Company.
Mr. Tanger and Mr. Yalof are employed and compensated by both the Operating Partnership and the Company. The Compensation and Human Capital Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership or one of the Operating Partnership’s subsidiaries.
All payments and benefits due to Mr. Tanger and Mr. Yalof under their respective agreements are subject to reduction to the extent necessary to avoid federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.
Executive Severance Plan
On March 31, 2021, we adopted the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan (the “executive severance plan”), pursuant to which certain of our executives, including Mr. Bilerman, Mr. Perry, Ms. Swanson and Mr. Williams, are eligible to receive certain benefits in the event of certain qualifying terminations and pursuant to which Mr. Williams became entitled to benefits in 2022.
In the event the executive’s employment is terminated by us without Cause or by the executive for Good Reason other than on or within 12 months following a change of control (each as defined in the executive severance plan), subject to the executive’s execution and non-revocation of release and continued compliance with the applicable restrictive covenants, such executive will be entitled to receive (i) a severance payment equal to the product of (a) the sum of (x) 100% such participant’s annual base salary for the year in which termination occurs and (y) the average annual performance bonus for the three consecutive years immediately preceding the year in which the termination occurs (or if such executive has been eligible to receive an annual performance bonus for fewer than three years, such fewer number of years), to be paid monthly over the succeeding number of months equal to such executive’s termination payment multiple ( currently, one times (1x) for each executive) (the “Severance Payment”), or over twelve months, and (b) such executive’s applicable termination payment multiple, (ii) a monthly COBRA subsidy for up to 12 months, and (iii) full acceleration of time-based equity awards, with a pro-rata portion of performance-based awards remaining outstanding and eligible to vest, as determined based on actual achievement of the applicable performance goals through the end of the applicable performance period(s) (the “Equity Award Acceleration”).
Notwithstanding the foregoing, if such termination occurs on or within 12 months following a change of control, the executive will instead receive severance of (i) two times (2x) the Severance Payment, (ii) a monthly COBRA subsidy for up to 24 months, and (iii) full acceleration of time-based equity awards and, to the extent any performance-based awards are assumed, substituted or replaced in connection with such change of control, acceleration of such performance-based awards at the greater of (a) actual performance through the termination date and (b) target performance.

2023 PROXY STATEMENT	67

Equity Compensation Plan Information
If the executive’s employment is terminated due to death or Disability (as defined in the executive severance plan), the executive or the executive’s estate will receive (i) a lump sum payment equal to half (0.5x) of the executive’s annual base salary, payable in a lump sum, (ii) a pro-rata portion of the annual bonus earned for the year in which termination occurs, payable at the time in which annual bonuses are paid generally to other executives of the Company for the applicable year, and (iii) the Equity Award Acceleration.
Any severance payments or benefits under the executive severance plan will be subject to a Section 280G “best net” cutback in which such payments or benefits will only be reduced to the extent it results in a better tax position for the executive.
As a condition to participation in the executive severance plan executives are required to execute a participation letter agreement, pursuant to which they will be subject to non-competition and non-solicitation covenants for a period of time post-termination equal to the applicable severance multiple (e.g. 6 months, 12 months or 24 months) as well as perpetual confidentiality and non-disparagement covenants.
Williams Separation
Effective July 1, 2022, Mr. Williams’ employment was terminated without Cause (other than in connection with a change in control) and as a result, Mr. Williams was entitled to receive severance benefits under the executive severance plan of (i) twelve months base salary, or $374,400, (ii) an annual average performance bonus equal to $435,072, (iii) a monthly COBRA subsidy for up to 12 months and (iv) the Equity Award Acceleration. A portion of Mr. Williams’ cash severance payment was subject to a six-month payment delay in accordance with Code Section 409A.
Perry Resignation
Mr. Perry voluntarily resigned effective April 3, 2023 and as a result, will not be entitled to any separation benefits under the executive severance plan.
Potential Payments on Termination or Change of Control
The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with a Change of Control and each of the following different types of termination of employment : (1) termination by the Company without Cause or by the executive for Good Reason (each term as defined below), (2) termination as a result of death, (3) termination as a result of Disability (as defined below), and (4) termination by the Company for Cause or by the executive without Good Reason.
Cause
Generally under each employment agreement or the executive severance plan, as applicable, the Company or the Operating Partnership, as applicable, will have “Cause” to terminate the executive’s employment upon each of the following events or circumstances:

Name(s)	Applicable Definition of Cause
Mr. Tanger
■Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty in the performance of his duties;
■Conviction of a felony involving moral turpitude, fraud or embezzlement; or
■Willful failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

Mr. Yalof
■Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty or misconduct in the performance of his duties;
■Conviction of or plea of nolo contendere to a felony involving moral turpitude, fraud or embezzlement;
■Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or the Operating Partnership; or willful material breach of his employment agreement or failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

68	Tanger Outlets

Equity Compensation Plan Information

Name(s)	Applicable Definition of Cause
Mr. Bilerman Mr. Perry Ms. Swanson
■Determination by the Operating Partnership that he or she has embezzled money or property;
■Willful refusal to perform reasonable duties incident to his or her employment after ten (10) days’ written notice; or
■Commission of a felony which, in the judgment of the Board of Directors of the Operating Partnership, adversely affects the business or reputation of the Operating Partnership.
■Any willful misconduct by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties (as defined in the executive severance plan) or a willful violation of law by a Participant in connection with the Company’s or any Subsidiary’s business or relating to a Participant’s Duties;
■An act of fraud, conversion, misappropriation or embezzlement by a Participant with respect to the Company’s or any Subsidiary’s assets or business or assets in the possession or control of the Company or any Subsidiary;
■A participant’s conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to, a felony involving moral turpitude or related to the performance of such Participant’s Duties or that materially impacts the Company;
■Any act of dishonesty committed by a Participant in connection with the Company’s or any Subsidiary’s business or relating to such Participant’s Duties;
■The willful neglect of material Duties or gross misconduct by a Participant;
■Substance abuse that, in the Board’s good faith determination, materially interferes with the performance of a Participant’s Duties;
■A participant’s willful and material failure to: (I) comply with the Company’s reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including any business code of ethics adopted by the Board; or (II) use good faith efforts to comply with the directives of the Board and the Chief Executive Officer of the Company (provided, that such directives are consistent with the material terms of applicable law and the Company’s guidelines and policies);
■Any other willful failure (other than any failure resulting from incapacity due to physical or mental illness) by a Participant to perform his or her material Duties;
■Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or any Subsidiary; or
■Any breach of the Restrictive Covenants (as defined in the executive severance plan) or any other written agreement with the Company.

2023 PROXY STATEMENT	69

Equity Compensation Plan Information
Change of Control
Generally, under each employment agreement or the executive severance plan, as applicable, a “Change of Control” will be deemed to have occurred upon each of the following events or circumstances:

Name(s)	Applicable Definition of Change of Control
Mr. Tanger Mr. Yalof
■Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or group of associated purchasers;
■Merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company (or, with respect to Mr. Perry, an entity wholly owned by the Company) ceases to be the sole general partner of the Operating Partnership;
■Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of 25% or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares;
■Merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or
■Majority of the members of the Company’s or the Operating Partnership’s, as applicable, Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

70	Tanger Outlets

Equity Compensation Plan Information

Name(s)	Applicable Definition of Change of Control
Mr. Bilerman Mr. Perry Ms. Swanson
■The acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (i) the Common Shares or (ii) the combined voting power of the then outstanding voting securities of the Company;
■Individuals who, as of March 31, 2021, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board;
■A reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), unless (i) all or substantially all of the individuals and entities who were the beneficial owners of the Common Shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of, respectively, the then outstanding Common Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Common Shares and the then outstanding voting securities of the Company, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;
■Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2023 PROXY STATEMENT	71

Equity Compensation Plan Information
Good Reason
Generally under each employment agreement or the executive severance plan, as applicable, the executive will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Good Reason
Mr. Tanger
■Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including (a) no longer reporting solely to the Board, (b) failing to hold the same position in a successor entity as he held immediately prior to a Change of Control, (c) on and following January 1, 2021, failure to be appointed as Executive Chairman of the Board and as Executive Chairman (or comparable position) of the Partnership or, after such appointment, removal by the Board from any such position;
■Principal duties are required to be performed at a location other than Greensboro, North Carolina or Miami, Florida without his consent;
■Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due; or
■On or after a Change of Control, the failure to be a member of the board of directors (or similar governing body) of the successor entity (including its ultimate parent).

Mr. Yalof
■Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including no longer reporting solely to the Board of Directors of the Company and/or the Executive Chairman following his promotion date or the failure to be the CEO of a successor entity (including its ultimate parent) on or following a Change of Control;
■Failure of the Board to appoint him to serve as a member of the Board or to nominate him for election by the Company’s shareholders to serve as a member of the Board at each annual meeting following such appointment;
■Principal duties are required to be performed at a location other than Greensboro, North Carolina without his consent;
■Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due.

Mr. Bilerman Mr. Perry Ms. Swanson
■The failure of the Company to pay or cause to be paid such named executive officer’s base salary, annual cash performance bonus or any other material compensation or benefits within five (5) days of the date due;
■A material diminution in such named executive officer’s status, including title, position, duties, authority or responsibilities;
■A material reduction in base salary, target cash bonus or target annual long-term incentive award (excluding across-the-board reductions that apply to similarly-situated executives);
■The relocation of principal office to a location more than 40 miles from its current location.

Disability
Generally under each employment agreement or the executive severance plan, as applicable, the executive will be deemed to have a “Disability” upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Disability
Mr. Tanger Mr. Yalof
■The absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

Mr. Bilerman Mr. Perry Ms. Swanson
■A medically determinable physical or mental impairment as a result of which the named executive officer is unable to engage in any substantial gainful activity by reason of such impairment and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

72	Tanger Outlets

Equity Compensation Plan Information
Assumptions
The amounts shown below assume that such termination or Change of Control was effective December 31, 2022, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon such termination or Change of Control. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership or such Change of Control.
In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.
Also considered in the table below is the estimated value of restricted Common Shares earned upon termination of employment or a Change of Control from the conversion of the notional units under the Company’s 2022, 2021 and 2020 Performance Share Plans. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain TSR thresholds over a three-year performance period. For a further discussion of the plans, see “Long-Term Incentives: Description and Analysis” on page 49.
Upon a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the three-year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately upon issuance at the end of the three-year performance period. Upon a Change of Control (as defined in our Incentive Award Plan), the absolute share price appreciation (absolute TSR) targets will be reduced pro-rata based upon the period of time that the effective date of the plan to the date of the Change of Control bears to the three-year performance period, and each notional unit will convert based upon the share price as of the Change of Control. Any restricted Common Shares earned will vest immediately upon issuance immediately prior to the Change of Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change of Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

2023 PROXY STATEMENT	73

Equity Compensation Plan Information

Name	Cash Severance Payment ($)(1)	Share Awards ($)(2)		Continuation of Benefits ($)(3)	All Other Comp. ($)(4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	2,127,529	10,469,773		17,837	67,344	12,682,483
Change of Control	—	10,280,233		—	—	10,280,233
Death	1,490,029	10,469,773		—	—	11,959,802
Disability	1,490,029	10,469,773		—	67,344	12,027,146
For Cause or without Good Reason	—	—		—	—	—
Stephen J. Yalof
Without Cause or For Good Reason outside of 24 months following a Change of Control	3,120,858	13,664,719	(5)	38,305	—	16,823,882
Without Cause or For Good Reason within 24 months following a Change of Control	3,120,858	10,967,219		38,305		14,126,382
Change of Control	—	9,803,298		—	—	9,803,298
Death or Disability outside of 24 months following a Change of Control	2,270,858	10,967,219	(5)	—	—	13,238,077
Death or Disability within 24 months following a Change of Control	2,270,858	13,664,719		—	—	15,935,577
For Cause or without Good Reason	—	—		—	—	—
Michael J. Bilerman
Without Cause or For Good Reason other than within 12 months following a Change of Control	1,000,000	2,315,444		—	—	3,315,444
Without Cause or For Good Reason within 12 months following a Change of Control	2,000,000	2,315,444		—	—	4,315,444
Change of Control	—	—		—	—	—
Death or Disability	750,000	2,315,444		—	—	3,065,444
For Cause or without Good Reason	—	—		—	—	—
Chad D. Perry
Without Cause or For Good Reason other than within 12 months following a Change of Control	842,571	4,090,087		—	—	4,932,658
Without Cause or For Good Reason within 12 months following a Change of Control	1,685,142	5,568,926		—	—	7,254,068
Change of Control	—	4,329,201		—	—	4,329,201
Death or Disability	726,434	4,090,087		—	—	4,816,521
For Cause or without Good Reason	—	—		—	—	—
Leslie A. Swanson
Without Cause or For Good Reason other than within 12 months following a Change of Control	843,787	1,516,663		26,669	—	2,387,119
Without Cause or For Good Reason within 12 months following a Change of Control	1,687,573	2,520,242		53,338	—	4,261,153
Change of Control	—	1,842,720		—	—	1,842,720
Death or Disability	683,344	1,516,663		—	—	2,200,007
For Cause or without Good Reason	—	—		—	—	—
Thomas J. Guerrieri Jr. (6)
Without Cause or for Good Reason	—	725,963		—	—	725,963
Change of Control	—	540,412		—	—	540,412
Death or Disability	—	725,963		—	—	725,963
For Cause or without Good Reason	—	—		—	—	—
(1)The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.” Such cash severance payment obligations were modified for certain named executive officers upon adoption of the executive severance plan in 2021. Mr. Yalof is entitled to receive his cash severance payments in the event his employment is terminated without Cause or by Mr. Yalof for Good Reason, regardless of whether such termination occurs within 24 months following a Change of Control.

74	Tanger Outlets

Equity Compensation Plan Information
(2)Amounts shown in this column include the value of restricted Common Shares, restricted share units and/or share options which were unvested at December 31, 2022 and that would immediately vest upon termination of employment or Change of Control. This column also includes the value of restricted common shares that may be earned under the relative and absolute portion of the 2020, 2021 and 2022 PSP, upon termination of employment or Change of Control. Such value is based off of the closing price as of December 31, 2022. The 2020 PSP actual awards earned at the end of the performance period in February 2023 were at the maximum for both the absolute and relative portions of the award.
(3)For Mr. Tanger, this amount includes estimated costs of continuation of benefits for the remainder of Mr. Tanger employment term for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage. For Mr. Yalof, this amount includes the estimated costs of continuation of benefits for up to 18 months for group medical and dental coverage. For Mr. Bilerman, Mr. Perry and Ms. Swanson, this amount includes the estimated costs of continuation of benefits for up to 12 months in connection with a qualifying termination other than within 12 months following a change of control, and up to 24 months for group medical and dental coverage in connection with a qualifying termination within 12 months following a change of control.
(4)Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.
(5)Mr. Yalof vested into the first, second and third tranches of his sign-on options on December 31, 2020, 2021 and 2022, respectively. He is not entitled to receive pro-rata acceleration of such options under his employment agreement.
(6)Mr. Guerrieri does not participate in the Company’s Executive Severance Plan or otherwise have a contractual right to severance other than pursuant to his Equity Award Agreements.

2023 PROXY STATEMENT	75

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership (as determined under the rules of the SEC) as of March 2, 2023 of (a) our Common Shares, and (b) units of partnership interests in the Operating Partnership (referred to as the “Units”) by (i) those persons known by us to be the beneficial owners of more than 5% of such shares and/or Units, (ii) our directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) our directors and all of our executive officers as a group. We believe based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Name	Number of Common Shares Beneficially Owned(1)	Percent of All Common Shares(2)	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned(3)	Percent of All Common Shares (Including Upon Exchange of Such Owner’s Units)
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	18,770,386	17.9%	—	17.9%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	16,785,960	16.0	—	16.0
State Street Corporation(6) 1 Lincoln Street Boston, MA 02111	6,471,877	6.2	—	6.2
Steven B. Tanger(7) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	1,484,164	1.4	2,908,821	4.0
Stephen J. Yalof(8)	1,360,095	1.3	—	1.2
Michael Bilerman	129,066	*	—	*
Chad D. Perry	191,604	*	—	*
Leslie A. Swanson	35,585	*	—	*
James F. Williams	116,495	*	—	*
Thomas J. Guerrieri Jr.	51,113	*	—	*
Jeffrey B. Citrin	122,728	*	—	*
David B. Henry	67,630	*	—	*
Sandeep L. Mathrani	9,928	*	—	*
Thomas J. Reddin	40,654	*	—	*
Bridget M. Ryan-Berman	92,226	*	—	*
Susan E. Skerritt	46,053	*	—	*
Luis A. Ubiñas	36,775	*	—	*
Directors and Executive Officers as a Group (16 persons)(9)	3,888,956	3.7	2,908,821	6.2
*    Less than 1%

76	Tanger Outlets

Security Ownership of Certain Beneficial Owners and Management
(1)The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.
(2)Applicable percentage is based on 105,032,269 common shares outstanding as of March 2, 2023, plus any options that are exercisable for common shares within 60 days of March 2, 2023 held by the respective person or entity and/or any deferred compensation payable in shares to respective person or entity.
(3)Represents Common Shares that may be acquired upon the exchange of Units beneficially owned by the applicable shareholder. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.
(4)We have received a copy of a Schedule 13G/A as filed with the SEC on January 23, 2023 by BlackRock, Inc. (“BlackRock”) reporting ownership of these Common Shares as of December 31, 2022 by several subsidiaries, including BlackRock Fund Advisors. As reported in the Schedule 13G/A, (i) BlackRock has sole dispositive power for all 18,770,386 shares, and (ii) BlackRock has sole voting power for 18,536,732 shares. As reported on the Schedule 13G/A, BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. The aggregate amount of the common shares beneficially owned by BlackRock is on a consolidated basis and includes any shares held directly by BlackRock’s subsidiaries, as listed in Exhibit A to the Schedule 13G/A.
(5)We have received copies of a Schedule 13G/A as filed with the SEC on February 9, 2023 by The Vanguard Group (referred to as “Vanguard”) reporting ownership of these Common Shares as of December 31, 2022. As reported by Vanguard in its Schedule 13G/A, (i) Vanguard has sole dispositive power for 16,424,252 shares, and shared dispositive power for 361,708 shares, and (ii) Vanguard has shared voting power for 260,759 shares.
(6)We have received a copy of a Schedule 13G/A as filed with the SEC on February 7, 2023 by State Street Corporation (“State Street”) reporting ownership of these Common Shares as of December 31, 2022. As reported in the Schedule 13G, (i) State Street has shared dispositive power for all 6,471,877 shares and (ii) State Street has shared voting power for 5,063,715 shares.
(7)Includes 2,908,821 Units of the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,908,821 Common Shares of the Company. Excludes 1,057,415 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts. Includes indirect ownership of 5,000 Common Shares owned by his wife.
(8)Includes 750,000 options exercisable within 60 days of March 2, 2023 to purchase our Common Shares and 129,769 unvested restricted Common Shares that vest within 60 days of March 2, 2023.
(9)Includes 2,908,821 Common Shares that may be acquired upon exchange of 2,908,821 Units of the Operating Partnership, 750,000 Common Shares that may be acquired upon the exercise of options to purchase Common Shares within 60 days of March 2, 2023 and 129,769 unvested restricted Common Shares that vest within 60 days of March 2, 2023.

2023 PROXY STATEMENT	77

Certain Relationships and Related Party Transactions

As of December 31, 2022, the Company and its wholly owned subsidiaries owned 104,497,920 units of the Operating Partnership and other limited partners (the "Non-Company LPs") collectively owned 4,737,982 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's status as a REIT. Most of the Non-Company LPs are the descendants of Stanley K. Tanger, the Company’s founder (including Steven B. Tanger, the Company's Executive Chairman), their spouses or former spouses or their children and/or trusts for their benefit.
During 2022, 23,577 Class A common limited partnership units were exchanged for 23,577 Common Shares of the Company. For the year ended December 31, 2022, the Non-Company LPs received distributions of earnings from the Operating Partnership totaling $3.8 million.
The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS,” then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct applies to all of the Company’s directors, officers and employees and states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.
The Company’s Related Party Transaction Policy and Procedures is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we were, are or will be a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% shareholders, their immediate family members or individuals sharing the household of any of the foregoing or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

78	Tanger Outlets

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2023 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2022. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Deloitte & Touche LLP are expected to be present electronically at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee,” included below, for information relating to the fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended 2022 and 2021.
Vote Required. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with the ratification.

The Board recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

2023 PROXY STATEMENT	79

Report of the Audit Committee

The Audit Committee has provided the following report:
During 2022, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by Deloitte & Touche LLP of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an integrated audit and issuing reports and opinions on the following:
1.the Company’s consolidated financial statements; and
2.the Company’s internal control over financial reporting.
As provided in our Charter, our responsibilities include monitoring and overseeing these processes.
Consistent with this oversight responsibility, the Company’s independent registered public accounting firm reports directly to us. We appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022 and approved the compensation of the firm. We reviewed and approved all non-audit services performed by Deloitte & Touche LLP during 2022 and determined that the provision of the services was compatible with maintaining Deloitte & Touche LLP’s independence. During 2022, we pre-approved certain specific non-audit services and associated fees to be performed by Deloitte & Touche LLP, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the Chair of the Audit Committee the authority to pre-approve other non-audit services to be performed by Deloitte & Touche LLP and associated fees, and the Chair reports all such decisions at the Audit Committee’s next regularly scheduled meeting.
We have received the written disclosures and letters from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and we discussed with Deloitte & Touche LLP its independence.
We reviewed and discussed the 2022 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

80	Tanger Outlets

Report of the Audit Committee
The following is a summary of the fees billed to the Company for services in 2022 and 2021 by Deloitte & Touche LLP:

Type of Fees	2022	2021	Description of Fees
Audit fees	$1,104,000	$960,000	The audit fees were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting.
Audit-related fees	155,000	200,000	The audit-related fees included services related to documents filed with the SEC, including comfort letters in 2022. The 2021 period includes a bond offering and comfort letters.
Tax fees-tax compliance and preparation fees	—	—
Subtotal	1,259,000	1,160,000
Tax Fees-other	—	—
All other fees	—	—
Subtotal	—	—
Total	$1,259,000	$1,160,000
There were no tax fees or tax fees-other incurred during 2022 and 2021.

THE AUDIT COMMITTEE
Susan E. Skerritt (Chair)
Jeffrey B. Citrin
David B. Henry
Thomas J. Reddin
Luis A. Ubiñas

2023 PROXY STATEMENT	81

PROPOSAL 3

Approval of the Amended and Restated Incentive Award Plan

On March 29, 2023, our Board approved, subject to shareholder approval, an amendment and restatement of the Incentive Award Plan to:
■increase the aggregate number of shares authorized for issuance under the plan from 18.7 million shares to 21.3 million shares.
■Generally streamline the performance-based compensation provisions in the Incentive Award Plan in a manner that is intended to appropriately address changes made to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) under the U.S. tax reform law that went into effect in 2017;
■Add certain provisions regarding tax withholding intended to efficiently provide for a continuing flexibility to grant awards to eligible participants.
■Extend the term of the Incentive Award Plan through the tenth anniversary of the date the amendment and restatement of the Incentive Award Plan is approved.
If shareholder approval is not obtained within twelve months of the anniversary of the date of the Board approval, any awards granted under the Incentive Award Plan with respect to a number of shares in excess of 18.7 million shall be canceled and shall become null and void. The Incentive Award Plan is designed to attract, retain and motivate qualified executive management and other key service providers who are enthusiastic about the Company’s mission and culture while providing incentives that closely align the interests of management with those of shareholders. Our stock incentive program provides a range of incentive tools and sufficient flexibility to permit the Compensation Committee of the Board to attract new key employees and to continue to retain existing key employees, directors and other service providers for the long-term benefit of the Company and its stockholders. The primary purpose of the amendment and restatement of the Incentive Award Plan is to increase the number of shares available for issuance in order to continue to provide competitive annual and long term incentives to the Company’s executive management team and other key service providers. A copy of the amended and restated Incentive Award Plan is attached as Appendix B.

The board recommends that you vote FOR the approval of the amendment to the incentive award plan.

Purpose of Proposed Amendment and Restatement
The Incentive Award Plan is designed to attract, retain and motivate qualified executive management who are enthusiastic about the Company’s mission, vision and core values while providing incentives that closely align the interests of management with those of shareholders. The primary purpose of the amendment and restatement of the Incentive Award Plan is to increase the number of shares available for issuance in order to continue to provide annual and long-term incentives to the Company’s executive management team.
Shareholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the amendment and restatement of the Incentive Award Plan because they may in the future receive awards under it. Nevertheless, our Board believes that it is important to provide incentives and rewards to attract, motivate and retain high quality talent by adopting the amendment and restatement.

82	Tanger Outlets

Proposal 3 Approval of the Amended and Restated Incentive Award Plan
As of December 31, 2022, there were approximately 1,514,000 shares remaining available for future issuance under the Incentive Award Plan. During 2023, the plan administrator approved a grant of restricted Common Shares [and restricted share units] to certain directors and members of the executive management team totaling 323,829 shares and also granted performance awards which, if certain share price appreciation is achieved over a three year measurement period, will entitle the applicable executives to receive up to an additional 489,122 restricted Common Shares in the aggregate. In addition in 2023, the performance period ended for our 2020 PSP, which resulted in the issuance of 758,814 notional units that immediately became restricted Common Shares, and the vesting of restricted Common Shares, related to the 2020 PSP and other time-based awards, resulted in 269,938 shares being surrendered in connection with net share settlement. The Company desires to continue to provide equity awards in the future as long‑term incentives for its executive management team and has determined that its ability to attract, retain, reward and motivate its executive management team will be limited unless additional Common Shares are available for grant under the Incentive Award Plan. While the Board is cognizant of the potential dilutive effect of compensatory share awards, it also recognizes the significant benefits that are achieved from making such awards.
As of March 24, 2023, the record date of the meeting, there were 105,316,253, Common Shares outstanding and 987,000 shares remaining available for future issuance under the Incentive Award Plan. The Company owns the majority of units in the Operating Partnership through our two wholly owned subsidiaries. The “Non-Company LPs” collectively owned 4,737,982 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status. Options outstanding at March 24, 2023 totaled 1,698,300, have a weighted average exercise price per share of $11.49 and a weighted average remaining term of 6.32. Unvested restricted Common Shares, restricted share units, and PSP awards, outstanding at March 24, 2023 totaled 1,247,372, 69,718 and 1,541,715, respectively.
Incentive Award Plan
The principal features of the Incentive Award Plan (as amended and restated) are summarized below, but the summary is qualified in its entirety by reference to the actual terms and conditions of Incentive Award Plan, which is incorporated by reference to Exhibit 10.2 to the Form 10-Q filed on August 6, 2014 and Exhibits 10.1 to the Form 10-Qs filed on May 3, 2018 and August 5, 2019, respectively, and the amended and restated Incentive Award Plan itself, which is included in this Proxy Statement as Appendix B.
General Nature and Purpose
The principal purpose of the Incentive Award Plan is to provide incentives for the Company’s and the Operating Partnership’s officers, employees, consultants and non‑employee directors through the granting of incentive awards, thereby stimulating their personal and active interest in the development and financial success of the Company and inducing them to remain in the Company’s or the Operating Partnership’s employ (or service).
Shares Available Under the Incentive Award Plan
Following the approval of the proposed amendment and restatement to the Incentive Award Plan, the maximum number of our Common Shares that may be issued pursuant to awards made under the Incentive Award Plan is 21.3 million (increased from 18.7 million). As of March 24, 2023, the closing price per Common Share on the NYSE was $18.74 per share.
Administration and Term of the Incentive Award Plan
The Compensation Committee (or another committee or subcommittee of the Board or the Compensation Committee assuming the functions of the Compensation Committee under the Incentive Award Plan) (or, in the case of awards to non-employee directors, the Board) (the “Administrator”) administers the Incentive Award Plan and the awards thereunder. The Administrator is authorized to designate from among eligible individuals the persons to whom awards are to be granted, the type and amount of those awards, and the terms and conditions thereof, consistent with the terms and conditions of the Incentive Award Plan. The Administrator is also authorized to establish, adopt, and revise rules relating to the administration of the Incentive Award Plan.
Subject to certain limitations (and to the extent permitted by applicable law), the Incentive Award Plan authorizes the Board or the Committee to delegate certain specified authority and administrative duties to a committee of one or more members of the Board or one more officers of the Company.
Eligibility for Awards
Awards may be made to any of employees or consultants of the Company, the Partnership or its subsidiaries or non-employee directors of the Company. Currently, there are approximately 341 full-time and 255 part-time employees of the Company, the Partnership and their subsidiaries, four consultants of the Company, the Partnership and their subsidiaries and seven non-employee directors of the Company. The Administrator determines which employees, consultants and directors will participate in the Incentive Award Plan.

2023 PROXY STATEMENT	83

Proposal 3 Approval of the Amended and Restated Incentive Award Plan
Awards under the Incentive Award Plan
Under the Incentive Award Plan, the Company may award options, restricted shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments, profits interests (“LTIP Units”) and SARs, or any combination thereof. Each award is subject to such restrictions or requirements as the Administrator may determine. The terms and conditions governing each award are set forth in an award agreement with the awardee. Each type of award is described below.
Nonqualified Share Options (“NQSOs”). NQSOs provide for the right to purchase our Common Shares at an exercise price equal to at least the fair market value of our Common Shares on the grant date (except with respect to substitute awards) and have a term of no longer than ten years. Options shall become exercisable as determined by the Administrator, provided that, in the event of a change in control, each NQSO shall be exercisable as to all shares covered thereby immediately prior to such change in control, subject to the consummation of such change in control.
Incentive Share Options (“ISOs”). ISOs are options that have been designed to comply with certain provisions of the Code and expressly designated as ISOs by the Administrator. They are subject to certain restrictions contained in the Code, including, without limitation, exercise price equal to no less than 100% of fair market value of Common Shares on the grant date (or 110% of fair market value of Common Shares if granted to certain individuals who own or are deemed to own at least 10% of the total combined voting power of all classes of shares (“10% shareholders”)) and a ten-year restriction on their term (or five-year restriction if granted to 10% shareholders). ISOs may be subsequently modified to disqualify them from treatment as an ISO. ISOs may only be granted to officers and employees pursuant to the Code. Options shall become exercisable as determined by the Administrator, provided that, in the event of a change in control, each ISO shall be exercisable as to all shares covered thereby immediately prior to such change in control, subject to the consummation of such change in control.
Restricted Shares. Restricted shares consist of Common Shares that may not be sold, assigned, transferred or pledged until certain restrictions or other requirements have expired or been removed. Unless otherwise determined by the Administrator, recipients of restricted shares, unlike recipients of options and certain other equity awards, have voting rights and are credited with dividends prior to the time when the restrictions lapse (unless subject to performance-based vesting).
Restricted Share Units (“RSUs”) and Deferred Share Units (“DSUs”). RSUs and DSUs represent the right to receive, at a specified time or times, a number of Common Shares or a cash payment equal to the fair market value of a specified number of Common Shares. The holder of RSUs or DSUs shall possess no incidents of ownership with respect to Common Shares represented by the RSUs or DSUs until such Common Shares are transferred to such holder.
Performance Awards. Performance awards represent the right to receive, at a specific time or times based on performance criteria determined by the Administrator, either a specified number of Common Shares or a cash payment or a combination of both.
Dividend Equivalents. Dividend equivalents represent a right to receive payments equal to the value of the dividends per share paid by the Company. Dividend equivalents for a performance-based award are only paid to the extent the performance-based vesting conditions are subsequently satisfied and the award vests. No dividend equivalents shall be payable with respect to options or SARs.
Deferred Shares. Deferred shares are a right to receive Common Shares on a specified date or dates or over any period or periods and may be linked to performance criteria. Unless otherwise provided by the Administrator, a holder of Deferred Shares shall have no rights as a Company shareholder until such time as the award vests and any other applicable conditions and/or criteria are satisfied and the Common Shares underlying the deferred shares have been issued.
Share Payments. Share payments are payments in the form of Common Shares or an option or other right to purchase such shares, as part of a bonus, deferred compensation or other arrangement. Share payments may be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to an eligible awardee. The number of shares may be based upon specific performance criteria. Unless otherwise provided by the Administrator, a holder of a Share Payment shall have no rights as a Company shareholder until such time as the award vests and the Common Shares underlying the share payment has been issued.
LTIP Units. LTIP Units are units of the Partnership that are intended to be “profits interests” within the meaning of the Code and, unless otherwise determined by the Administrator, may only be issued for performance of services to or for the benefit of the Partnership as a partner or in anticipation of becoming a partner. LTIP Units are subject to the terms and conditions of the partnership agreement of the Partnership and such other restrictions as the Administrator may impose.
Share Appreciation Rights. SARs provide for payments to the holder based upon increases in the price of our Common Shares over the exercise price for such SAR. Except with respect to substitute awards, the exercise price will be equal to at least the fair market value of our Common Shares on the date of grant. SARs may not have a term exceeding ten years from the date of grant.

84	Tanger Outlets

Proposal 3 Approval of the Amended and Restated Incentive Award Plan
Withholding. As a condition to and with respect to the issuance, vesting, exercise payment or other taxable event related to any award, the Company requires participants to discharge all applicable withholding tax obligations. Shares held by or to be issued to a participant may be used to discharge minimum statutory tax withholding obligations (or such higher rate as determined by the plan administrator, which shall in no event exceed the applicable maximum statutory tax withholding rate).
Federal Income Tax Consequences
This discussion regarding federal tax consequences is intended for the general information of our shareholders, not participants in the Incentive Award Plan. Alternative minimum tax and state and local income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.
Section 162(m) of the Code
Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” to the extent such compensation in any taxable year exceeds $1 million. We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) has materially affected or will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder.
It is the Company’s policy to take into account the implications of Section 162(m) among all other factors reviewed in making compensation decisions. However, the Administrator, while considering tax deductibility as one factor in determining compensation under the Incentive Award Plan, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive under the Incentive Award Plan may not be tax deductible by the Company under Section 162(m) of the code.
Section 409A of the Code
Certain awards under the Incentive Award Plan may be considered “nonqualified deferred compensation” subject to Section 409A of the Code, which imposes additional requirements on the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A of the Code or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the current taxable year and all preceding taxable years, by or for any participant with respect to whom the failure relates, are includible in the gross income of the participant for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A of the Code, the amount will be subject to income tax at regular income tax rates plus an additional 20 percent tax, as well as potential premium interest tax.
Federal Tax Treatment of Various Awards
Nonqualified Share Options. An awardee of NQSOs does not realize taxable income upon receiving an option, nor are we entitled to any deduction at the time of grant. Upon exercise of an NQSO, the awardee realizes ordinary income, and we are entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the share on the date of exercise. An awardee’s basis for the share for the purpose of determining gain or loss on the subsequent disposition of the shares is the fair market value of the share on the date of exercise.
Incentive Share Options. There is no taxable income to an awardee of ISOs either at the time of grant or upon exercise; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price is an “item of tax preference” for the optionee. Gain realized by an optionee upon sale of share issued on exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us unless the optionee disposes of the shares within two years after the date of grant or within one year of the date the shares were transferred to the optionee. In that event, the difference between the option exercise price and the fair market value of the shares on the date of the exercise is taxed at ordinary income rates, and we are entitled to a deduction to the extent the employee must recognize ordinary income. An ISO that is exercised more than three months after retirement is taxed as an NQSO, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. We are entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

2023 PROXY STATEMENT	85

Proposal 3 Approval of the Amended and Restated Incentive Award Plan
Restricted Shares. Unless an election is made under Section 83(b) of the Code, an awardee of restricted shares does not have taxable income upon receipt of restricted shares and we are not entitled to a deduction upon issuance. However, when the restrictions lapse such that the shares are no longer subject to forfeiture or, if applicable, repurchase by us, the recipient realizes ordinary income and we are entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price thereof. If an election is made under Section 83(b), the awardee realizes ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price thereof and we are entitled to a deduction in the same amount.
Restricted Share Units. An awardee of RSUs does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.
Performance Awards. An awardee of performance awards does not realize taxable income until he or she receives shares or cash pursuant to the award, at which time the awardee realizes ordinary income equal to the full fair market value of the shares delivered. At that time, we are allowed a corresponding tax deduction equal to the compensation taxable to the recipient, subject to any other Code restrictions.
Dividend Equivalents. An awardee of dividend equivalents does not realize taxable income at the time of grant, and we are not entitled to a deduction at that time. When a dividend equivalent is paid, the awardee recognizes ordinary income and we are entitled to a corresponding deduction.
Deferred Shares. An awardee of deferred shares generally does not have taxable income upon receipt of deferred shares nor are we entitled to a deduction upon issuance. When the deferred shares vest and are issued to the awardee, the awardee realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance over the purchase price, if any, for the deferred shares.
Deferred Share Units. An awardee of deferred share units generally does not have taxable income upon receipt of deferred share units nor is the Company entitled to a deduction upon issuance. When shares underlying the deferred share units are issued to the awardee (or a payment is made equal to the fair market value of such shares), the awardee generally realizes ordinary income and we are entitled to a deduction in an amount equal to the difference between the fair market value of the shares at the date of issuance (or the amount of payment) over the purchase price, if any, for the deferred share unit.
Share Payments. An awardee of a share payment in lieu of a cash payment that would otherwise have been made is taxed as if the cash payment has been received, and we have a deduction in the same amount.
Share Appreciation Rights. An awardee of SARs realizes no taxable income at the time of receipt of a SAR. Upon exercise, the fair market value of the shares (or cash in lieu of shares) received is taxable as ordinary income in the year of the SAR’s exercise. We are entitled to a deduction for compensation paid in the same amount that the awardee realizes as ordinary income.
New Plan Benefits
The number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Incentive Award Plan, as amended and restated on March 29, 2022, will be determined in the discretion of the Administrator in the future, and the Administrator has not made any determination to make future grants to any such persons under the Incentive Award Plan, as amended and restated, as of the date of this proxy statement. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Award Plan, as amended and restated, or the benefits that would have been received by such participants if the Incentive Award Plan, as so amended and restated, had been in effect in the year ended December 31, 2022.
Equity Compensation Plan Information
See the “Equity Compensation Plan Information” table on page 50 above for additional information regarding the Incentive Award Plan.
Vote Required. The amendment and restatement of the Incentive Award Plan shall be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes, and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

86	Tanger Outlets

PROPOSAL 4

Approval, on an Advisory Basis, of Executive Compensation

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, shareholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”
Although the vote is advisory, and non-binding, the Board of Directors and the Compensation and Human Capital Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The next “Say-on-Pay” advisory vote is expected to occur at the 2024 Annual Meeting of Shareholders, although the Board will consider the outcome of Proposal 5 in determining when to hold the next “Say-on-Pay” advisory vote..
As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.
The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.
The Company believes that our current executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders.

The board recommends that you vote FOR, on a non-binding basis, the approval of the compensation of our named executive officers

Say-on-Pay Responsiveness
We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders.
In order to address any shareholder concerns, we annually conduct outreach efforts led by Mr. David Henry, our Lead Director, together with Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, along with the Compensation and Human Capital Committee’s independent compensation consultant, FPC Associates L.P. and members of management (excluding the Chief Executive Officer).
We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. We are proud of our track record of being responsive to our shareholders, and based on feedback we have received, we have made many positive changes, especially related to our executive compensation programs.

2023 PROXY STATEMENT	87

Proposal 4 Approval, on an Advisory Basis, of Executive Compensation
For example, this past year, 96% of the votes cast approved, on an advisory (non-binding) basis, our executive compensation. As we believe it is important to continue to engage with our shareholders, we again conducted outreach efforts this past year. The results of our feedback indicated that our shareholders continue to support the overall design and framework of our current compensation programs, and, as such, we have kept the overall design and framework of our programs virtually the same for 2022 and 2023.
2022 Business Recap
We entered 2022 committed to executing our strategy to accelerate our business, strengthen our position as a leading real estate operating company focused on customer experience, drive cash flows and deliver growth. Our 2022 financial results delivered on these objectives, demonstrating our ability to:
■provide curated, engaging and value-filled experiences for our shoppers,
■offer a productive sales model and clearance channel for our retailers,
■elevate and diversify our tenancy, and
■deliver a platform providing both reliable earnings and attractive growth opportunities while maintaining prudent leverage levels.
During 2022, we also prioritized our commitment to create value for our shareholders, raising our dividend by 20% to $0.88 per share on an annualized basis and providing a total shareholder return that significantly outpaced the retail REIT, total REIT and S&P 500 indices. In May, we broke ground on our center in Nashville, Tennessee, which is on track for grand opening in September 2023. We also entered into a strategic partnership to assume the marketing, leasing and property management responsibilities at the rebranded Tanger Outlets Palm Beach. Our success in Palm Beach is a proof point to the strength of the Tanger brand to our retailers and our shoppers combined with our ability to leverage our world-class leasing, operations and marketing teams across retail platforms.

88	Tanger Outlets

Proposal 4 Approval, on an Advisory Basis, of Executive Compensation

NET INCOME
Net income available to common shareholders was $0.77 per share, or $81.2 million, for the year ended December 31, 2022 compared to net income available to common shareholders of $0.08 per share, or $8.3 million, for the prior year.

CORE FFO*	Core FFO available to common shareholders was $1.83 per share, or $201.8 million, for the year ended December 31, 2022 compared to $1.76 per share, or $188.4 million, for the prior year.

SAME CENTER NOI*
Same Center NOI for the consolidated portfolio increased to $298.1 million for 2022 from $283.5 million for 2021 driven by growth in occupancy and rental rates during 2022, as well as the benefit from a net reversal of revenue reserves of approximately $4.1 million compared to approximately $1.2 million of net reserves recorded in 2021.

OCCUPANCY	97% occupancy for the consolidated portfolio on December 31, 2022 (compared to 95% on December 31, 2021).

QUARTERLY COMMON SHARE CASH DIVIDENDS	Paid $0.8025 per share in dividends during 2022. We have paid an all-cash dividend every year since becoming a public company in May 1993.

AVERAGE TENANT SALES	Average tenant sales were $445 per square foot for the total portfolio for the year ended December 31, 2022, an increase of 11.8% compared to 2019.

NET DEBT TO ADJUSTED EBITDA RATIO*
Net debt to Adjusted EBITDA (calculated as net debt* divided by Adjusted EBITDA)* for the consolidated portfolio improved to 4.9 times for the year ended December 31, 2022 from 5.3 times for the year ended December 31, 2021.

INTEREST COVERAGE RATIO	Interest coverage ratio (calculated as Adjusted EBITDA* divided by interest expense) for the consolidated portfolio improved to 5.1 times for 2022 from 4.4 times for 2021.

DEBT COMPLIANCE	Remained in full compliance with all debt covenants as of December 31, 2022.

OCCUPANCY COST RATIO	Occupancy cost ratio (calculated as annualized occupancy costs as of the end of the reporting period as a percentage of tenant sales for the trailing twelve-month period) of 8.6% for the year ended December 31, 2022 compared to 8.1% for the year ended December 31,2021.

*Core FFO, Same Center NOI, Net debt, Adjusted EBITDA, Net debt to Adjusted EBITDA ratio and interest coverage ratio are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI, Net debt and Adjusted EBITDA including a reconciliation to the closest GAAP equivalent, please see Appendix A.

2023 PROXY STATEMENT	89

Proposal 4 Approval, on an Advisory Basis, of Executive Compensation
During 2022, we further strengthened our balance sheet to position Tanger with the liquidity and flexibility to invest in our growth. In the second half of 2022, we amended and restated our bank term loan, increasing the outstanding balance from $300 million to $325 million, extending the maturity from April 2024 to January 2027 (plus a one-year extension option) and reducing the applicable pricing margin from LIBOR plus 125 basis points to adjusted SOFR plus 120 basis points based on our current credit rating. We also refinanced secured mortgages at the Columbus, Ohio and Southaven, Mississippi joint venture properties, extending the maturity dates to October 2032 and October 2026 (plus a one-year extension option), respectively.
As of December 31, 2022, our consolidated outstanding debt aggregated approximately $1.4 billion with $76.1 million of floating rate debt, representing approximately 5% of total consolidated debt and 2% of total enterprise value. Approximately 93% of our total consolidated square footage was unencumbered by mortgages. As of December 31, 2022, our outstanding debt had a weighted average interest rate of 3.2% and a weighted average term to maturity, including extension options, of approximately 5.6 years. We have no significant debt maturities until September 2026, and we ended 2022 with $265 million of cash and cash equivalents and short-term investments, along with full capacity available under our $520 million unsecured lines of credit.
Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.
Vote Required. This non-binding advisory vote will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

90	Tanger Outlets

PROPOSAL 5

Approval, on an Advisory Basis, of Frequency of Future Advisory Votes on Executive Compensation

Section 14A of the Exchange Act requires us to submit a non-binding, advisory vote to shareholders at least once every six years to allow shareholders to express their opinion as to whether advisory votes on named executive officer compensation should be held every one, two or three years. In 2017, our shareholders voted in favor of holding the advisory votes on named executive officer compensation every year and the board adopted this standard. In accordance with the SEC requirement, shareholders are again being asked to vote, on a non-binding basis, on the frequency of future advisory votes on named executive officer compensation in 2023.
The Company, the Compensation and Human Capital Committee and the Board of Directors believe that it is appropriate and in the best interest of the Company and the Company’s shareholders to cast an advisory vote on named executive officer compensation every year for the following reasons:
■our Compensation and Human Capital Committee makes key executive compensation decisions every year;
■annual votes would provide us with shareholder input that is more current than would be the case with less frequent votes;
■we prepare a Compensation Discussion and Analysis on an annual basis with much of the focus on compensation for both the preceding year and current year; and
■we have a large institutional investor base, which includes many investors who have expressed a preference for annual say-on-pay votes.
The enclosed proxy card includes four choices for voting on this item. You can choose whether the shareholder advisory vote on named executive officer compensation should be conducted every year, every two years, or every three years. You may also abstain from voting on this item.
Although your vote on this advisory vote does not bind the Company, the Board of Directors will review and consider the results of the vote when making its decision on the frequency of the advisory votes on named executive officer compensation.
Vote Required. The frequency that receives the majority of votes cast will be the frequency approved by shareholders. If no frequency receives the majority of votes cast, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by shareholders. Abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

The board recommends that you vote FOR, on a non-binding basis, “1 Year” on the frequency of future advisory votes on executive officer compensation.

2023 PROXY STATEMENT	91

2022 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider our pay ratio to be a reasonable estimate and calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. There has been no change in our employee population or employee compensation arrangements since 2020 that we believe would significantly impact the pay ratio disclosure for 2022 and require the calculation of a new median employee. However, the employee we used to calculate the pay ratio for 2021, who was a part-time customer service representative at one of our outlet centers, terminated employment with us during 2022 and as a result, as permitted by SEC rules we have replaced this employee with another employee for 2022 who earns substantially the same compensation as the original median employee used for 2021. We also view the selection of this new median employee as appropriate given that this employee is a part-time customer service representative as well and performs substantially similar duties as our prior median employee. In determining the 2022 compensation for our new median employee, we used the same methodology for calculating such employee’s compensation as we used for the prior median employee of calculating such employee’s total cash compensation. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. We calculated annual total compensation for such new median employee using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table earlier in this proxy statement.
Our median employee is a part-time customer service representative at one of our outlet centers that worked 238 days during 2022. Our CEO had annual total compensation of $5,484,246 and our median employee had annual total compensation of $19,724. Based on this information, for 2022 the estimated ratio of annual total compensation for our CEO to the median annual total compensation of all employees is 278 to 1.

92	Tanger Outlets

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) and Item 402(v) of Regulation S-K, we provide the following disclosure regarding executive “compensation actually paid” (CAP), calculated in accordance with SEC rules, and certain Company performance for the fiscal years listed below.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(2)	SKT Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (Loss) (in 000s)(6)	Core FFO per Diluted Share (7)
2022	$5,484,246	$5,893,354	$2,557,889	$2,047,980	$143.21	$86.17	$85,831	$1.83
2021	$5,082,937	$16,097,774	$2,642,369	$5,095,710	$146.59	$99.96	$9,558	$1.76
2020	$5,276,976	$4,106,367	$2,360,818	$3,072,133	$72.72	$63.78	$(38,013)	$1.57
(1)Total Compensation for the Principal Executive Officer as presented in the Summary Compensation Table above. The Principal Executive Officer for 2022 and 2021 was Stephen Yalof. The Principal Executive Officer for 2020 was Steven Tanger.
(2)Compensation Actually Paid reflects the respective amounts set forth in columns (1) and (3), adjusted as set forth in the tables below, as determined in accordance with SEC rules. The dollar amounts of compensation in columns do not reflect the actual amount of compensation earned or paid during the applicable year. For information regarding the decisions made by our Compensation Committee in regards to executive compensation for each fiscal year, please see the Compensation Discussion & Analysis sections of the respective proxy statements for each year.
(3)Average Total Compensation by year for non-PEO NEOs as presented in the Summary Compensation Table Above. The following non-PEO NEOs are included in the average figures shown, by year:
(a)2022 - Steven B. Tanger, Michael J. Bilerman, Chad D. Perry, Leslie A. Swanson, James F. Williams, and Thomas J. Guerrieri Jr.
(b)2021 - Steven B. Tanger, James F. Williams, Chad D. Perry, and Leslie A. Swanson
(c)2020 - Stephen J. Yalof, James F. Williams, Chad D. Perry, and Lisa J. Morrison
(4)Represents the cumulative total shareholder return (TSR) for The Company assuming $100 was initially invested for the period beginning December 31, 2019 through the years ending December 31 2020, 2021, and 2022 respectively.
(5)Represents the cumulative total shareholder return (TSR) of the DOW Jones U.S. Real Estate Retail Index assuming $100 was initially invested for the period beginning December 31, 2019 through the years ending December 31 2020, 2021, and 2022 respectively.
(6)Net Income, as presented in the Company’s Consolidated Income Statements in the Company’s Form 10-K for each of the years ending December 31, 2022, 2021, and 2020. We do not consider Net Income to be an appropriate measurement of a real estate company’s financial performance, mostly due to its assumption that the value of real estate assets diminish ratably over time through historical cost depreciation. We believe FFO and Core FFO, as described in (7) below, to be a more appropriate measurement of financial performance.
(7)Core FFO per diluted share is a non-GAAP financial measure of a real estate company’s operating performance. Core FFO (formerly referred to as AFFO) is defined as FFO, which is defined by the National Association of Real Estate Investment Trusts, further adjusted to eliminate the impact of certain items that we do not consider indicative of ongoing operating performance. We consider Core FFO per diluted share a meaningful measure of operating performance primarily due to its exclusion of historical cost depreciation as required by GAAP, which assumes that the value of real estate assets diminishes ratably over time, as well as its exclusion of items mentioned above. Specifically, Core FFO per diluted share is used to evaluate NEO performance under our 2022 Incentive Cash Bonus Plan, a short-term cash incentive program providing for bonus payouts based on the achievement of Core FFO per diluted share as well as several other financial and strategic performance objectives. A reconciliation of Core FFO per diluted share to net income is included within Appendix A.

2023 PROXY STATEMENT	93

Pay Versus Performance

	Principal Executive Officer(1)
Adjustments	2022	2021	2020
Total Compensation on Summary Compensation Table	$5,484,246	$5,082,937	$5,276,976
Less: Stock and Option Award Values Reported for Covered Year	(3,000,019)	(2,500,018)	(3,654,919)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year that remain unvested	3,392,759	3,622,646	2,864,119
Change in Fair Value of Outstanding Unvested Stock and Options from Prior Years	398,781	7,537,941	(397,059)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	(382,413)	2,354,268	17,250
Compensation Actually Paid	$5,893,354	$16,097,774	$4,106,367

	Average of non-PEO NEOs(2)
Adjustments	2022	2021	2020
Total Compensation on Summary Compensation Table	$2,557,889	$2,642,369	$2,360,818
Less: Stock and Option Award Values Reported for Covered Year	(1,503,642)	(1,371,726)	(1,497,333)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year that remain unvested	1,549,745	1,987,738	2,286,723
Change in Fair Value of Outstanding Unvested Stock and Options from Prior Years	272,378	1,541,060	(55,634)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	4,120	298,082	(22,441)
Less: Fair value of stock and option awards forfeited in the covered year	(832,510)	(1,813)	—
Compensation Actually Paid	$2,047,980	$5,095,710	$3,072,133
(1)Total Compensation for the Principal Executive Officer as presented in the Summary Compensation Table above. The Principal Executive Officer for 2022 and 2021 was Stephen Yalof. The Principal Executive Officer for 2020 was Steven Tanger.
(2)Average Total Compensation by year for non-PEO NEOs as presented in the Summary Compensation Table Above. The following non-PEO NEOs are included in the average figures shown, by year:
(a)2022 - Steven B. Tanger, Michael J. Bilerman, Chad D. Perry, Leslie A. Swanson, James F. Williams, and Thomas J. Guerrieri Jr.
(b)2021 - Steven B. Tanger, James F. Williams, Chad D. Perry, and Leslie A. Swanson
(c)2020 - Stephen J. Yalof, James F. Williams, Chad D. Perry, and Lisa J. Morrison

94	Tanger Outlets

Pay Versus Performance
The Illustrations below show the relationship of “compensation actually paid” to our Principal Executive Officer and other named executive officers in 2020, 2021 and 2022 to Core FFO per Diluted Share, Net Income (Loss), as well as the relationship between Tanger’s TSR and the TSR of the DOW Jones U.S. Real Estate Retail Index.

Performance Measures
Listed below are the financial performance measures which in our assessment represent the most important financial performance measures we use to link compensation actually paid to our named executive officers, for 2022, to company performance.

Measure	Nature
Core Funds From Operations	Financial
Total Shareholder Return	Financial
Same Center Net Operating Income	Financial
Consolidated Net Debt to Adjusted EBITDA ratio	Financial
Please see the Compensation Discussion and Analysis sections above for more information on these measures and how they are used to determine compensation for the Company’s NEOs.

2023 PROXY STATEMENT	95

Other Matters

Shareholder Proposals and Nominations for the 2024 Annual Meeting of Shareholders
Shareholder Proposals for Inclusion in the 2024 Proxy Statement
Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2024 must be received by us no later than December 8, 2023. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.
Other Proposals and Shareholder Nominations for Director
Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.
For the 2024 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 20, 2024 and not later than the close of business on February 19, 2024 in order to be considered at the 2024 Annual Meeting of Shareholders. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded. A shareholder’s notice to nominate a director or bring any other business before the 2024 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.
If the date of the 2024 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 19, 2024, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2024 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 19, 2024, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.
In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

96	Tanger Outlets

Other Matters
Shareholder Suggestions for Director Nominations
The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2024 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2024 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 20, 2024 and February 19, 2024, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.
Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics
Each of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “GOVERNANCE”, and then “GOVERNANCE DOCUMENTS.” Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.
Householding of Proxy Materials
The SEC permits a single set of proxy materials to be sent to any address at which two or more shareholders reside. This delivery method is referred to as “householding.” Each shareholder would receive a separate voter instruction form if the household received printed proxy materials. This procedure reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.
Depending upon the practices of your broker, bank or other nominee, you may be required to contact your nominee directly to discontinue duplicate mailings to your household. If you wish to receive a separate copy of an annual report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials, as requested, to any shareholder at the shared address to which a single set of those documents was delivered. If you prefer to receive separate copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials they may be obtained free of charge by calling our Investor Relations Department at (336) 292-3010 or sending your request to the attention of the Corporate Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.
If you are currently a shareholder sharing an address with another shareholder and wish to receive only one set of future proxy materials for your household, please contact the above phone number or address.

2023 PROXY STATEMENT	97

Other Matters
Annual Report on Form 10-K
A copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including financial statements and schedules, but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on March 24, 2023 without charge upon written request addressed to: Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.
A reasonable fee will be charged for copies of exhibits. You may also access this Proxy Statement and our Annual Report on Form 10-K at http://www.edocumentview.com/SKT. You also may access our Annual Report on Form 10-K for the year ended December 31, 2022 at www.tangeroutlets.com.
Other Business
We know of no other business which will come before the meeting for action. However, if any business other than that described in this Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

98	Tanger Outlets

General Information for Annual Meeting of Shareholders
to be held on May 19, 2023

Pursuant to the rules of the SEC, we are providing certain of our shareholders with access to our proxy materials and Annual Report for the year ended December 31, 2022 (the “Annual Report”) over the internet. If you received by mail a Notice of Internet Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form or make a new request. Instead, you will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, any shareholder who received a Notice may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.
The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetnow.global/MX9HSJD. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Date, Time and Place

Friday May 19, 2023 at 10:00 a.m., Eastern Time	To be held at www.meetnow.global/MX9HSJD

Subject to any postponement(s), continuation(s) or adjournment(s) thereof.

2023 PROXY STATEMENT	99

General Information for Annual Meeting of Shareholders
Attending the Annual Meeting
We have decided that the 2023 Annual Meeting will be a virtual-only meeting, which will be conducted via remote participation by visiting www.meetnow.global/MX9HSJD, instead of an in-person meeting. A virtual meeting enables increased shareholder attendance and participation because shareholders can participate from any location around the world. In addition, hosting a virtual meeting helps us to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the Annual Meeting. You may attend and participate in the 2023 Annual Meeting only if you are a shareholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the 2023 Annual Meeting, by visiting the following website: www.meetnow.global/MX9HSJD. To participate in the 2023 Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.
To login to the meeting, shareholders will be required to have a control number and password. For shareholders of record, the control number can be found on the proxy card or the Notice, or email providing notice of the meeting. Shareholders will be able to vote their shares electronically and submit questions during the meeting through the virtual meeting’s chat function.
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.
If you hold your shares in “street name” through an intermediary, such as a bank or broker, you must register in advance, prior to the deadline of 5:00 p.m., Eastern Time, on May 16, 2023, to attend the Annual Meeting online. To register to attend the Annual Meeting online you must submit proof of your proxy power (legal proxy) reflecting your right to vote your Company shares along with your name and email address to Computershare at one of the addresses below. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 16, 2023.
You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.
By mail
Computershare Trust Company, NA
Tanger Factory Outlet Centers, Inc. Legal Proxy
P.O. Box 43006 Providence, RI 02940-3006
The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:40 a.m. Eastern Time, and you should allow ample time for check-in procedures.
Who Can Vote; Votes Per Share
All holders of record of our Common Shares as of the close of business on the record date, March 24, 2023, are entitled to attend and vote on all proposals at the Annual Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 24, 2023, 105,316,253 Common Shares were issued and outstanding. In addition, at the close of business on March 24, 2023, units of partnership interest in the Operating Partnership, which may be exchanged on a one-to-one basis for Common Shares of the Company, totaled 4,737,982 units. Units of partnership interest are not entitled to vote at this meeting.

100	Tanger Outlets

General Information for Annual Meeting of Shareholders
How to Vote
Shareholder of Record-Granting A Proxy
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote at the Annual Meeting or to vote by proxy. If you plan to vote online during the meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Prior to the meeting, you may vote by any of the following methods:

ONLINE www.envisionreports.com/SKT	BY PHONE 1-800-652-VOTE (8683)	BY MAIL Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	QR CODE Use your smartphone or tablet to scan the QR Code
If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 19, 2023.
If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:
■FOR the election of each of the nine individuals named in this Proxy Statement to serve as directors;
■FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
■FOR the approval of the amendment and restatement of the Incentive Award Plan;
■FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and
■ONE YEAR, as the frequency of future advisory votes on executive compensation.
Beneficial Owner-Voting Instructions
If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder nominee, or the shareholder of record, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares online during the Annual Meeting, you should contact your broker, bank or nominee and see below under “Virtual Meeting Information.”
If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your shareholder nominee and you do not give your shareholder nominee voting instructions, your shares will not be voted with respect to the election of our directors, the approval, on an advisory (non-binding) basis of the compensation of our named executive officers, and the approval, on an advisory (non-binding) basis of the frequency of future advisory votes on executive compensation. Your broker has discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so even when you have not provided instructions on that matter. However, certain brokers will not exercise their discretionary authority to vote with respect to the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Therefore, to be sure your shares are voted on all matters, please instruct your broker, bank or other nominee as to how you wish your shares to be voted.

2023 PROXY STATEMENT	101

General Information for Annual Meeting of Shareholders
Quorum and Voting Requirements
Under our By-Laws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at the annual meeting. Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election. An election is contested if the Corporate Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Corporate Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals 2, 3, and 4 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. For Proposal 5, the proposal will be approved if the votes cast for the proposal exceed the votes cast against the proposal. If no frequency receives the majority of votes cast, then the frequency that receives the highest number of votes cast will be considered the frequency recommended by stockholders. Abstentions, broker non-votes and shares that are present at the meeting for any other purpose but that are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals 2, 3, 4 or 5. Any other proposal to properly come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.
Revocation of Proxies
You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:
■by signing and submitting a new proxy card;
■by submitting new votes through internet or telephone voting;
■by delivering to the Corporate Secretary of the Company written instructions revoking your proxy; or
■by attending the meeting online and voting during the meeting.
You cannot revoke your proxy by merely attending the meeting electronically. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.
If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.
Proxy Solicitation
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Okapi Partners LLC to assist us in the solicitation of proxies for a fee of $9,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to beneficial owners.
In connection with our solicitation of proxies for our 2024 annual meeting of shareholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at www.sec.gov.

102	Tanger Outlets

General Information for Annual Meeting of Shareholders
Questions and Answers at the Annual Meeting
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions from shareholders that are pertinent to the Company and the meeting matters, as time permits, after the completion of the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
■irrelevant to the business of the Company or to the business of the Annual Meeting;
■related to material non-public information of the Company, including the status or results of our business since our last Annual Report on Form 10-K or Quarterly Report on Form 10-Q;
■related to any pending, threatened or ongoing litigation;
■related to personal grievances;
■derogatory references to individuals or that are otherwise in bad taste;
■substantially repetitious of questions already made by another shareholder;
■in excess of the two question limit;
■in furtherance of the shareholder’s personal or business interests; or
■out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage.

2023 PROXY STATEMENT	103

Appendix A - Definitions and
Reconciliations of GAAP and
Non-GAAP Financial Measures

Funds From Operations
Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with generally accepted accounting principles in the United States (“GAAP”). We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.
FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss).
We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Core FFO, which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.
FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
■FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
■FFO does not reflect changes in, or cash requirements for, our working capital needs;
■Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and
■Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

104	Tanger Outlets

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Core FFO
If applicable, we present Core Funds from Operations (“Core FFO”) as a supplemental measure of our performance. We define Core FFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below, if applicable. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Core FFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core FFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.
We present Core FFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use Core FFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use Core FFO when determining incentive compensation.
Core FFO has limitations as an analytical tool. Some of these limitations are:
■Core FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
■Core FFO does not reflect changes in, or cash requirements for, our working capital needs;
■Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Core FFO does not reflect any cash requirements for such replacements;
■Core FFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
■Other companies in our industry may calculate Core FFO differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Core FFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Core FFO only as a supplemental measure.
Portfolio Net Operating Income and Same Center Net Operating Income
We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization, impairment charges, loss on early extinguishment of debt, and gains or losses on the sale of assets recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods. We present Portfolio NOI and Same Center NOI on both a consolidated and total portfolio, including pro rata share of unconsolidated joint ventures, basis.
We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income (loss), FFO or Core FFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.
Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

2023 PROXY STATEMENT	105

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Adjusted EBITDA, EBITDAre and Adjusted EBITDAre
We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as adjusted for items described below (“Adjusted EBITDA”), EBITDA for Real Estate (“EBITDAre”) and Adjusted EBITDAre, all non-GAAP measures, as supplemental measures of our operating performance. Each of these measures is defined as follows:
We define Adjusted EBITDA as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, joint venture properties, outparcels and other assets, impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate, compensation related to voluntary retirement plan and other executive severance, casualty gains and losses, gains and losses on extinguishment of debt, net and other items that we do not consider indicative of the Company's ongoing operating performance.
We determine EBITDAre based on the definition set forth by NAREIT, which is defined as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, gains and losses on change of control and impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate and after adjustments to reflect our share of the EBITDAre of unconsolidated joint ventures.
Adjusted EBITDAre is defined as EBITDAre excluding gains and losses on extinguishment of debt, net, casualty gains and losses, compensation related to voluntary retirement plan and other executive severance, casualty gains and losses, gains and losses on sale of outparcels, and other items that that we do not consider indicative of the Company's ongoing operating performance.
We present Adjusted EBITDA, EBITDAre and Adjusted EBITDAre as we believe they are useful for investors, creditors and rating agencies as they provide additional performance measures that are independent of a Company’s existing capital structure to facilitate the evaluation and comparison of the Company’s operating performance to other REITs and provide a more consistent metric for comparing the operating performance of the Company’s real estate between periods.
Adjusted EBITDA, EBITDAre and Adjusted EBITDAre have significant limitations as analytical tools, including:
■They do not reflect our interest expense;
■They do not reflect gains or losses on sales of operating properties or impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate;
■Adjusted EBITDA and Adjusted EBITDAre do not reflect gains and losses on extinguishment of debt and other items that may affect operations; and
■Other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, EBITDAre and Adjusted EBITDAre only as supplemental measures.
Net Debt
We define Net Debt as Total Debt less Cash and Cash Equivalents and present this metric for both the consolidated portfolio and for the total portfolio, including the consolidated portfolio and the Company’s pro rata share of unconsolidated joint ventures. Net debt is a component of the Net debt to Adjusted EBITDA ratio, which is defined as Net debt for the respective portfolio divided by Adjusted EBITDA (consolidated portfolio) or Adjusted EBITDAre (total portfolio at pro rata share). We use the Net debt to Adjusted EBITDA and the Net debt to Adjusted EBITDAre ratios to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.

106	Tanger Outlets

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of net income to FFO and Core FFO available to common shareholders (in thousands, except per share amounts):

	2022	2021
Net income	$85,831	$9,558
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	109,513	107,698
Depreciation and amortization of real estate assets - unconsolidated joint ventures	11,018	11,618
Impairment charges - consolidated(1)	—	6,989
Impairment charges - unconsolidated joint ventures	—	—
Loss on sale of joint venture property, including foreign currency effect(2)	—	3,704
Gain on sale of assets	(3,156)	—
FFO	203,206	139,567
FFO attributable to noncontrolling interests in other consolidated partnerships	—	—
Allocation of earnings to participating securities	(1,683)	(1,453)
FFO available to common shareholders(3)	$201,523	$138,114
As further adjusted for:
Compensation related to voluntary retirement plan and other executive severance and retirement(4)	2,447	3,579
Gain on sale of non-real estate asset(5)	(2,418)	—
Casualty gain	—	(969)
Gain on sale of outparcel	—	—
Loss on early extinguishment of debt(6)	222	47,860
Impact of above adjustments to the allocation of earnings to participating securities	(2)	(224)
Core FFO available to common shareholders(3)	$201,772	$188,360
FFO available to common shareholders per share - diluted(3)	$1.83	$1.29
Core FFO available to common shareholders per share - diluted(3)	$1.83	$1.76
Weighted Average Shares:
Basic weighted average common shares	103,687	100,418
Effect of notional units	1,240	809
Effect of outstanding options and restricted common shares	709	752
Diluted weighted average common shares (for earnings per share computations)	105,636	101,979
Effect of outstanding options	—	—
Exchangeable operating partnership units	4,759	4,790
Diluted weighted average common shares (for FFO and Core FFO per share computations)(3)	110,395	106,769
(1)The 2021 amount includes $563,000 of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center.
(2)The 2021 amount Includes a $3.6 million charge related to the foreign currency effect of the sale of the Saint-Sauveur, Quebec property by the RioCan joint venture in March 2021.
(3)Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.
(4)The 2021 amount includes compensation cost related to a voluntary retirement plan offer which required eligible participants to give notice of acceptance by December 1, 2020 for an effective retirement date of March 31, 2021. The 2021 and 2022 amounts also includes other executive officer severance costs.
(5)Represents gain on sale of the corporate aircraft.
(6)In April 2021, the Company completed a partial redemption of $150.0 million aggregate principal amount of its $250.0 million 3.875% senior notes due December 2023 for $163.0 million in cash. In September 2021, the Company completed a redemption of the remaining senior notes due 2023, $100.0 million in aggregate principal amount outstanding, and all of its 3.750% senior notes due 2024, $250.0 million in aggregate principal outstanding, for $381.9 million in cash. The loss on extinguishment of debt includes make-whole premiums of $44.9 million for both of these redemptions. In October 2022, the Company refinanced its Term Loan to add $25.0 million of borrowing capacity and extend the maturity to January 2027 plus a one-year extension option as well as change the interest rate from LIBOR + 1.25% to Adjusted SOFR + 1.20%.

2023 PROXY STATEMENT	107

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio and total portfolio at pro rata share (in thousands):

	2022	2021
Net income	$85,831	$9,558
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(8,594)	(8,904)
Interest expense	46,967	52,866
Gain on sale of assets	(3,156)	—
Loss on early extinguishment of debt(1)	222	47,860
Other (income) expense	(6,029)	1,595
Impairment charges	—	6,989
Depreciation and amortization	111,904	110,008
Other non-property (income) expenses	312	165
Corporate general and administrative expenses	71,657	66,023
Non-cash adjustments(2)	3,132	2,316
Lease termination fees	(2,870)	(2,225)
Portfolio NOI - Consolidated	299,376	286,251
Non-same center NOI - Consolidated	(1,296)	(2,794)
Same Center NOI - Consolidated(3)	$298,080	$283,457

Portfolio NOI - Consolidated	$299,376	$286,251
Pro rata share of unconsolidated joint ventures	27,594	25,605
Portfolio NOI - total portfolio at pro rata share	326,970	311,856
Non-same center NOI - total portfolio at pro rata share	(1,296)	(3,125)
Same Center NOI - total portfolio at pro rata share(3)	$325,674	$308,731
(1)In April 2021, the Company completed a partial redemption of $150.0 million aggregate principal amount of its $250.0 million 3.875% senior notes due December 2023 for $163.0 million in cash. In September 2021, the Company completed a redemption of the remaining senior notes due 2023, $100.0 million in aggregate principal amount outstanding, and all of its 3.750% senior notes due 2024, $250.0 million in aggregate principal outstanding, for $381.9 million in cash. The loss on extinguishment of debt includes make-whole premiums of $44.9 million for both of these redemptions.
(2)Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.
(3)Sold outlet centers excluded from Same Center NOI Cash Basis:

Outlet centers sold:
Jeffersonville	January 2021	Consolidated
Saint-Sauveur, Quebec	March 2021	Unconsolidated JV
Blowing Rock	December 2022	Consolidated

108	Tanger Outlets

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of net income to Adjusted EBITDA (in thousands):

	2022	2021
Net income	$85,831	$9,558
Adjusted to exclude:
Interest expense, net(6)	43,372	52,426
Income tax expense(7)	138	153
Depreciation and amortization	111,904	110,008
Impairment charges - consolidated(1)	—	6,989
Impairment charge - unconsolidated joint ventures	—	—
Loss on sale of joint venture property, including foreign currency effect(2)	—	3,704
Gain on sale of assets	(3,156)	—
Compensation related to voluntary retirement plan and other executive severance(3)	2,447	3,579
Gain on sale of non-real estate asset(4)	(2,418)	—
Casualty gain	—	(969)
Gain on sale of outparcel - unconsolidated joint ventures	—	—
Loss on early extinguishment of debt(5)	222	47,860
Adjusted EBITDA	$238,340	$233,308
Below is a reconciliation of net income to EBITDAre and Adjusted EBITDAre (in thousands):

	2022	2021
Net income	$85,831	$9,558
Adjusted to exclude:
Interest expense, net(6)	43,372	52,866
Income tax expense(7)	138	153
Depreciation and amortization	111,904	110,008
Impairment charges - consolidated(1)	—	6,989
Impairment charge - unconsolidated joint ventures	—	—
Loss on sale of joint venture property, including foreign currency effect(2)	—	3,704
Gain on sale of assets	(3,156)	—
Pro-rata share of interest expense - unconsolidated joint ventures	7,087	5,858
Pro-rata share of depreciation and amortization - unconsolidated joint ventures	11,018	11,618
EBITDAre	$256,194	$200,754
Compensation related to voluntary retirement plan and other executive officer severance(3)	2,447	3,579
Gain on sale of non-real estate asset(4)	(2,418)	—
Casualty gain	—	(969)
Gain on sale of outparcel - unconsolidated joint ventures	—	—
Loss on early extinguishment of debt(5)	222	47,860
Adjusted EBITDAre	$256,445	$251,224
(1)The 2021 amount includes $563,000 of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center.
(2)Includes a $3.6 million charge related to the foreign currency effect of the sale of the Saint-Sauveur, Quebec property by the RioCan joint venture in March 2021.
(3)The 2021 amount includes compensation costs related to a voluntary retirement plan offer which required eligible participants to give notice of acceptance by December 1, 2020 for an effective retirement date of March 31, 2021. The 2021 and 2022 amounts also includes other executive officer severance costs.
(4)Represents gain on sale of the corporate aircraft.
(5)In October 2022, the Company refinanced its Term Loan to add $25.0 million of borrowing capacity and extended the maturity to January 2027 plus a one-year extension option as well as changed the interest rate from LIBOR + 1.25% to Adjusted SOFR + 1.20%. In April 2021, the Company completed a partial redemption of $150.0 million aggregate principal amount of its $250.0 million 3.875% senior notes due December 2023 for $163.0 million in cash. In September 2021, the Company completed a redemption of the remaining senior notes due 2023, $100.0 million in aggregate principal amount outstanding, and all of its 3.750% senior notes due 2024, $250.0 million in aggregate principal outstanding, for $381.9 million in cash. The loss on extinguishment of debt includes make-whole premiums of $44.9 million for both of these redemptions.
(6)Includes interest expense less interest income, which is included in other income on our statement of operations. in 2022, we revised our presentation of interest expense to show as net of interest income. Prior period results have been revised to conform with current period presentation.
(7)In 2022, income tax expense was added back in a separate line to arrive at EBITDA and EBITDAre. Prior period results have been revised to conform with the current period presentation.

2023 PROXY STATEMENT	109

Appendix A - Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures
Below is a reconciliation of total debt to net debt for the consolidated portfolio and total portfolio at pro rata share:

	December 31, 2022
	Consolidated	Pro Rata Share of Unconsolidated JVs	Total at Pro Rata Share
Total debt	$1,428,494	$164,505	$1,592,999
Less: Cash and cash equivalents	(212,124)	(8,686)	(220,810)
Less: Short-term investments (1)	(52,450)		(52,450)
Net debt	$1,163,920	$155,819	$1,319,739

	December 31, 2021
	Consolidated	Pro Rata Share of Unconsolidated JVs	Total at Pro Rata Share
Total debt	$1,397,076	$164,730	$1,561,806
Less: Cash and cash equivalents	(161,255)	(9,515)	(170,770)
Net debt	$1,235,821	$155,215	$1,391,036
(1)Represents short-term bank deposits with initial maturities greater than three months and less than or equal to one year.

110	Tanger Outlets

Appendix B - Amended and Restated Incentive Award Plan

INCENTIVE AWARD PLAN OF TANGER FACTORY OUTLET CENTERS, INC. AND TANGER PROPERTIES LIMITED PARTNERSHIP (AMENDED AND RESTATED AS OF MAY 19, 2023)

Tanger Factory Outlet Centers, Inc., a corporation organized under the laws of the state of North Carolina (the “Company”), originally adopted the Stock Option Plan for Directors and Executive and Key Employees of Tanger Factory Outlet Centers, Inc. (the “Plan”) on May 28, 1993. The Plan was subsequently amended from time to time and was amended and restated effective as of May 14, 2004 in order to merge the Plan with the Partnership Unit Option Plan for Employees of Tanger Properties Limited Partnership (the “Unit Option Plan”). The Plan serves as the successor to the Unit Option Plan, but, as of May 19, 2023 no options granted under the Unit Option Plan remained outstanding and no additional options shall be granted under the Unit Option Plan. The Plan was further amended from time to time and was subsequently amended and restated in its entirety, effective as of April 4, 2014 and as of May 17, 2019. The plan is hereby further amended and restated in its entirety, effective as of May 19, 2023. The full name of the Plan, as amended and restated herein, shall be the “Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of May 19, 2023).”

The purposes of this Plan are as follows:

(1) To further the growth, development and financial success of the Company and the Partnership by providing additional incentives to directors and employees and consultants of the Company, the Partnership and their subsidiaries, who have been or will be given responsibility for the management or administration of the Company’s business affairs, by assisting them to become owners of Common Shares and thus to benefit directly from such growth, development and financial success.

(2) To enable the Company, the Partnership and their subsidiaries to obtain and retain the services of the types of professional, technical and managerial employees, consultants and directors considered essential to the long range success of the Company by providing and offering them an opportunity to own Common Shares and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.
DEFINITIONS

Wherever the following terms are used in this Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

Section 1.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 10.2 or the Committee has delegated administration to one or more persons pursuant to Section 10.6.

Section 1.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s, the Partnership’s or any Subsidiary’s financial statements under United States federal securities laws from time to time.

Section 1.3 “Automatic Exercise Date” shall mean, with respect to an Option or Share Appreciation Right, the last business day of the applicable term of such Option or Share Appreciation Right that was initially established by the Administrator for such Option or Share Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Share Appreciation Right if the Option or Share Appreciation Right initially had a ten-year term).

Section 1.4 “Award” shall mean an Option, a Restricted Share award, a Restricted Share Unit award, a Performance Award, a Dividend Equivalent award, a Deferred Share award, Deferred Share Unit award, a Share Payment award, an LTIP Unit award, or a Share Appreciation Right which may be awarded or granted under the Plan.

Section 1.5 “Award Agreement” shall mean a written notice, agreement, terms and conditions, contract or other instrument or document executed by an authorized officer of the Company, the Partnership or a Subsidiary, as applicable,

2023 PROXY STATEMENT	111

Appendix B - Amended and Restated Incentive Award Plan
and the Holder, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

Section 1.6 Board” shall mean the Board of Directors of the Company.

Section 1.7 “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding Common Shares (the “Outstanding Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.7; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to an Award or any portion of an Award that provides for the deferral of compensation and is subject to Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required to avoid the imposition of additional taxes under Section 409A.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

Section 1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations and official guidance promulgated thereunder.

Section 1.9 “Committee” shall mean the Compensation Committee of the Board or another committee or subcommittee of the Board or the Compensation Committee, appointed as provided in Section 10.1.

Section 1.10 “Common Shares” shall mean the common shares of the Company, par value $0.01 per share, and, where the context so requires (including, without limitation, in Sections 1.25, 11.3, 11.9, 11.11, 11.14, 11.17 and 11.23), LTIP Units, or any successor securities thereto.

Section 1.11 “Company” shall mean Tanger Factory Outlet Centers, Inc., a North Carolina corporation, or any successor corporation thereto.

112	Tanger Outlets

Appendix B - Amended and Restated Incentive Award Plan
Section 1.12 “Company Consultant” shall mean any consultant or advisor of the Company or any Company Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 under the Securities Act of 1933, as amended, after taking into account applicable law and (b) has provided or is expected to provide substantial or material services to the Company or any Company Subsidiary, as determined by the Administrator.

Section 1.13 “Company Employee” shall mean any employee (as defined in accordance with Section 3401(c) of the Code) of the Company or of any Company Subsidiary.

Section 1.14 “Company Subsidiary” shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Company or by one or more Company Subsidiaries or by the Company and one or more Company Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof, are owned or controlled by the Company or by one or more other Company Subsidiaries or by the Company and one or more Company Subsidiaries; provided, however, that “Company Subsidiary” shall not include the Partnership or any Partnership Subsidiary.

Section 1.15 “Consultant” shall mean any Company Consultant or Partnership Consultant.

Section 1.16 “Deferred Share Unit” shall mean a right to receive Common Shares awarded under Section 8.6.

Section 1.17 “Deferred Shares” shall mean Common Shares awarded under Article VIII of the Plan.

Section 1.18 “Director” shall mean a member of the Board.

Section 1.19 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Shares) of dividends paid on Common Shares, awarded under Section 8.3.

Section 1.20 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

Section 1.21 “Eligible Individual” shall mean any person who is an Employee, Consultant or Independent Director, as determined in the sole discretion of the Administrator.

Section 1.22 “Employee” shall mean any Company Employee or Partnership Employee.

Section 1.23 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Common Shares (or other securities of the Company) or the share price of Common Shares (or other securities) and causes a change in the per-share value of the Common Shares underlying outstanding Awards.

Section 1.24 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 1.25 “Fair Market Value” of a Common Share as of a given date shall be (i) the closing price of the Common Shares, on the principal exchange on which Common Shares are trading, on the trading day previous to such date, or, if Common Shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; (ii) if such Common Shares are not traded on an exchange but are quoted on Nasdaq or a successor quotation system, (A) the last sales price (if the Common Shares are then listed as Global Market Issue under the Nasdaq Global Market System) or (B) the mean between the closing representative bid and asked prices for the Common Shares on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if such Common Shares are not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the fair market value of a Common Share as established by the Administrator acting in good faith.

Section 1.26 “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

Section 1.27 “Holder” shall mean a person who has been granted or awarded an Award.

Section 1.28 “Incentive Share Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Share Option by the Administrator.

Section 1.29 “Independent Director” shall mean a member of the Board who is not an Employee.

Section 1.30 “LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement, a unit of the Partnership that is granted pursuant to Section 8.7 hereof and is intended to constitute a “profits interest” within the meaning of the Code.

2023 PROXY STATEMENT	113

Appendix B - Amended and Restated Incentive Award Plan
Section 1.31 “Non-Qualified Share Option” shall mean an Option which is not an Incentive Share Option.
Section 1.32 “Option” shall mean an option to purchase Common Shares granted under Article IV of this Plan. An Option granted under this Plan shall, as determined by the Administrator, be either a Non-Qualified Share Option or an Incentive Share Option; provided, however, that Options granted to Independent Directors and to individuals other than Company Employees shall be Non-Qualified Share Options.

Section 1.33 “Partnership” shall mean Tanger Properties Limited Partnership, a partnership organized under the laws of the state of North Carolina.

Section 1.34 “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Tanger Properties Limited Partnership, dated as of December 30, 1999, as the same may be amended, modified or restated from time to time.

Section 1.35 “Partnership Consultant” shall mean any consultant or advisor of the Partnership or any Partnership Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 under the Securities Act of 1933, as amended, after taking into account applicable law and (b) has provided or is expected to provide substantial or material services to the Partnership or any Partnership Subsidiary, as determined by the Administrator.

Section 1.36 “Partnership Employee” shall mean any employee (as defined in accordance with Section 3401(c) of the Code) of the Partnership or of any Partnership Subsidiary.

Section 1.37 “Partnership Subsidiary” shall mean (i) a corporation, association or other business entity of which 50% or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, (ii) any partnership or limited liability company of which 50% or more of the capital and profits interests is owned, directly or indirectly, by the Partnership or by one or more Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which 50% or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof, are owned or controlled by the Partnership or by one or more other Partnership Subsidiaries or by the Partnership and one or more Partnership Subsidiaries.

Section 1.38 “Partnership Unit” shall have the meaning ascribed to such term in the Partnership Agreement.

Section 1.39 “Performance Award” shall mean a cash bonus, share bonus or other performance or incentive award that is paid in cash, Common Shares or a combination of both, awarded under Article VIII of this Plan.

Section 1.40 “Performance Criteria” may include, but is not limited to (a) the following business criteria with respect to the Company, the Partnership or any Subsidiary or any division or operating unit of any of them: (i) net income or adjusted net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow (including, without limitation, operating cash flow and free cash flow); (v) earnings per share or adjusted earnings per share; (vi) return on equity; (vii) return on invested capital or assets; (viii) cost reductions or savings; (ix) funds from operations or adjusted funds from operations; (x) appreciation in the Fair Market Value of a Common Share or a Partnership Unit; (xi) total return performance on Common Shares as reported in the Company’s annual proxy statement; (xii) operating profit; (xiii) costs; (xiv) expenses; (xv) working capital; (xvi) price per share; (xvii) implementation or completion of critical projects; (xviii) market share; (xix) economic value; (xx) debt levels or reductions, (xxi) sales-related goals, (xxii) operating efficiency, (xxiii) employee satisfaction, (xxiv) financing or other capital raising transactions, (xxv) recruiting and maintaining personnel, (xxvi) year-end cash, and (xxvii) leasing activity, (xxviii) acquisition activity, (xxix) investment sourcing activity, (xxx) customer service, (xxxi) marketing initiatives, and (xxxii) earnings before any one or more of the following items: interest, taxes, depreciation, amortization or non-cash equity-based compensation expense, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices; provided, that, to the extent applicable, each of the business criteria described in subsections (i) through (xxxii) shall be determined in accordance with Applicable Accounting Standards; and (b) the following objective performance criteria as applied to any Employee: (i) lease renewals; (ii) occupancy rates; (iii) average tenant sales per square foot; (iv) rental rates; and (v) implementation or completion of critical projects. For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments, as determined in accordance with Applicable Accounting Standards, to any of the business criteria described in subsections (a) and (b) and such adjustments may include one or more of the following: (A) items determined to be extraordinary or unusual in nature or infrequent in occurrence; (B) items related to the sale or disposition of a business or a segment of a business; (C) items related to a change in accounting principles under Applicable Accounting Standards; (D) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (E) items attributable to the business operations of any entity acquired by the Company or the Partnership during the fiscal year; (F) items reflecting adjustments to funds from operations with respect to straight-line rental income as reported in the Company’s Exchange Act reports; (G) items relating to financing activities; (H) expenses for restructuring or productivity initiatives; (I) other non-operating items; (J) items attributable to any share dividend, share split, combination or exchange of shares occurring during the applicable performance period, (J) any other items of significant income or expense which are determined to be appropriate adjustments; (K) items related to amortization of acquired intangible assets; (L) items that are outside the scope of the core, on-going business activities of the Company, the Partnership and the Subsidiaries; (M) items related to acquired in-process research and development; (N) items relating to changes in tax law; (O) items relating to major licensing or partnership arrangements; (P) items relating to asset impairment charges; (Q) items relating to gains or losses for litigation, arbitration and contractual settlements; and (R) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

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Section 1.41 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 under the Securities Act of 1933, as amended, after taking into account applicable law.

Section 1.42 “Plan” shall mean the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of May 19, 2023).

Section 1.43 “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

Section 1.44 “Restricted Share” shall mean a Common Share awarded under Article VII.

Section 1.45 “Restricted Share Unit” shall mean the right to receive Common Shares or cash awarded under Article VIII.

Section 1.46 “Rule 16b-3” shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

Section 1.47 “Secretary” shall mean the Secretary of the Company.

Section 1.48 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder (including, without limitation, any such regulations or other guidance issued after the Restatement effective date of the Plan).

Section 1.49 “Share Appreciation Right” shall mean a share appreciation right granted under Article IX hereof.

Section 1.50 “Share Payment” shall mean (a) a payment in the form of Common Shares, or (b) an option or other right to purchase Common Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Article VIII of the Plan.

Section 1.51 “Subsidiary” shall mean any Company Subsidiary or Partnership Subsidiary.

Section 1.52 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

Section 1.53 “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement; provided, that, in any such case, such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (to the extent required); but excluding terminations where the Holder simultaneously commences or remains in employment and/or service as an Employee and/or Director. For purposes of the Plan, a Holder’s consultancy relations shall be deemed to be terminated in the event that the Subsidiary contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Section 1.54 “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement; provided, that, in any such case, such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (to the extent required). The Board, in its sole discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

Section 1.55 “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company, the Partnership or any Subsidiary of either of them is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; provided, that, in any such case, such termination constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (to the extent required); but excluding (i) a termination where there is a simultaneous reemployment or continuing employment of such Holder by the Company, the Partnership or any Subsidiary of either of them, (ii) at the discretion of the Administrator, a termination which results in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Administrator, a termination which is followed by the simultaneous establishment of a consulting relationship by the Company, the Partnership or any Subsidiary of either of them with the former employee. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Share Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an Employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

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Section 1.56 “Termination of Service” shall mean (a) as to a Consultant, a Termination of Consultancy, (b) as to an Employee, a Termination of Employment, and (c) as to a Director, a Termination of Directorship.

ARTICLE II.
SHARES SUBJECT TO PLAN

Section 2.1 Shares Subject to Plan

(a) Subject to Section 2.2 and adjustment pursuant to Section 11.3, the aggregate number of Common Shares which may be issued with respect to Awards under the Plan shall not exceed 21.3 million, all of which may be issued pursuant to Incentive Share Options. The Common Shares issuable with respect to Awards may be either previously authorized but unissued shares, treasury shares or shares purchased on the open market. Subject to Section 11.3, each LTIP Unit issued pursuant to an Award shall count as one Common Share for purposes of (i) calculating the aggregate number of Common Shares available for issuance under the Plan as set forth in this Section 2.1(a), and (ii) share counting as set forth in Section 2.2.

(b) Notwithstanding anything to the contrary in the Plan, in no event may an Independent Director be granted Awards pursuant to the Plan with an aggregate value (with such value determined as of the date of grant under Applicable Accounting Standards) in excess of $500,000 during any fiscal year of the Company (the “Director Limit”).

Section 2.2 Share Counting

Notwithstanding Section 2.1(a): (i) the Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards), and make adjustments if the number of Common Shares actually delivered differs from the number of shares previously counted in connection with an Award; (ii) Common Shares that are potentially deliverable under any Award that expires or is canceled, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the Holder will not be counted as delivered under the Plan; (iii) Common Shares that have been issued in connection with any Award (e.g., Restricted Shares) that is canceled, forfeited, or settled in cash such that those shares are returned to the Company will again be available for Awards; (iv) Common Shares withheld in payment of the exercise price or taxes relating to any Option or Share Appreciation Right and shares equal to the number surrendered in payment of any exercise price or taxes relating to any Option or Share Appreciation Right shall be deemed to constitute shares delivered to the Holder and shall not be deemed to be again available for Awards under the Plan; (v) Common Shares purchased on the open market with the cash proceeds from the exercise of Options shall not be deemed to be available for Awards under the Plan; and (vi) Common Shares subject to a Share Appreciation Right that are not issued in connection with the share settlement of the Share Appreciation Right on exercise thereof shall be deemed to constitute shares delivered to the Holder and shall not be deemed to be again available for Awards under the Plan; provided, however, that no shares shall become available pursuant to this Section 2.2 to the extent that (x) the transaction resulting in the return of shares occurs more than ten years after the date of the most recent shareholder approval of the Plan, or (y) such return of shares would constitute a “material revision” of the Plan subject to shareholder approval under then applicable rules of the New York Stock Exchange (or any other applicable exchange or quotation system). In addition (A) in the case of any Award granted in substitution for an award of a company or business acquired by the Company, the Partnership or any Subsidiary, Common Shares issued or issuable in connection with such Substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business and (B) the payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Common Shares available for issuance under the Plan. This Section 2.2 shall apply to the share limit imposed to conform to the regulations promulgated under the Code with respect to Incentive Share Options only to the extent consistent with applicable regulations relating to Incentive Share Options under the Code. Because shares will count against the number reserved in Section 2.1 upon delivery, the Administrator may, subject to the share counting rules under this Section 2.2, determine that Awards may be outstanding that relate to a greater number of shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

Section 2.3 Substitute Awards

Substitute Awards shall not reduce the Common Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company, the Partnership or any Subsidiary or with which the Company, the Partnership or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for grant under the Plan; provided that Awards using such available Common Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company, the Partnership or any of the Subsidiaries immediately prior to such acquisition or combination.

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ARTICLE III.
GRANTING OF AWARDS
Section 3.1 Participation

The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. To the extent required by applicable law, legal consideration shall be required for each issuance of an Award.

Section 3.2 Award Agreement

Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Share Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

Section 3.3 Limitations Applicable to Section 16 Persons

Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

Section 3.4 At-Will Employment

Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of the Company, the Partnership or any Subsidiary, or as a Consultant or Director of the Company, or shall interfere with or restrict in any way the rights of the Company, the Partnership or any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company, the Partnership or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

Section 3.5 Foreign Participants

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, the Partnership, and the Subsidiaries operate or have Eligible Individuals, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share limit contained in Section 2.1; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

ARTICLE IV.
GRANTING OF OPTIONS
Section 4.1 Eligibility

Any Employee or Consultant selected by the Administrator pursuant to Section 4.3(a)(i) shall be eligible to be granted an Option. Any Independent Director selected by the Board pursuant to Section 4.3(b)(i) shall be eligible to be granted an Option.

Section 4.2 Qualification of Incentive Share Options

No Incentive Share Option shall be granted to any person who is not a Company Employee. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Share Option unless such Incentive Share Option conforms to the applicable provisions of Section 422 of the Code.

Section 4.3 Granting of Options

(a) The Administrator shall from time to time, in its sole discretion, and subject to applicable limitations of this Plan:

(i) Select from among the Employees and Consultants (including Employees and Consultants who have previously received Awards) such of them as in its opinion should be granted Options;

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(ii) Determine the number of shares to be subject to such Options granted to the selected Employees and Consultants;

(iii) Subject to Section 4.2, determine whether such Options are to be Incentive Share Options or Non-Qualified Share Options; and

(iv) Determine the terms and conditions of such Options, consistent with this Plan.

(b) The Board shall from time to time, in its sole discretion, and subject to applicable limitations of this Plan:

(i) Determine which Independent Directors (including Independent Directors who have previously received Options) such of them as in its opinion should be granted Options; and

(ii) Subject to the Director Limit, determine the terms and conditions of such Options, consistent with this Plan.

(c) Upon the selection of an Eligible Individual to be granted an Option, the Administrator shall instruct the Secretary to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

ARTICLE V.
TERMS OF OPTIONS
Section 5.1 Exercise Price

The exercise price per share of the shares subject to each Option shall be set by the Administrator in its discretion; provided, however, that such price shall be no less than the Fair Market Value of a Common Share on the date the Option is granted (or, as to Incentive Share Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code), and, in the case of Incentive Share Options granted to a Greater than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Common Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

Section 5.2 Option Term

The term of an Option shall be set by the Administrator in its discretion; provided, however, that (i) in the case of Incentive Share Options, the term shall not be more than ten (10) years from the date the Incentive Share Option is granted, or five (5) years from such date if the Incentive Share Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Share Options and the requirements of Section 409A, the Administrator may extend the term of any outstanding Option in connection with any Termination of Service, or amend, subject to Section 11.2, any other term or condition of such Option relating to such a termination.

Section 5.3 Option Vesting

(a) The period during which the right to exercise an Option in whole or in part vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company, the Partnership or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator and, except as may be limited by the Plan, at any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator at the time of or following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year (under the Plan and all other incentive stock option plans of the Company and any subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Share Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of shares shall be determined as of the time the option with respect to such shares is granted.

(d) In the event of a Change in Control, each Option granted to an Eligible Individual shall be exercisable as to all shares covered thereby immediately prior to the consummation of such Change in Control and subject to such consummation and the Eligible Individual’s continued employment or service through such consummation, notwithstanding anything to the contrary in this Section 5.3 or the vesting schedule of such Option.

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Section 5.4 Substitute Awards

Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Common Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Common Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares
.
Section 5.5 Substitution of Share Appreciation Rights

The Administrator may, in its sole discretion, substitute an Award of Share Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Share Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE VI.
EXERCISE OF OPTIONS
Section 6.1 Partial Exercise

An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

Section 6.2 Expiration of Option Term; Automatic Exercise of In-The-Money Options

Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by an Option Holder in writing to the Company, each Option outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per Common Share as of such date shall automatically and without further action by the Option Holder, the Company, the Partnership or any Subsidiary be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made through withholding of Common Shares otherwise issuable under such Option (or the return of Common Shares) having a Fair Market Value equal to the sums required to be withheld and the Company, the Partnership or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.5. Unless otherwise determined by the Administrator, this Section 6.2 shall not apply to an Option if the Holder of such Option incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an exercise price per share that is equal to or greater than the Fair Market Value per Common Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.2.

Section 6.3 Manner of Exercise

All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary or his office prior to the time when such Option or such portion becomes unexercisable under the Plan or the applicable Award Agreement:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations and any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates or book entries evidencing shares and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full cash payment of the exercise price and applicable withholding taxes to the Secretary for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may in its discretion allow payment, in whole or in part, through (i) the delivery of Common Shares owned by the Holder, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) the surrender of Common Shares then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) the delivery of property of any kind which constitutes good and valuable consideration; (iv) the delivery of a notice that the Holder has placed a market sell order with a broker with respect to Common Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to

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the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (v) any combination of the consideration provided in the foregoing subparagraphs (i), (ii), (iii) and (iv). The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company, the Partnership or any Subsidiary when or where such loan or other extension of credit is prohibited by law, and payment in the manner prescribed by the preceding sentences shall not be permitted to the extent that the Administrator determines that payment in such manner may result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

Section 6.4 Rights as Shareholders

The Holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company or the Partnership to such Holders or book entries evidencing shares have been made.

Section 6.5 Ownership and Transfer Restrictions

The Administrator, in its sole discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement or other written agreement between the Company and the Holder and may be referred to on the certificates or book entries evidencing such shares.

Section 6.6 Notification Regarding Disposition

The Holder shall give the Company prompt written or electronic notice of any disposition of Common Shares acquired by exercise of an Incentive Share Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Common Shares to such Holder.

ARTICLE VII.
AWARD OF RESTRICTED SHARES
Section 7.1 Eligibility

Subject to the Director Limit, Restricted Shares may be awarded to any Eligible Individual.

Section 7.2 Award of Restricted Shares

(a) The Administrator may from time to time, in its sole discretion:

(i) Select from among Eligible Individuals (including Eligible Individuals who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Shares; and

(ii) Determine the purchase price, if any, and other terms and conditions (including, without limitation, in the case of awards to Partnership Employees and Partnership Consultants, the mechanism for the transfer of the Restricted Shares and payment therefor, and any surrender of such Restricted Shares pursuant to Section 7.4) applicable to such Restricted Shares, consistent with the Plan.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that such purchase price, if any, shall be no less than the par value of the Common Shares to be purchased, unless otherwise permitted by applicable state law.

(c) Upon the selection of an Eligible Individual to be awarded Restricted Shares, the Administrator shall instruct the Secretary to issue such Restricted Shares and may impose such conditions on the issuance of such Restricted Shares as it deems appropriate.

Section 7.3 Rights as Shareholders

Subject to Section 7.4, upon delivery of the Restricted Shares to the Holder or the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Shares shall be subject to the restrictions set forth in Section 7.4. In addition, with respect to a Restricted Share with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Restricted Share vests.

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Section 7.4 Restriction

All Restricted Shares issued under the Plan (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide, which restrictions and vesting requirements may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment or directorship with the Company, the Partnership or any Subsidiary, or performance of the Company, the Partnership or a Subsidiary or individual performance or other criteria selected by the Administrator; provided, however, that by action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire. Except as otherwise provided by any written agreement between the Company, the Partnership or any Subsidiary, as applicable, and any applicable Holder or otherwise determined by the Administrator at the time of grant or thereafter, if no cash consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Shares shall lapse, and such Restricted Shares shall be surrendered to the Company, the Partnership or the Subsidiary, as applicable, without consideration, upon a Termination of Service.

Section 7.5 Repurchase of Restricted Shares

Except as otherwise provided by the individual Award Agreement, the Company, the Partnership or a Subsidiary shall have the right to repurchase from the Holder the Restricted Shares then subject to restrictions under the Award Agreement immediately upon a Termination of Service at a cash price per share equal to the lesser of (i) the Fair Market Value of a Common Share on the date of Termination of Service, and (ii) the price per share paid by the Holder for such Restricted Shares. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and, if applicable, the Company, the Partnership and the Subsidiaries shall not have a right of repurchase.

Section 7.6 Escrow

Except as otherwise provided in any Award Agreement, the Secretary or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Shares, if any, until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

Section 7.7 Legend

In order to enforce the restrictions imposed upon Restricted Shares hereunder, the Administrator shall cause a legend or legends to be placed on certificates or book entries evidencing all Restricted Shares that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

ARTICLE VIII.
PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, SHARE PAYMENTS, DEFERRED SHARES, DEFERRED SHARE UNITS, RESTRICTED SHARE UNITS, LTIP UNITS

Section 8.1 Eligibility

Subject to the Director Limit, one or more Performance Awards, award of Dividend Equivalents, awards of Deferred Shares, awards of Deferred Share Units or Restricted Share Units, Share Payments and/or LTIP Units may be granted to any Eligible Individual whom the Administrator determines should receive such an Award.

Section 8.2 Performance Awards

(a) Any Eligible Individual selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Eligible Individual.

(b) Without limiting Section 8.1 or 8.2(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective performance goals which are established by the Administrator and relate to one or more of the Performance Criteria, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(c) Payment of the amount determined under Section 8.2 shall be in cash, in Common Shares or a combination of both, as determined by the Administrator. To the extent any payment under this Section 8.2 is effected in Common Shares, it shall be made subject to satisfaction of all provisions of Section 11.16.

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Section 8.3 Dividend Equivalents

(a) Subject to Section 8.3(b), Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Shares, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Common Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalent shall be payable with respect to Options or Share Appreciation Rights.

Section 8.4 Share Payments

Any Eligible Individual selected by the Administrator may receive Share Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific criteria determined appropriate by the Administrator, determined on the date such Share Payment is made or on any date thereafter. Common Shares underlying a Share Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Share Payment shall have no rights as a Company shareholder with respect to such Share Payment until such time as the Share Payment has vested and the Common Shares underlying the Award have been issued to the Holder. Share Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

Section 8.5 Deferred Shares

Any Eligible Individual selected by the Administrator may be granted an award of Deferred Shares in the manner determined from time to time by the Administrator. The number of Deferred Shares shall be determined by the Administrator and may (but is not required to) be linked to the Performance Criteria or other specific criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Shares underlying a Deferred Share award will not be issued until the Deferred Share Award has vested and any other applicable conditions and/or criteria have been satisfied, pursuant to a vesting schedule or performance conditions and/or criteria set by the Administrator. Unless otherwise provided by the Administrator, a Holder of Deferred Shares shall have no rights as a Company shareholder with respect to such Deferred Shares until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Common Shares underlying the Award have been issued.

Section 8.6 Deferred Share Units; Restricted Share Units

Any Eligible Individual selected by the Administrator may be granted an award of Deferred Share Units or Restricted Share Units in the manner determined from time to time by the Administrator. The number and terms and conditions of Deferred Share Units or Restricted Share Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Deferred Share Units or Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company, the Partnership or a Subsidiary, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Common Shares underlying the Deferred Share Units or Restricted Share Units shall be issued, which dates shall not be earlier than the date as of which the Deferred Share Units or Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A or an exemption therefrom. On the distribution dates, the Company shall issue to the applicable Eligible Individual one unrestricted, fully transferable Common Share (or, in the sole discretion of the Administrator, the Fair Market Value of one such Common Share in cash) for each vested and nonforfeitable Deferred Share Units or Restricted Share Unit. Unless otherwise determined by the Administrator, a Holder of Deferred Share Units or Restricted Share Units shall possess no incidents of ownership with respect to the Common Shares represented by such Deferred Share Units or Restricted Share Units, unless and until such Common Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.

Section 8.7 LTIP Units

Any Eligible Individual selected by the Administrator may be granted an award of LTIP Units in the manner determined from time to time by the Administrator. The number and terms and conditions of LTIP Units shall be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Holder for the performance of services to or for the benefit of the Partnership (a) in the Holder’s capacity as a partner of the Partnership, (b) in anticipation of the Holder becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such

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circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

Section 8.8 Term

The term, if any, of a Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, Deferred Shares, Share Payment and/or LTIP Units shall be set by the Administrator in its sole discretion.

Section 8.9 Exercise or Purchase Price

The Administrator may establish the exercise or purchase price of a Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, Deferred Share award, shares received as a Share Payment or award of LTIP Units; provided, however, that such price with respect to any Common Shares shall not be less than the par value of a Common Share, unless otherwise permitted by applicable law.

Section 8.10 Termination of Service

A Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, award of Deferred Shares, Share Payment and/or LTIP Units is exercisable, distributable or payable only while the Holder is an Eligible Individual; provided, however, that the Administrator in its sole discretion may provide that the Performance Award, award of Dividend Equivalents, award of Deferred Share Units or Restricted Share Units, award of Deferred Shares, Share Payment and/or LTIP Unit may be exercised, distributed or paid subsequent to a Termination of Service, or following a Change in Control, or because of the Holder’s retirement, death or disability, or otherwise.

ARTICLE IX.
SHARE APPRECIATION RIGHTS

Section 9.1 Grant of Share Appreciation Rights

(a) The Administrator is authorized to grant Share Appreciation Rights to any Eligible Individual from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Share Appreciation Right shall entitle the Holder (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then-exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Common Share of the Share Appreciation Right from the Fair Market Value on the date of exercise of the Share Appreciation Right by the number of Common Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 9.1(c) hereof, the exercise price per Common Share subject to each Share Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Share Appreciation Right is granted.

(c) Notwithstanding the foregoing provisions of Section 9.1(b) hereof to the contrary, in the case of a Share Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Share Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

Section 9.2 Share Appreciation Right Vesting

(a) The Administrator shall determine the period during which the Holder shall vest in a Share Appreciation Right and have the right to exercise such Share Appreciation Rights (subject to Section 9.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of a Share Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Share Appreciation Right vests.

(b) No portion of a Share Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an Award Agreement or by action of the Administrator at the time of or following the grant of the Share Appreciation Right.

Section 9.3 Manner of Exercise

All or a portion of an exercisable Share Appreciation Right shall be deemed exercised upon delivery of all of the following to the share administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

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(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Share Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then-entitled to exercise the Share Appreciation Right or such portion of the Share Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c) In the event that the Share Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Share Appreciation Right; and

(d) Full payment of the applicable withholding taxes for the Common Shares with respect to which the Share Appreciation Rights, or portion thereof, are exercised, in a manner permitted by the Administrator in accordance with Section 11.5 hereof.

Section 9.4 Share Appreciation Right Term

The term of each Share Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Share Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Share Appreciation Rights, which time period may not extend beyond the expiration date of the Share Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Share Appreciation Right, and may extend the time period during which vested Share Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Share Appreciation Right relating to such a Termination of Service.

Section 9.5 Payment

Payment of the amounts payable with respect to Share Appreciation Rights pursuant to this Article 9 shall be in cash, Common Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

Section 9.6 Expiration of Share Appreciation Right Term: Automatic Exercise of In-The-Money Share Appreciation Rights.

Unless otherwise provided by the Administrator (in an Award Agreement or otherwise) or as otherwise directed by a Share Appreciation Right Holder in writing to the Company, each Share Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per share that is less than the Fair Market Value per Common Share as of such date shall automatically and without further action by the Share Appreciation Right Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, the Company, the Partnership or any Subsidiary shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 11.5. For the avoidance of doubt, no Share Appreciation Right with an exercise price per share that is equal to or greater than the Fair Market Value per Common Share on the Automatic Exercise Date shall be exercised pursuant to this Section 9.6.

ARTICLE X.
ADMINISTRATION

Section 10.1 Compensation Committee

The Compensation Committee (or another committee or subcommittee of the Board or the Compensation Committee assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3, then the Compensation Committee (or another committee or subcommittee of the Board or Compensation Committee assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Directors, appointed by and holding office at the pleasure of the Board, none of whom shall be an Employee and each of whom is a “non-employee director” as defined by Rule 16b-3. Additionally, to the extent required by applicable law, each of the individuals constituting the Compensation Committee (or another committee or subcommittee of the Board or Compensation assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 10.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

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Section 10.2 Duties and Powers of Committee

It shall be the duty of the Committee to conduct the general administration of this Plan in accordance with its provisions. The Committee shall have the power to interpret this Plan, the Award Agreements and to adopt such rules for the administration, interpretation and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such interpretations and rules with respect to Incentive Share Options shall be consistent with the provisions of Section 422 of the Code. The Committee shall have the power to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely unless the consent of such Holder is obtained or such amendment is otherwise permitted under Section 11.15 or 11.17; provided, however, that neither the Committee nor the Board shall, without the approval of the shareholders of the Company, authorize (a) the amendment of any outstanding Option or Share Appreciation Right to reduce its exercise price or (b) any Option or Share Appreciation Right to be canceled in exchange for cash or another Award (including other Options or Share Appreciation Rights) when the exercise price per share exceeds the Fair Market Value of the underlying Common Shares. Grants or Awards under the Plan need not be the same with respect to each Holder. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (ii) the Board and Committee may delegate its authority hereunder to the extent permitted under Section 10.6.

Section 10.3 Majority Rule

Unless otherwise established by the Board or in any charter of the Committee, the Committee shall act by a majority of its members in attendance at a meeting where quorum is present or by a memorandum or other written instrument signed by all members of the Committee. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

Section 10.4 Compensation; Professional Assistance; Good Faith Actions

Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions, valuations reports and other information from any such persons and each member of the Committee shall be entitled to rely or act upon any advice, opinions, valuations, report or other information furnished to that member by any officer or other Employee. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Award, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

Section 10.5 Authority of Administrator.

Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Common Shares or LTIP Units to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, legal consideration therefor, any Performance Criteria or other performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Common Shares, LTIP Units, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

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(g) Determine as between the Company, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other applicable law;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(l) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 11.3.

Section 10.6 Delegation of Authority.

To the extent permitted by applicable law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article IV; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 10.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE XI.
MISCELLANEOUS PROVISIONS
Section 11.1 Not Transferable

(a) Awards under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or, with the consent of the Administrator, pursuant to a DRO, unless and until such Awards have been exercised (if applicable), the shares underlying such Awards have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), unless and until such Award has been exercised, or the Common Shares underlying such Award have been issued, and all restrictions applicable to such Common Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b) During the lifetime of the Holder, only he may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to the foregoing paragraph. After the death of the Holder (or transferee), any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement or other agreement, be exercised by the personal representative of, or by any person empowered to do so under, the deceased Holder’s (or transferee’s) will or under the then applicable laws of descent and distribution.

(c) Notwithstanding Sections 11.1(a) and 11.1(b), the Administrator, in its sole discretion, may determine to permit a Holder (or a Permitted Transferee of such Holder) to transfer an Award other than an Incentive Share Option (unless such Incentive Share Option is to become a Non-Qualified Share Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Holder) other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable law and (C) evidence the transfer; and (iv) such transfer is not effectuated for any value or consideration. In addition, and notwithstanding Sections 11.1(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Share Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Holder is considered the sole beneficial owner of the Incentive Share Option while it is held in the trust.

(d) Notwithstanding Sections 11.1(a) and 11.1(b), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon

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the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan or Award Agreement applicable to the Holder, except to the extent the Plan and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

Section 11.2 Amendment, Suspension or Termination of this Plan

Subject to Section 11.4, the Plan will expire on, and no Award may be granted pursuant to the Plan after May 19, 2033; and any Award outstanding on such date shall remain in force according to the terms of the applicable Award Agreement. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Section 11.3), (ii) permits the Administrator to grant Options or Share Appreciation Rights with an exercise price that is below Fair Market Value on the date of grant (other than Substitute Awards), (iii) permits the Administrator to extend the exercise period for an Option or Share Appreciation Right beyond ten years from the date of grant, (iv) reduces the price per share of any outstanding Options or Share Appreciation Rights granted under the Plan, or (iv) cancel any Option or Share Appreciation Right in exchange for cash or another Award (including other Options or Share Appreciation Rights) when the exercise price per share exceeds the Fair Market Value of the underlying Common Shares. Except as provided in the Plan (including, without limitation, Sections 11.15 and 11.17), no amendment, suspension or termination of this Plan shall, without the consent of the Holder impair any rights or obligations under any Awards theretofore granted, unless the Award Agreement itself otherwise expressly so provides. No Award may be granted during any period of suspension or after termination of this Plan, and in no event may any Incentive Share Option be granted under this Plan after May 19, 2033.

Section 11.3 Changes in Common Shares, Partnership Units or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events

(a) Subject to Section 11.3(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Shares, Partnership Units, other securities or other property), recapitalization, reclassification, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Change in Control), or exchange of Common Shares, Partnership Units or other securities of the Company, issuance of warrants or other rights to purchase Common Shares, Partnership Units or other securities of the Company, or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Common Shares or the share price of the Common Shares (other than an Equity Restructuring), then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(i) The number and kind of Common Shares (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued;

(ii) The number and kind of Common Shares (or other securities or property) subject to outstanding Awards; and

(iii) The terms and conditions of outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto);

(iv) The grant or exercise price with respect to any Award.

(b) Subject to Section 11.3(e), except as otherwise provided in any Award Agreement, in the event of any transaction or event described in Section 11.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate thereof (including, without limitation, any Change in Control), or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the applicable Award Agreement or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either the termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the

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Appendix B - Amended and Restated Incentive Award Plan
exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 11.3, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or the replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that the Award cannot vest, be exercised or become payable after such event;

(iii) To provide that such Award shall be exercisable or payable or fully vested as to all Common Shares or other securities covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iv) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(v) To make adjustments in the number and type of Common Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Shares or Deferred Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future; and

(vi) To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all Restricted Shares or Deferred Shares may be terminated, and, in the case of Restricted Shares, some or all of such Restricted Shares may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 11.3(a) and 11.3(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Common Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of Common Shares which may be issued under the Plan). The adjustments provided under this Section 11.3(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) The Administrator may, in its discretion, include such further provisions and limitations in any Award, agreement or certificate or book entry, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e) No adjustment or action described in this Section 11.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Common Shares or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g) No action shall be taken under this Section 11.3 which shall cause an Award to fail to be exempt from or comply with Section 409A.

(h) In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other

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change affecting the Common Shares or the share price of a Common Share including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

Section 11.4 Approval of Plan by Shareholders

The Plan will be submitted for the approval of the Company’s shareholders on or prior to March 29, 2024. Awards may be granted or awarded after the Board’s adoption, but prior to shareholder approval, provided that, to the extent such Awards were granted after March 29, 2023, such Awards shall not be exercisable nor shall such Awards vest prior to the time when the Plan is approved by the Company’s shareholders, and provided further that if shareholder approval is not obtained within twelve months after the date of the Board’s adoption of this amendment and restatement, all Awards granted after March 29, 2023 shall thereupon be canceled and become null and void. If this amendment and restatement of the Plan is not approved by the Company’s shareholders within twelve months after the date of the Board’s adoption, (i) this amendment and restatement of the Plan will not become effective, (ii) no Awards shall be granted under this amendment and restatement of the Plan, and (iii) the Plan will continue in full force and effect in accordance with its terms.

Section 11.5 Tax Witholding

The Company or the Partnership, as applicable, shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state, local, or foreign tax law to be withheld with respect to the issuance, vesting, exercise, payment or other taxable event related to any Award and the Administrator shall be entitled to satisfy such requirement in any method described in Section 6.3(d). Without limiting the foregoing, the Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company or the Partnership, as applicable, withhold Common Shares otherwise issuable under such Award (or allow the surrender of Common Shares) having a fair market value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Common Shares which may be withheld or surrendered with respect to the issuance, vesting, exercise or payment of any Award in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of Common Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or such higher rate as determined by the Administrator, which shall in no event exceed the maximum statutory withholding rate in the applicable jurisdiction at the time of such withholding). The Administrator shall determine the fair market value of the Common Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with the issuance, vesting, exercise or payment of the Award (including, without limitation, a broker-assisted cashless Option or Share Appreciation Right exercise involving the sale of Common Shares to pay the Option or Share Appreciation Right exercise price or any tax withholding obligation).

Section 11.6 Loans

The Administrator may, in its discretion, extend one or more loans to Employees in connection with the exercise, vesting, settlement or receipt of an Award granted or awarded under the Plan, or the issuance of Common Shares with respect to an Award under the Plan. The terms and conditions of any such loan shall be set by the Administrator. Notwithstanding the foregoing, no loan shall be made under this Section to the extent such loan shall result in a violation of Section 409A or an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law. In the event that the Administrator determines in its discretion that any loan under this Section may be or will become prohibited by Section 13(k) of the Exchange Act or other applicable law, the Administrator may provide that such loan shall be immediately due and payable in full and may take any other action in connection with such loan as the Administrator determines in its discretion to be necessary or appropriate for the repayment, cancellation or extinguishment of such loan.

Section 11.7 Effect of Plan Upon Options and Compensation Plans

The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company, the Partnership or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company, the Partnership or any Subsidiary (i) to establish any other forms of incentives or compensation for Eligible Individuals or (ii) to grant or assume options or other rights or awards otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, securities or assets of any corporation, partnership, limited liability company, firm or association. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company, the Partnership or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Section 11.8 Section 83(b) Election Prohibited

No Holder may make an election under Section 83(b) of the Code, or any successor section thereto, with respect to any award or grant under the Plan without the consent of the Administrator, which the Administrator may grant or withhold at its sole discretion.

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Section 11.9 Grants of Awards to Certain Eligible Individuals

The Company, the Partnership and any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Common Shares and/or payment therefor may be exchanged or contributed between the Company and such other party, or may be returned to the Company upon any forfeiture of Common Shares by the Holder, for the purpose of ensuring that the relationship between the Company and the Partnership or such Subsidiary remains at arm’s-length.

Section 11.10 Restrictions on Awards

This Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to an Award already granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a) to the extent the grant, vesting, exercise or settlement of such Award could cause the Holder or any other person to be in violation of the Ownership Limit or the Preferred Share Ownership Limit (each as defined in the Company’s Articles of Incorporation, as amended from time to time) or any other provision of Article II(B)(4), II(H)(8), II(I)(9) or II(J)(10) of the Company’s Articles of Incorporation, as amended from time to time; or

(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such Award could result in income to the Company which, when considered in light of the Company’s other income, could cause the Company to fail to satisfy the gross income limitations set forth in Code Section 856(c) or otherwise impair the Company’s status as a REIT.

Section 11.11 Compliance with Laws

The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Common Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 11.12 Titles and Headings; References to Sections of the Code or Exchange Act

Titles and headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

Section 11.13 Governing Law

This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the state of North Carolina without regard to conflicts of laws thereof or of any other jurisdiction.

Section 11.14 Conflicts

Notwithstanding any other provision of the Plan, no Holder shall acquire or have any right to acquire any Common Shares, and shall not have other rights under the Plan, which are prohibited under the Company’s Articles of Incorporation, as amended from time to time.

Section 11.15 Section 409A

To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A, the Administrator reserves the right (without any obligation to do so or to indemnify any Holder for failure to do so) to adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) to comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under such Section. Notwithstanding the foregoing, no provision of any Award or this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from a Holder or any other individual to the Company or any of its affiliates, employees or agents.

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Section 11.16 Conditions to Issuance of Common Shares

(a) Notwithstanding anything herein to the contrary, the Company and the Partnership shall not be required to issue or deliver any certificates or make any book entries evidencing Common Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Common Shares is in compliance with applicable law and the Common Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with applicable law.

(b) All share certificates delivered pursuant to the Plan and all Common Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with applicable law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Common Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Common Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Common Shares or whether such fractional Common Shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by applicable law, the Company shall not deliver to any Holder certificates evidencing Common Shares issued in connection with any Award and instead such Common Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

Section 11.17 Forfeiture and Clawback

Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Shares underlying the Award, shall be paid to the Company or the Partnership, as applicable, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company, the Partnership or any Subsidiary and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Common Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, the Partnership or any Subsidiary, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

Section 11.18 No Right to Awards

No person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company, the Partnership, the Subsidiaries nor the Administrator is obligated to treat any Eligible Individuals, Holders or any other persons uniformly.

Section 11.19 Unfunded Status of Awards

The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company, the Partnership or any Subsidiary.

Section 11.20 Indemnification

To the extent allowable pursuant to applicable law, the Company’s Articles of Incorporation, as amended from time to time, or Bylaws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he

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or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation, as amended from time to time, or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 11.21 Expenses

The expenses of administering the Plan shall be borne by the Company, the Partnership and its Subsidiaries.

Section 11.22 Paperless Administration

In the event that the Company or the Partnership establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

Section 11.23 Grant of Awards to Certain Eligible Individuals

The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy (which shall be deemed a part of this Plan) or otherwise for the method by which Common Shares or other securities of the Company may be issued and by which such Common Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Common Shares or other securities by the Eligible Individual.

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Tanger Factory Outlet Centers, Inc. | 3200 Northline Avenue, Suite 360 | Greensboro, NC 27408
Phone: (336) 292-3010 or 1-800-4-TANGER | Fax: (336) 297-0931 | TangerOutlets.com

TangerOutlets VOTE

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DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/SKT** or scan the QR code — login details are located in the shaded bar below.

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Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4 and for 1 YEAR on Proposal 5.

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1. Election of Directors:

Nominee	For	Against	Abstain
01 - Jeffrey B. Citrin	☐	☐	☐
02 - David B. Henry	☐	☐	☐
03 - Sandeep L. Mathrani	☐	☐	☐
04 - Thomas J. Reddin	☐	☐	☐
05 - Bridget M. Ryan-Berman	☐	☐	☐
06 - Susan E. Skerritt	☐	☐	☐
07 - Steven B. Tanger	☐	☐	☐
08 - Luis A. Ubiñas	☐	☐	☐
09 - Stephen J. Yalof	☐	☐	☐

Proposal	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
3. To approve the Company's Amended and Restated Incentive Award Plan.	☐	☐	☐
4. To approve, on an advisory (non-binding) basis, named executive officer compensation.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
5. To recommend, by non-binding vote, the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X 5 7 3 6 7 3

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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03RY2C

Tanger Factory Outlet Centers, Inc.'s Annual Meeting of Shareholders will be held Friday, May 19, 2023 virtually via the internet at meetnow.global/MX9HSJD.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 19, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Stephen J. Yalof, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 19, 2023, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 6, 2023 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

When this proxy is properly executed, the shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all director nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4, and for 1 YEAR on Proposal 5.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

C Non-Voting Items

Change of Address — Please print new address below.